UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box

☐  Preliminary Information Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑  Definitive Information Statement
Sterling Chemicals, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑  Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

333 Clay Street, Suite 3600
Houston, TX 77002-4109

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Fellow Stockholders:

This notice of written consent and appraisal rights and accompanying information statement (the “Information Statement”) are being furnished to the holders of shares of common stock, par value $0.01 per share (“Common Stock”), of Sterling Chemicals, Inc. (the “Company”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 22, 2011, by and among the Company, Eastman Chemical Company (“Eastman”) and Eastman TC, Inc. (“Merger Sub”) pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and the Company will become a wholly-owned indirect subsidiary of Eastman. A copy of the Merger Agreement is attached as Annex A to the accompanying Information Statement.

If the Merger is completed, you will be entitled to receive $2.50 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock owned by you (unless you have properly exercised your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) with respect to such shares).

The special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), comprised of independent members of the Board, to which the Board delegated the full and exclusive powers and authority of the Board to take any action on behalf of the Company with respect to and in response to any proposal that would result in a party other than Resurgence Asset Management, L.L.C., its affiliates and its and its affiliates’ managed funds and accounts (collectively, “Resurgence”) becoming the beneficial owner of a majority of the outstanding shares of the Series A convertible preferred stock, par value $0.01 per share, of the Company (“Preferred Stock” and, together with the Common Stock, the “Capital Stock”) or the Common Stock, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Merger and the Merger Agreement are fair to, and in the best interests of, the holders of the Common Stock other than Resurgence and (ii) recommending that the Board adopt a resolution approving the Merger Agreement. The Board, having considered the recommendation of the Special Committee and having reviewed and evaluated the merits of the Merger, has (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and the Merger.

The adoption of the Merger Agreement required the affirmative vote or written consent of the holders of a majority of the outstanding voting power of the Company’s issued and outstanding shares of Capital Stock voting together as a single class, and a majority of the outstanding shares of Preferred Stock. Resurgence, which beneficially owns approximately 56% of the outstanding shares of Common Stock, 100% of the outstanding shares of Preferred Stock and over 88% of the voting power of the outstanding shares of the Capital Stock entitled to vote on the adoption of the Merger Agreement and the approval of the Merger, executed a written consent in lieu of a meeting and delivered such written consent to the Company adopting the Merger Agreement and approving the transactions contemplated thereby on June 22, 2011. As a result, no further action by any other of the Company’s stockholders is required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. The Company has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the minimum requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than Resurgence, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock (as determined by the Chancery Court of the State of Delaware) instead of receiving the consideration to be paid pursuant to the Merger Agreement. In order to exercise your appraisal rights, you must submit a written demand for appraisal no later than 20 days after the mailing of this Information Statement, or by August 8, 2011, and comply with the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying Information Statement. A copy of Section 262 of the DGCL is attached to the accompanying Information Statement as Annex D.

We urge you to read the entire Information Statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates or the transfer of your book-entry shares, as the case may be, and payment for your shares of Common Stock.

This notice and the accompanying Information Statement constitute notice to you from the Company of the action by written consent taken by Resurgence contemplated by Section 228 of the DGCL. This notice and the accompanying Information Statement constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, the adoption of the Merger Agreement will not be effective until 20 days after the date the attached information statement is mailed to our stockholders.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent and Appraisal Rights:

The Information Statement is available at: http://materials.proxyvote.com/859166. We will furnish a copy of this Information Statement, without charge, to any stockholder upon written request to the following address: Sterling Chemicals, Inc., 333 Clay Street, Suite 3600, Houston, Texas 77002; Attention: General Counsel and Secretary.

Thank you for your support of the Company.

Sincerely yours,

John V. Genova
President and Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Information Statement is dated July 18, 2011 and is first being mailed to the Company’s common stockholders on or about July 19, 2011.

i

Annex A	Agreement and Plan of Merger
Annex B	Voting Agreement
Annex C	Opinion of Moelis & Company LLC
Annex D	Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY

This summary highlights selected information from this information statement (this “Information Statement”) and may not contain all of the information that is important to you. Accordingly, we encourage you to read this entire Information Statement and its annexes carefully, as well as those additional documents to which we refer you. Items in this summary include a page reference directing you to a more complete description of that topic. You may obtain certain information referenced in this Information Statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 66.

Parties to the Merger (Page 12)

Sterling Chemicals, Inc.

Sterling Chemicals, Inc. (the “Company”) is a Delaware corporation formed in 1986 to acquire a petrochemicals facility located in Texas City, Texas, that was previously owned by Monsanto Company. We are a North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products. Until 2011, our primary products consisted of acetic acid and plasticizers. As our plasticizers facility is currently idle, acetic acid is currently our only primary product. The acetic acid we produce is used primarily to manufacture vinyl acetate monomer which is used in a variety of products related to construction materials and automotive parts such as adhesives, surface coatings, polyester fibers and films, and to manufacture purified terephthalic acid which is used to produce plastic bottle resins.

Eastman Chemical Company

Eastman Chemical Company (“Eastman”) is a global chemical company which manufactures and sells a broad portfolio of chemicals, plastics, and fibers. Eastman began business in 1920 for the purpose of producing chemicals for Eastman Kodak Company’s photographic business and became a public company, incorporated in Delaware, as of December 31, 1993. Eastman has sixteen manufacturing sites in nine countries that supply chemicals, plastics, and fibers products to customers throughout the world. Eastman’s headquarters and largest manufacturing site are located in Kingsport, Tennessee.

Eastman TC, Inc.

Eastman TC, Inc. (“Merger Sub”) was formed by Eastman solely for the purpose of completing the Merger (as defined below). Merger Sub is a wholly-owned subsidiary of Eastman and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below).

The Merger (Page 13)

On June 22, 2011, the Company entered into an agreement and plan of merger with Eastman and Merger Sub (the “Merger Agreement”). The Merger Agreement provides that at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into the Company, and the Company will cease to be an independent publicly-traded company and will instead be a wholly-owned indirect subsidiary of Eastman (the “Merger”). We expect to complete the Merger in the third quarter of 2011, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the Merger is subject to a number of conditions, some of which are beyond the control of the Company, the precise timing for completion of the Merger cannot be predicted with certainty. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation. The Merger Agreement is attached as Annex A to this Information Statement, and we encourage you to review it carefully in its entirety because it is the legal document that governs the Merger.

The Special Committee (Page 12)

The board of directors of the Company (the “Board”) delegated to a special committee (the “Special Committee”) comprised of three independent directors the full and exclusive powers and authority of the Board to take any action on behalf of the Company with respect to and in response to any proposal that would result in a party other than Resurgence becoming the beneficial owner of a majority of the outstanding shares of the Series A convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), and common stock, par value $0.01 per share (the “Common Stock” and, together with the Preferred Stock, the “Capital Stock”), of the Company.

The Merger Consideration (Page 13)

In the Merger, (i) each share of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock held by stockholders who have properly demanded appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) with respect to such shares, if any) will be converted into the right to receive $2.50 in cash, without interest (the “Common Stock Merger Consideration”), less any applicable withholding taxes, and (ii) each share of Preferred Stock outstanding immediately prior to the Effective Time will automatically be converted into the right to receive an amount equal to the quotient of (a) $100,000,000 minus the sum of (1) the aggregate amount of merger consideration payable with respect to the shares of Common Stock and (2) the Adjustment Amount (as defined in the section entitled “The Merger — Treatment of Certain Outstanding Equity Securities — Treatment of Preferred Stock” beginning on page 43) and (b) the number of shares of Preferred Stock issued and outstanding (including accrued and unpaid dividends thereon (whether or not declared)) in cash, without interest (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”), less any applicable withholding taxes.

Reasons for the Merger (Page 25)

The Special Committee determined unanimously that the Merger and the Merger Agreement are fair to, and in the best interests of, the holders of the Common Stock other than Resurgence (the “Minority Stockholders”) and recommended unanimously that the Board adopt a resolution approving the Merger Agreement.

The Board considered the recommendation of the Special Committee and reviewed and evaluated the merits of the Merger, (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and the Merger.

In arriving at their determinations, the Special Committee consulted with its legal and financial advisors and the Board consulted with independent legal advisors. For a discussion of the material factors considered by the Special Committee and the Board in making their determinations, see the section entitled “The Merger — Reasons for the Merger” beginning on page 25.

Stockholder Action by Written Consent (Page 36)

Following the execution of the Merger Agreement, Resurgence, which beneficially owns approximately 56% of the outstanding shares of Common Stock, 100% of the Preferred and over 88% of the voting power of the outstanding shares of Capital Stock entitled to vote on the adoption of the Merger Agreement and the approval of the Merger, executed a written consent in lieu of a meeting and delivered such written consent to the Company and Eastman adopting the Merger Agreement and approving the transactions contemplated thereby on June 22, 2011 (the “Written Consent”). In addition, on June 22, 2011, Resurgence, as holder of 100% of the Preferred Stock, executed a written consent waiving, as of the effective time of the Merger, any notification requirements, redemption rights and consent rights in connection with the Merger under the Restated Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock. As a result, no further approval of the stockholders of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

Opinion of the Special Committee’s Financial Advisor (Page 29)

On June 21, 2011 Moelis & Company LLC (“Moelis”) delivered its opinion to the Special Committee to the effect that, subject to the assumptions, conditions, limitations and other matters set forth in its written opinion, as of the date of such opinion, the Common Stock Merger Consideration to be received by the holders of Common Stock in the Merger is fair, from a financial point of view, to such holders, other than Resurgence.

The full text of the written opinion of Moelis, dated June 21, 2011, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Moelis in rendering its opinion, is attached as Annex C to this Information Statement. Holders of Common Stock should read the opinion completely and carefully to understand the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Moelis in rendering its opinion. Moelis’ opinion was prepared only for the use and benefit of the Special Committee and the Board (solely in their capacities as such) in connection with their respective evaluations of the Merger. The Moelis opinion is not a recommendation as to how any stockholder should vote or act with respect to the Merger or any other matter. Pursuant to their engagement as financial advisor to the Special Committee, Moelis will receive fees for its services, $750,000 of which have been paid or were payable on or prior to the delivery of its opinion, regardless of the conclusion reached therein, and $250,000 of which are contingent upon the consummation of the Merger.

Financing of the Merger (Page 37)

Consummation of the Merger and the other transactions contemplated by the Merger Agreement are not conditioned upon Eastman or Merger Sub obtaining any financing. Eastman has represented that it has sufficient funds or committed credit facilities (without restrictions on the use of such facilities for the funding of the Merger and the transactions contemplated thereby or conditions precedent with respect to funding) to complete the Merger. See “The Merger— Financing of the Merger” beginning on page 37.

Interests of Certain Persons in the Merger (Page 37)

You should be aware that certain of our directors and named executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a holder of Common Stock. The Special Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Board adopt a resolution approving the Merger Agreement.

These interests include (a) potential payments to our named executive officers in connection with certain terminations of employment, if any, pursuant to the Amended and Restated Employment Agreement between the Company and John V. Genova, dated June 16, 2009 (as amended, the “Genova Employment Agreement”), and existing employment retention plans, (b) payments of bonuses to our named executive officers and other employees at the Effective Time not exceeding $590,000 in the aggregate pursuant to a transaction bonus program established under the terms of the Genova Employment Agreement in June of 2009 and (c) the assumption by Eastman and the surviving corporation of all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions of our directors and executive officers occurring at or prior to the Effective Time (as well as certain obligations with respect to director and officer liability insurance). For a discussion of the treatment of certain of these interests, also see the sections entitled “The Merger Agreement — Employee Benefit Matters” and “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 58.

Certain of our named executive officers and directors also hold certain equity interests and performance awards that were awarded prior to the discussions regarding a potential transaction that eventually resulted in the execution of the Merger Agreement. For a discussion of the treatment of these interests (to the extent still outstanding) in accordance with their terms and as set forth in the Merger Agreement, see the section entitled “The Merger Agreement — Treatment of Common Stock, Preferred Stock, Stock Options, and Performance Units” beginning on page 51.

The Merger Agreement (Page 50)

Treatment of Common Stock, Preferred Stock, Stock Options, and Performance Units (Page 51)

The Merger Agreement includes terms regarding the treatment of our outstanding Common Stock at the Effective Time, as well as stock options exercisable for Common Stock.

•	Common Stock. At the Effective Time, each share of Common Stock outstanding immediately prior thereto (except for shares held by stockholders who have properly demanded appraisal rights) will convert into the right to receive $2.50 in cash, without interest, less any applicable withholding taxes.

•	Preferred Stock. At the Effective Time, each share of Preferred Stock outstanding immediately prior thereto will convert into the right to receive an amount equal to the quotient of (a) $100,000,000 minus the sum of (1) the aggregate amount of merger consideration payable with respect to the shares of Common Stock and (2) the Adjustment Amount and (b) the number of shares of Preferred Stock issued and outstanding (including accrued and unpaid dividends thereon (whether or not declared)) in cash, without interest, less any applicable withholding taxes.

•	Stock Options. At the Effective Time, each option to purchase shares of Common Stock granted pursuant to the Second Amended and Restated 2002 Stock Plan of the Company (the “2002 Stock Plan”) (each, a “Stock Option”) outstanding as of the Effective Time, whether vested or unvested, exercisable or not exercisable, will be canceled without any payment made to the holder thereof.

•	Performance Units. At the Effective Time, if any Transaction Fee (as defined in the section entitled “Interests of Certain Persons in the Merger — Transaction Fee” beginning on page 37) is paid to any person under the terms of the Genova Employment Agreement, each outstanding performance unit granted under the Company’s Long-Term Incentive Plan will lapse and be cancelled without any payment to the holder thereof. The Merger Agreement obligates the Company to pay a Transaction Fee to John V. Genova.

Solicitation of Acquisition Proposals (Page 57)

The Merger Agreement contains customary limitations on the Company’s ability to engage with alternative purchasers, subject to an exception for the Board to comply with its fiduciary duties under applicable law.

Conditions to the Merger (Page 59)

Each of the Company’s, Eastman’s and Merger Sub’s obligations to complete the Merger is subject to the satisfaction or waiver of the following conditions, among other things:

•	Approval by the Company’s stockholders, which approval occurred when Resurgence executed and delivered the Written Consent to the Company, Eastman and Merger Sub on June 22, 2011;

•	The waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated;

•	The absence of legal prohibitions on the completion of the Merger; and

•	Approval by Eastman of the Closing Statement (as defined in the section entitled “Merger Agreement — Conduct of our Business Pending the Merger” beginning on page 55) prepared by the Company and delivered to Eastman and Merger Sub (which approval will not be unreasonably withheld, delayed or conditioned).

In addition, the Company’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of Eastman and Merger Sub will be true and correct in the manner set forth in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 59;

•	Eastman and Merger Sub will have performed, in all material respects, all of their obligations under the Merger Agreement; and

•	Eastman will have delivered to the Company an officer’s certificate certifying that the two conditions above have been met.

In addition, Eastman’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of the Company will be true and correct in the manner set forth in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 59;

•	The Company will have performed, in all material respects, all of its obligations under the Merger Agreement;

•	The Company shall have obtained the consents set forth in the Company Disclosure Letter (as defined in the Merger Agreement);

•	There shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 53) since December 31, 2010;

•	The Company shall obtain written statements executed by each of John V. Genova, David Collins and Kenneth M. Hale acknowledging that if a Transaction Fee is paid to any person in connection with a Change of Control (as defined in the Genova Employment Agreement), all issued and outstanding performance units awarded to Mr. Genova under the Company’s Long-Term Incentive Plan shall immediately lapse and have no present or future value; and

•	The Company will have delivered to Eastman an officer’s certificate certifying that the first two conditions above have been met.

Termination (Page 60)

The Merger Agreement may be terminated at any time prior to the Effective Time, by mutual written consent of Eastman and the Company, and, subject to certain limitations described in the Merger Agreement, by either Eastman or the Company, if any of the following occurs:

•	The Merger is not consummated by October 31, 2011 (the “Outside Date”); or

•	A governmental entity has issued any order or taken any final and non-appealable action prohibiting or restraining the Merger.

In addition, the Company may terminate the Merger Agreement if, among other things:

•	Prior to the date that is 40 days following the date of the Merger Agreement or such later date to which such 40-day period has been extended pursuant to the Merger Agreement, it concurrently enters into a definitive agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement — Solicitation of Acquisition Proposals” beginning on page 57); or

•	Eastman or Merger Sub breach or fail to perform in any material respect any representation, warranty, covenant or agreement which results in the failure of a closing condition and which is not cured by the Outside Date.

Eastman may terminate the Merger Agreement if, among other things:

•	The Company breaches or fails to perform in any material respect any representation, warranty, covenant or agreement which results in the failure of a closing condition and which is not cured by the Outside Date;

•	Prior to the date that is 40 days following the date of the Merger Agreement or such later date to which such 40-day period has been extended pursuant to the Merger Agreement, (i) the Board has publicly withdrawn its approval or recommendation of the Merger Agreement or the Merger or has publicly recommended to the stockholders of the Company any proposal or offer to purchase or acquire in any manner, directly or indirectly, (A) assets (including equity interests of a Company subsidiary) representing 20% or more of the assets or revenues of the Company and its subsidiaries taken as a whole, or (B) 20% or more of the voting securities of the Company, other than, in each case, the Merger or other transactions with Eastman (any such proposal or offer, an “Acquisition Proposal”), (ii) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 20% or more of the outstanding Capital Stock, has been commenced (other than by Eastman or any affiliate of Eastman) and the Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten business days of such commencement or (iii) a representative of the Company or any Company subsidiary takes any action that would constitute a willful material breach of the non-solicitation provisions of the Merger Agreement by the Company pursuant to the terms thereof; or

•	If the Written Consent had not been executed and delivered to the Company and Eastman within one business day after the date of the Merger Agreement. The Written Consent was delivered to the Company and Eastman on the date of the Merger Agreement.

Termination Fees (Page 61)

If the Merger Agreement is terminated, then the Company may be required under certain circumstances specified in the Merger Agreement to pay to Eastman a termination fee of $3.75 million, and Eastman may be required to pay to the Company approximately $2.7 million under certain circumstances if it materially breaches its obligations under the Merger Agreement.

Regulatory Approvals to Be Obtained in Connection with the Merger (Page 44)

The completion of the transaction is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act has expired or been terminated.

Material U.S. Federal Income Tax Consequences of the Merger (Page 44)

The exchange of shares of our Common Stock for cash pursuant to the Merger or due to the exercise of appraisal rights will be treated as a taxable sale for U.S. federal income tax purposes (and also may be taxed under applicable state, local and foreign tax laws), so that stockholders who are U.S. Holders (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44) and who receive the Common Stock Merger Consideration in exchange for their shares of Common Stock will generally recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger and their adjusted tax basis in their shares of Common Stock. Any such gain will be long term capital gain subject to tax at capital gain rates if you have held the Common Stock for more than one year or as short term capital gain subject to tax at ordinary income rates if you have held our Common Stock for one year or less.

You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” and a more detailed discussion of the U.S. federal income tax consequences of the Merger to both U.S. Holders and non-U.S. holders. We urge you to consult your own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences to you of the receipt of the Merger Consideration in exchange for shares of our Common Stock pursuant to the Merger.

Appraisal Rights (Page 47)

Under the DGCL, stockholders are entitled to appraisal rights in connection with the Merger, provided that such stockholders submit a written demand for appraisal within 20 days of the mailing date of this Information Statement and meet all of the other conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the value of your shares of Common Stock determined by the Delaware Court of Chancery (the “Delaware Court”) and to receive payment based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand of appraisal to the Company within 20 days of the date of mailing of this Information Statement, or by August 8, 2011. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “The Merger — Appraisal Rights” beginning on page 47 and the text of the Delaware appraisal rights statute, which is reproduced in its entirety as Annex D to this Information Statement and incorporated by reference herein. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Price of Our Common Stock (Page 62)

The closing price of our Common Stock on the OTCQB of the OTC Market (the “OTCQB”), on June 21, 2011, the last trading day prior to public announcement of the execution of the Merger Agreement, was $1.53 per share. On July 1, 2011, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Common Stock on the OTCQB was $2.62 per share. You are encouraged to obtain current market quotations for our Common Stock.

Deregistration of Our Common Stock

If the Merger is completed, the Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and would no longer be quoted on the OTCQB. As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of the Common Stock or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to in this Information Statement, each of which you should read carefully. You may obtain certain information referenced in this Information Statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 66.

Q:	What is the proposed transaction and what effects will it have on the Company?
A:	The proposed transaction is the acquisition of the Company by Eastman pursuant to the Merger Agreement. If the closing conditions under the Merger Agreement have been satisfied or waived, at the Effective Time all outstanding Common Stock and Preferred Stock will be converted into the right to receive the Common Stock Merger Consideration and Preferred Stock Merger Consideration, respectively. As a result of the Merger, the Company will become an indirect subsidiary of Eastman and will no longer be a publicly-held corporation, our Common Stock will be deregistered under the Exchange Act and would no longer be quoted on the OTCQB, we will no longer file any reports with the SEC on account of our Common Stock or otherwise and you will no longer have any interest in our future earnings or growth.
Q:	What will holders of Common Stock be entitled to receive if the Merger is completed?
A:	Upon completion of the Merger, holders of Common Stock will be entitled to receive $2.50 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock, you will be entitled to receive $250.00 in cash in exchange for your shares of Common Stock, without interest, less any applicable withholding taxes. Upon completion of the Merger, you will not own any shares of the capital stock in the surviving corporation.
Q:	When do you expect the Merger to be completed?
A:	We are working to complete the Merger as soon as practicable. We expect to complete the Merger in the third quarter of 2011, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the Merger is subject to a number of conditions, some of which are beyond the control of Eastman and the Company, the precise timing for completion of the Merger cannot be predicted with certainty. See the section entitled “The Merger Agreement — Conditions to The Merger” beginning on page 59.
Q:	When can I expect to receive the cash Merger Consideration for my shares?
A:	Under the Merger Agreement, Eastman must use commercially reasonable efforts to cause provision to be made for holders of the Company’s Capital Stock to procure in person immediately after the Effective Time a letter of transmittal and instructions and to cause to be delivered in person immediately after the Effective Time such letter of transmittal and to provide immediate payment of the related Merger Consideration against delivery thereof, to the extent practicable. To the extent that you do not procure a letter of transmittal in person, after the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock for the Common Stock Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the Common Stock Merger Consideration for your shares. If your shares are held in “street name” by a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Common Stock Merger Consideration.

Q:	Will the Merger be a taxable transaction to me?
A:	Yes. The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. Holders (as set forth in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44) for U.S. federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws). If you are a U.S. holder and you exchange your shares of Common Stock in the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger and your adjusted tax basis in your shares of Common Stock. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 for a more detailed discussion of the U.S. federal income tax consequences of the Merger to both U.S. Holders and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or foreign taxes.
Q:	Did the Board approve and recommend the Merger Agreement?
A:	Yes. The Board delegated to the Special Committee, which is comprised of independent members of the Board, the full and exclusive powers and authority of the Board to take any action on behalf of the Company with respect to and in response to any proposal that would result in a party other than Resurgence becoming the beneficial owner of a majority of the outstanding shares of the Preferred Stock or the Common Stock. The Special Committee, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Merger and the Merger Agreement are fair to, and in the best interests of, the holders of the Common Stock (other than Resurgence) and (ii) recommending that the Board adopt a resolution approving the Merger Agreement. The Board, having considered the recommendation of the Special Committee and having reviewed and evaluated the merits of the Merger, (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and the Merger.
Q:	Has stockholder approval and adoption of the Merger Agreement been obtained?
A:	Yes. Following the execution of the Merger Agreement, Resurgence delivered the Written Consent approving and adopting the Merger Agreement and approving the Merger.
Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed for any reason, the Company will continue as an independent entity, the shares of Common Stock and Preferred Stock will not be converted and will remain outstanding, and the performance units granted under the Company’s Long-Term Incentive Plan and Stock Options will not be canceled, and you will not receive the Merger Consideration.
Q:	Why am I not being asked to vote on the Merger?
A:	Consummation of the Merger requires the approval and adoption of the Merger and the Merger Agreement by the holders of a majority of the outstanding voting power of Capital Stock voting together as a single class and a majority of the outstanding shares of Preferred Stock. The requisite stockholder approval was obtained on June 22, 2011, when Resurgence executed the Written Consent adopting and approving in all respects the Merger Agreement and the transactions and agreements contemplated thereby. As a result, no further approval of the stockholders of the Company is required to approve and adopt the Merger Agreement and the transactions and agreements contemplated thereby.

Q:	Why am I receiving this Information Statement?
A:	You may be receiving this Information Statement because you owned shares of our Common Stock on the close of business on June 22, 2011. As a result of entering into the Merger Agreement, applicable laws and regulations require us to provide you with notice of the Written Consent delivered on June 22, 2011 by Resurgence, adopting and approving in all respects the Merger Agreement and the transactions and agreements contemplated thereby. As a result, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.
You may also be receiving this Information Statement because you owned shares of our Common Stock on the close of business on the date preceding the date this Information Statement is being sent to notify stockholders of their appraisal rights as required by Section 262 of the DGCL, which date is the record date for determining which of our stockholders are entitled to such notification.
Q:	What happens if I sell my shares before the completion of the Merger?
A:	If you transfer your shares before the Effective Time, you will have transferred the right to receive the Merger Consideration to be received by our stockholders pursuant to the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.
Q:	Should I send in my stock certificates now?
A:	No. After the Merger is completed, you will receive a letter of transmittal with detailed written instructions for exchanging your shares of our Common Stock for the Merger Consideration.
Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?
A.	Yes, provided that you comply with all applicable requirements and procedures. As a holder of Common Stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “The Merger — Appraisal Rights” beginning on page 47.
Q:	Who can help answer my questions?
A:	If you would like additional copies, without charge, of this Information Statement or if you have questions about the Merger you should contact:

Kenneth M. Hale
Senior Vice President, General Counsel and Secretary
Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002-4109

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain or be identified by the words “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “believe,” “should,” “could,” “may,” “might,” “will,” “will be,” “will continue,” “will likely result,” “project,” “forecast,” “budget” and similar expressions. Statements in this report that contain forward-looking statements include, but are not limited to, the expected benefits and closing of the proposed Merger, information concerning our possible or assumed future results of operations and our future plans with respect to our plasticizers business and facility and related disclosures. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this Information Statement. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this Information Statement include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained in this Information Statement, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the inability to complete the Merger due to the failure to satisfy conditions to completion of the Merger, including obtaining required regulatory approvals;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

Other sections of this Information Statement and our other filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report”), include additional factors that could adversely affect our business, results of operations or financial performance. See “Risk Factors” contained in Item 1A of Part I of our Annual Report. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. Forward-looking statements included in this Information Statement are made only as of the date of this Information Statement and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

Sterling Chemicals, Inc.

We are a Delaware corporation formed in 1986 to acquire a petrochemicals facility located in Texas City, Texas, that was previously owned by Monsanto Company. We are a North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products. Until 2011, our primary products consisted of acetic acid and plasticizers. As our plasticizers facility is currently idle, acetic acid is currently our only primary product. The acetic acid we produce is used primarily to manufacture vinyl acetate monomer which is used in a variety of products related to construction materials and automotive parts such as adhesives, surface coatings, polyester fibers and films, and to manufacture purified terephthalic acid which is used to produce plastic bottle resins.

Eastman Chemical Company

Eastman is a global chemical company which manufactures and sells a broad portfolio of chemicals, plastics, and fibers. Eastman began business in 1920 for the purpose of producing chemicals for Eastman Kodak Company’s photographic business and became a public company, incorporated in Delaware, as of December 31, 1993. Eastman has sixteen manufacturing sites in nine countries that supply chemicals, plastics, and fibers products to customers throughout the world. Eastman’s headquarters and largest manufacturing site are located in Kingsport, Tennessee.

Merger Sub

Merger Sub was formed by Eastman solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Eastman and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Special Committee

In November 2010, after being apprised of Eastman’s indication of interest in potentially acquiring the Company, the Board determined that it was advisable and in the best interests of the Company and its stockholders to form a special committee of independent directors for the purpose of evaluating Eastman’s proposal. The Board appointed each of Messrs Teeger and Gildea as members of the Special Committee. After consulting with outside counsel, the Special Committee decided to request that the Board expand the composition of the Special Committee to include an additional independent director and delegate the full power and authority of the Board to the Special Committee in connection with its evaluation of the Eastman proposal and other proposals to acquire the Company. After a lengthy discussion and negotiation with Resurgence during the month of December, the Special Committee requested, and on January 4, 2011 the Board approved, the expansion of the composition of the Special Committee to include Mr. Crump as an additional member of the Special Committee and the delegation of the full power and authority of the Board to the Special Committee in responding to any proposal that would result in a party other than Resurgence becoming the beneficial owner of a majority of the outstanding shares of the Preferred Stock or the Common Stock (a “Transaction Proposal”). The Board delegated to the Special Committee the full and exclusive powers and authority of the Board to take any action on behalf of the Company with respect to and in response to any Transaction Proposal including, without limitation, the power and authority to: (i) review and evaluate the terms and conditions of such Transaction Proposal on behalf of the Company and the Minority Stockholders; (ii) determine, after conferring with its advisors, whether such Transaction Proposal is fair to, and in the best interests of, each of the Company and the Minority Stockholders; (iii) determine what recommendation, if any, should be made to the Board with respect to such Transaction Proposal, including, without limitation, if the Special Committee deems appropriate, (a) that the Board should reject such Transaction Proposal or (b) whether the full Board should approve such Transaction Proposal; (iv) conduct negotiations with the maker of such Transaction Proposal and negotiate with Resurgence, if necessary, with respect to the terms and conditions of such Transaction Proposal; (v) review, comment on and participate in the drafting of any definitive agreement or any other documents with respect to such Transaction Proposal; (vi) if the Special Committee deems appropriate, determine to reject such Transaction Proposal; (vii) if the Special Committee deems appropriate, solicit, consider and negotiate alternative Transaction Proposals and, if full Board approval of any such alternative Transaction Proposal is required, determine what recommendation, if any, should be made to the Board with respect to such Transaction Proposal, including, without limitation, if the Special Committee deems appropriate, (a) that the Board should reject such Transaction Proposal or (b) if full Board approval of such Transaction Proposal would be required, whether the full Board should approve such Transaction Proposal. In connection with the expansion of the composition and authority of the Special Committee, the Board, at the request of the Special Committee, resolved that, for a period of 120 days following the date of the adoption of the resolutions described above, the Board would not approve or recommend in favor of, and the Company would not enter into any material agreement relating to any transaction contemplated by, any Transaction Proposal or transaction without a prior favorable recommendation by the Special Committee. The Board subsequently adopted a resolution on May 6, 2011, extending the period during which the Board would not approve or recommend in favor of, and the Company would not enter into any material agreement relating to any transaction contemplated by, any Transaction Proposal or transaction without a prior favorable recommendation by the Special Committee until July 5, 2011.

The Merger

If the Merger Agreement is consummated, the Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will continue to do business as a wholly-owned indirect subsidiary of Eastman. The Company will cease to be an independent publicly-traded company. You will not own any shares of the capital stock of the surviving corporation.

The Merger Consideration

In the Merger, (i) each share of Common Stock (other than shares of Common Stock held by stockholders who have properly demanded appraisal rights under the DGCL with respect to such shares, if any) outstanding immediately prior to the Effective Time will be converted into the right to receive $2.50 in cash, without interest, less any applicable withholding taxes and (ii) each share of Preferred Stock outstanding immediately prior to the Effective Time will be converted into the right to receive an amount equal to the quotient of (a) $100,000,000 minus the sum of (1) the aggregate amount of merger consideration payable with respect to the shares of Common Stock and (2) the Adjustment Amount (as defined below) and (b) the number of shares of Preferred Stock issued and outstanding (including accrued and unpaid dividends thereon (whether or not declared)) in cash, without interest, less any applicable withholding taxes.

Background of the Merger

The Company has from time-to-time reviewed its strategic alternatives, including a potential sale or recapitalization of the Company. On May 8, 2009, the Board discussed various strategic alternatives available to the Company to enhance stockholder value. During this discussion, the Board discussed engaging an investment banking firm to assist it in evaluating the various alternatives and suggested several firms that may be appropriate. At the conclusion of this discussion, the Board authorized the Company to engage an investment banking firm for these purposes.

On June 10, 2009, after interviewing several investment banking firms, the Company engaged a financial advisor to act as the Company’s exclusive financial advisor in connection with certain possible significant transactions or series of transactions involving the Company and/or its subsidiaries. Under the engagement letter, the financial advisor’s duties included the provision of financial advice and assistance in connection with the Company’s consideration of a possible sale or other business transaction or series of transactions involving any portion of the Company’s or any subsidiary’s stock or assets, through any form of transaction, including, without limitation, merger, stock sale, asset sale, recapitalization, reorganization, consolidation, amalgamation or other transaction or a joint venture or similar transaction.

Over the course of several weeks, the financial advisor contacted 35 potential strategic buyers and 29 potential financial buyers to solicit interest in an acquisition of the Company. Confidential information memoranda were sent to 25 potential acquirers, which generated three initial indications of interest. Of the three initial indications of interest, only one potential acquirer conducted significant due diligence and that potential acquirer ultimately terminated its interest in pursuing a transaction without making a final offer.

On February 8, 2010, after determining that it was unlikely that the engagement would result in a transaction, the Company sent the financial advisor a letter terminating its engagement effective as of February 16, 2010.

On May 7, 2010, at the regular quarterly Board meeting, the Board discussed alternatives for enhancing stockholder value. Representatives of two investment banking firms gave separate presentations at the meeting discussing the advantages of pursuing an acquisition strategy. At the conclusion of its discussions, the Board directed management to pursue an acquisitions strategy with the goals of materially diversifying the Company’s cash flow streams and creating strong long-term growth opportunities.

In May of 2010, a member of the Company’s Board was contacted by an investment bank on behalf of a client (“Strategic Investor A”), that was potentially interested in acquiring the Company. After various discussions, on May 27, 2010, the Company and Strategic Investor A entered into a confidentiality agreement.

On June 6, 2010, John V. Genova, President and Chief Executive Officer of the Company, representatives from Resurgence and representatives from Strategic Investor A discussed Strategic Investor A’s potential interest in acquiring the Company. During these discussions, Strategic Investor A indicated verbally that it had valued the assets of the Company, exclusive of liabilities of the Company, at approximately $100 million.

On July 12, 2010, the Company sent Strategic Investor A a confidential information memorandum.

On July 26, 2010, Strategic Investor A sent Mr. Genova a preliminary, non-binding indication of interest in which it proposed to acquire the assets of the Company for a purchase price of between $100 million and $150 million.

On August 4, 2010, the Company submitted an initial indication of interest to acquire a specialty chemical manufacturer (“Acquisition Target A”). The Company was subsequently advised by the investment bank running the auction that the Company’s offer was inadequate to go the next round of the sales process for Acquisition Target A.

On August 9, 2010, the Company began discussions with Eastman regarding a potential development project involving the Company’s plasticizers production facility.

On August 16, 2010, the Company submitted a letter to an investment banker running a sales process for another specialty chemical manufacturer (“Acquisition Target B”) requesting additional information to develop an initial valuation for Acquisition Target B. The Company was invited to participate in the second round of the sales process for Acquisition Target B and conducted significant due diligence.

On August 25, 2010, the Company submitted a revised indication of interest to acquire Acquisition Target B. The Company was subsequently advised by the investment bank running the auction that the Company’s offer was inadequate to go the next round of the sales process for Acquisition Target B.

After several discussions between July 26, 2010 and September 7, 2010 among representatives of the Company, Resurgence and Strategic Investor A, on September 7, 2010, Strategic Investor A submitted to the Company a non-binding indication of interest in acquiring the assets of the Company to Mr. Genova. The September 7, 2010 letter proposed an acquisition of substantially all of the assets of the Company (other than cash, accounts receivable, the Company’s Houston office lease and the Company’s contract with BASF

Corporation) for $125 million. Under the proposal, Strategic Investor A would not assume, and the Company would remain liable for, any liability of the Company, including the Company’s 10 1/4% Senior Secured Notes (the “Notes”), the unfunded liabilities under the Company’s pension plan, any severance obligations payable to the Company’s employees not employed by Strategic Investor A and any undisclosed environmental liabilities. After discussions with Resurgence, the Company determined that this structure was not feasible and estimated that even if feasible would result in the Company’s stockholders receiving between $58 million and $64 million.

On September 13, 2010, Eastman contacted Resurgence and expressed an interest in acquiring the Company. Resurgence promptly communicated this indication of interest to the members of the Board and senior management of the Company. Eastman and Resurgence did not engage in any negotiation pertaining to Eastman’s interest in an acquisition of the Company.

On September 23, 2010, the Company and Eastman executed a confidentiality agreement and the Company sent Eastman a confidential information memorandum.

On October 22, 2010, Eastman informed the Company that it had internal approval to conduct additional due diligence and engage in discussions and negotiations regarding a potential acquisition of the Company.

On October 28, 2010, Eastman submitted a non-binding indication of interest to acquire the Company in a transaction reflecting an enterprise value of between $95 million and $105 million. Eastman subsequently explained that its enterprise value represented its valuation of the Company before deducting liabilities associated with the Company’s pension plan and retiree medical programs, estimated at approximately $45 million in the aggregate. The Company did not accept the terms of Eastman’s October 28, 2010 letter due to, among other reasons, an objectionable exclusivity provision, but continued to engage in discussions with Eastman.

On November 1, 2010, after several unsuccessful attempts to convince Strategic Investor A to submit an offer to acquire all of the outstanding equity securities of the Company in lieu of the proposal to acquire substantially all of the assets of the Company previously submitted by Strategic Investor A, the Company requested that Strategic Investor A return all confidential information previously provided to it by the Company.

On November 1, 2010, Eastman submitted a revised non-binding indication of interest to acquire the Company on substantially the same terms and conditions set forth in Eastman’s October 28, 2010 letter. The Company did not accept the terms of Eastman’s November 1, 2010 letter but continued to engage in discussions with Eastman regarding Eastman’s potential interest in acquiring the Company.

On November 4, 2010, Eastman informed the Company that, based on publicly available information, the aggregate equity consideration to be received by the stockholders of the Company under its proposal would be between $48 million and $58 million.

On November 5, 2010, at a regularly scheduled meeting of the Board, the Board discussed the non-binding indication of interest received from Eastman. During the meeting, Kenneth M. Hale, Senior Vice President, General Counsel and Secretary of the Company, after consultation with the Company’s outside counsel, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), reviewed the fiduciary duties of the Board generally and in the context of a potential sale of the Company and the potential for a divergence in the interests of the holders of the Common Stock and the holders of the Preferred Stock in such a transaction. In order to address the potential divergence of interests between the holders of the Common Stock and the holders of the Preferred Stock in connection with a potential sale of the Company, the Board formed the Special Committee to represent the interests of the Minority Stockholders in any potential sale of the Company and asked the Special Committee to develop a recommendation to the Board as to the scope of the Board’s authority that should be delegated to the Special Committee. The Board appointed John W. Gildea and John L. Teeger to the Special Committee and authorized the Special Committee to engage separate legal and financial advisors. Mr. Gildea was selected because of his knowledge and familiarity with the Company and because he had previously served as a member of a special committee of the Board in connection with a proposed recapitalization in 2008 that was ultimately not pursued (the “Proposed 2008 Recapitalization”). Mr. Teeger was selected because of his knowledge and experience regarding mergers and acquisitions and similar transactions. The Board also considered the fact that neither Mr. Gildea nor Mr. Teeger owned any shares of Preferred Stock and that neither Mr. Gildea nor Mr. Teeger had any financial interest in a possible sale of the Company. At the time the Board appointed Mr. Teeger to the Special Committee, the Board was aware that Mr. Teeger had initially been suggested as a potential Board member by the Resurgence representatives on the Board and that Mr. Teeger had a social relationship with the principal owner of Resurgence. Nevertheless, based on their knowledge and discussions with Mr. Teeger, the Board believed that, as a member of the Special Committee, Mr. Teeger would act in the best interests of the Company and the Minority Stockholders and that his knowledge and experience relating to mergers and acquisitions would be beneficial to the Special Committee in performing its mandate. The Board also requested that Mr. Hale work with counsel to the Special Committee to develop resolutions regarding the mandate and authority of the Special Committee to be presented to the Board for its consideration.

On November 15, 2010, Messrs. Gildea and Teeger met with representatives of Alston & Bird (“Alston & Bird”), the law firm that had acted as outside counsel to the special committee of the Board of the Company that had considered the Proposed 2008 Recapitalization. Messrs. Gildea and Teeger discussed their roles as members of the Special Committee and the Special Committee’s mandate. At the conclusion of that meeting, Mr. Gildea and Mr. Teeger agreed to engage Alston & Bird as special counsel to the Special Committee.

On November 17, 2010, the prior financial advisor informed Resurgence that it had been contacted by Financial Investor A which had expressed an interest in potentially acquiring the Company. Resurgence promptly communicated this indication of interest to the Special Committee and senior management of the Company. On November 24, 2010, with the knowledge and approval of the Special Committee, the Company and Financial Investor A entered into a confidentiality agreement and the Company subsequently sent Financial Investor A a confidential information memorandum. On December 9, 2010, Mr. Teeger and a representative of Resurgence met with representatives of Financial Investor A to discuss the indication of interest. On December 15, 2010, representatives of the Company provided written responses to questions received from Financial Investor A on December 13, 2010. Subsequently, Financial Investor A declined to make an offer to acquire the Company.

On November 18, 2010, the Special Committee met to discuss the possibility of another Board member, Richard K. Crump, becoming an additional member of the Special Committee. Among other things, the Special Committee viewed Mr. Crump as a good candidate for membership on the Special Committee because of his lack of affiliation with Resurgence, his knowledge and familiarity with the Company and its industry and because he had previously served as a member of a special committee of the Board in connection with the Proposed 2008 Recapitalization. At the request of the Special Committee, Mr. Crump agreed to accept an appointment by the Board to the Special Committee if the Board resolved to appoint Mr. Crump. The Special Committee identified three investment banks as potential financial advisors to the Special Committee, including the prior financial advisor which had served as financial advisor to the Company in connection with its solicitation of acquisition proposals in 2009. Each of these financial advisors was believed by the Special Committee to be knowledgeable with respect to the Company and the industry in which it operates and to have substantial experience advising companies and special committees in connection with mergers and acquisitions and other similar transactions.

On November 22, 2010, the prior financial advisor contacted Resurgence and indicated that it had been contacted by Financial Investor B which had expressed an interest in potentially acquiring the Company. Resurgence promptly communicated this indication of interest to the Board and senior management of the Company. However, Financial Investor B initially refused to sign a confidentiality agreement containing a standstill provision. With the approval of the Special Committee, the Company insisted on the confidentiality agreement with Financial Investor B containing a standstill provision. On January 5, 2011, Mr. Teeger and a representative of Resurgence met with representatives of Financial Investor B to discuss its indication of interest and on January 25, 2011, following Financial Investor B’s execution of a confidentiality agreement containing a standstill provision, the Company sent Financial Investor B a confidential information memorandum. Also on January 25, 2010, representatives of the Company held a conference call with Financial Investor B to address a list of topics and questions submitted by Financial Investor B on January 23, 2011. However, Financial Investor B declined to make an offer to acquire the Company.

On November 30, 2010, representatives of Alston & Bird, Resurgence and the Company and Mr. Teeger had a call to discuss the composition and authority of the Special Committee.

On December 6 and 7, 2010, representatives of Eastman, the Special Committee, Resurgence and management of the Company met over dinner and in Eastman’s offices in Tennessee to discuss Eastman’s non-binding indication of interest in acquiring the Company, including the assumptions underlying Eastman’s valuation of the Company.

At a meeting of the Special Committee on December 16, 2010, Mr. Teeger updated the Special Committee regarding the December 6 and 7, 2010 meetings with Eastman. The Special Committee also discussed the status of negotiations between the Company and Financial Investor B. In addition, given Mr. Teeger’s mergers and acquisitions and other transactional knowledge and experience, the Special Committee appointed Mr. Teeger as lead director of the Special Committee.

On December 23, 2010, Eastman submitted a revised non-binding indication of interest to acquire the Company in a transaction reflecting an enterprise value for the Company of between $130 million and $145 million. Eastman believed that under its proposal, the aggregate equity consideration to be received by the stockholders of the Company would be between $85 million and $100 million. Eastman’s December 23, 2010 letter also sought agreement that the Company and Resurgence would cease all discussions with third parties regarding a potential acquisition of the Company and refrain from soliciting, initiating, encouraging or taking any action to facilitate the acquisition of the Company by any other party or engaging in any discussions or negotiations with any third party related to an acquisition of the Company through March 31, 2011, subject to the ability of the Company to respond to unsolicited inquiries or proposals if there was a significant risk that the failure to provide confidential or non-public information would constitute a breach of the Board’s fiduciary duties. Eastman’s December 23, 2010 letter also sought agreement that in the event that the Company exercised that option to provide information and completed an acquisition transaction with a party other than Eastman, the Company would pay Eastman $5 million. The Company did not agree to any restrictions on its ability to engage in discussions with third parties but did continue to engage in discussions with Eastman regarding Eastman’s interest in acquiring the Company.

On December 28, 2010, the Special Committee met to discuss the revised Eastman proposal and Eastman’s request for exclusivity through March 31, 2011 and a breakup fee of $5 million. Alston & Bird and Mr. Crump participated at the request of the Special Committee. After reviewing Eastman’s proposal with the assistance of its legal advisors, the Special Committee, with Mr. Crump concurring, determined that Mr. Teeger should resist Eastman’s request for exclusivity through March 31, 2011 but, if Eastman made it a condition of further discussions, Mr. Teeger was authorized to grant Eastman up to four weeks of exclusivity provided there was a fiduciary out permitting the Company to engage in discussions with other parties to the extent necessary to comply with the Board’s fiduciary duties. After discussing with the assistance of its legal advisors, the Special Committee concluded that Eastman’s request for a termination fee was not appropriate in an exclusivity agreement and should be rejected.

At a meeting on January 4, 2011, the Board reviewed and considered the recommendations of the Special Committee that the Board adopt the resolutions as previously discussed by the Special Committee and the recommendation of the Special Committee that Mr. Crump be added as a third member of the Special Committee. Among other things, the Board reviewed and discussed director questionnaires filled out by each of the Special Committee members and Mr. Crump and confirmed that all three were independent. After such review and discussion, the Board appointed Mr. Crump as an additional member of the Special Committee and adopted the resolutions recommended by the Special Committee delegating the full power and authority of the Board to the Special Committee to respond to any proposal that would result in a party other than Resurgence becoming the beneficial owner of a majority of the outstanding equity securities of the Company, including the powers and authorities discussed under “The Special Committee.” The Board also adopted the resolution recommended by the Special Committee that, for a period of 120 days, the Board would not approve or recommend in favor of, and the Company would not enter into any material agreement relating to, any transaction contemplated by any proposal to acquire beneficial ownership of a majority of the outstanding equity securities of the Company without a prior favorable recommendation by the Special Committee.

On January 6, 2011, representatives of the Special Committee and Resurgence met with Eastman’s financial advisor to Eastman to discuss Eastman’s December 23, 2010 proposal and the assumptions underlying its valuation of the Company. Eastman’s financial advisor advised the representatives of the Special Committee and Resurgence that further discussions were contingent upon conditions set forth in Eastman’s letter, including exclusivity and the Company’s agreement to pay a breakup fee. In the course of discussions regarding those conditions, Mr. Teeger, on behalf of the Special Committee explained why the Special Committee did not believe granting Eastman exclusivity or agreeing to pay Eastman a termination fee if a transaction were not ultimately agreed was appropriate. The parties also discussed other elements of Eastman’s proposal, including Eastman’s desire for certain closing conditions and a purchase price adjustment based on the amount of the Company’s net working capital at closing.

During January 2011, Mr. Teeger, on behalf of the Special Committee, met or spoke with three financial advisors, including representatives of Moelis, to discuss their potential engagement as financial advisor to the Special Committee.

On January 13, 2011, Eastman sent a letter to the Special Committee revising its non-binding indication of interest in acquiring the Company. Under its revised proposal, the aggregate equity consideration that would be received by the stockholders of the Company was $95 million.

On April 9, 2010, Mr. Genova met with the chief executive officer of Strategic Investor B and an investment banker to discuss the possible benefits of a strategic combination of the two companies. After various follow-up discussions, on January 18, 2011, Strategic Investor B contacted David J. Collins, Senior Vice President and Chief Financial Officer of the Company, and expressed an interest in acquiring the Company.

On January 19, 2011, Strategic Investor B contacted the Company and submitted a non-binding indication of interest in acquiring the Company for between $60 million and $70 million, on a debt and cash free basis, assuming that the unfunded liabilities associated with the Company’s pension plan did not exceed $30 million.

On January 20, 2011, Mr. Genova , Mr. Teeger and a representative of Resurgence discussed with representatives of Eastman Eastman’s January 13, 2011 proposal. Messrs. Genova and Teeger objected to exclusivity and informed Eastman that the breakup fee provision was not appropriate at this stage of their discussions. However, Mr. Genova and Mr. Teeger agreed that the Company would provide updated financial information to Eastman once they were available.

On January 24, 2011, Eastman sent a letter to the Special Committee requesting additional information regarding the Company. The January 24, 2011 letter sought agreement to a four-week prohibition on the Company or Resurgence soliciting or initiating any discussions regarding any acquisition of the Company by any party that was not already in current discussions with the Company, with no ability of the Company to respond to unsolicited inquiries or proposals.

On January 25, 2011, the Company contacted Strategic Investor B and informed Strategic Investor B that its offer was too low and provided supplemental information to Strategic Investor B in an effort to induce Strategic Investor B to submit a higher offer.

On January 25, 2011, the Company sent a letter to Strategic Investor F inquiring as to whether Strategic Investor F would be interested in acquiring the Company.

On January 26, 2011, Eastman and Mr. Teeger engaged in negotiations regarding potential modifications to Eastman’s January 24, 2011 letter that might make it acceptable to the Special Committee.

On January 28, 2011, Eastman and the Special Committee on behalf of the Company entered into a letter agreement pursuant to which the Company agreed not to, and endeavor to cause Resurgence not to, for a period of four weeks, solicit or initiate any discussions regarding any acquisition of the Company by any party that was not already in current discussions with the Company, subject to the ability of the Company to respond to unsolicited inquiries or proposals if the Company’s Board believed such actions were necessary in order to comply with their fiduciary duties. Pursuant to the letter agreement, Eastman also agreed to not acquire, or offer or agree to acquire, any of the Company’s securities for purposes of causing a change in or influencing control for a period of one year.

On February 9, 2011, Strategic Investor B contacted the Company and indicated that Strategic Investor B would not be increasing its offer.

On February 10, 2011, Strategic Investor F advised the Company that it was not interested in acquiring the Company.

On February 17, 2011, Strategic Investor E contacted the Company expressing potential interest in acquiring the Company. The Company had initially begun discussions with Strategic Investor E regarding a potential business development project involving the Company’s idled oxo alcohols production facility in April 2010. Mr. Genova called Strategic Investor E later on February 17, 2011 and requested that Strategic Investor E provide the Company with a written expression of interest.

On February 18, 2011, Strategic Investor D sent a letter to the Company expressing an interest in acquiring the Company. The Company had previously engaged in discussions with Strategic Investor D regarding a potential development project involving the Company’s idled storage tanks and underutilized infrastructure. In its letter, Strategic Investor D submitted a nonbinding indication of interest in acquiring the Company based on an enterprise valuation range of between $105 million and $110 million.

On February 18, 2011, the Special Committee met to discuss, among other things, (i) the discussions to date between Eastman and the Special Committee and the status of Eastman’s due diligence investigation of the Company, (ii) the fact that neither Financial Investor A nor Financial Investor B had pursued further their interest in the Company following their execution of confidentiality agreements and their limited review of nonpublic Company information and (iii) the proposals of two financial advisors to serve as financial advisors to the Special Committee.

On February 18, 2011, the Board of Directors of the Company held its regular quarterly meeting. At the meeting, the Board was updated by the Special Committee and Mr. Genova regarding the status of negotiations with Eastman and communications from and discussions with other potential acquirors.

On February 22, 2010, the Company responded to the Strategic Investor D letter, requesting that Strategic Investor D submit evidence of its financial wherewithal to consummate an acquisition of the Company and clarification as to the value Strategic Investor D placed on the Company.

On February 24, 2011, after discussing the two prospective financial advisors’ qualifications and fee proposals, the Special Committee selected Moelis as its financial advisor and authorized Mr. Teeger, with the assistance of Alston & Bird, to negotiate the terms of Moelis’ retention, subject to approval by the Special Committee. Moelis was subsequently engaged as the Special Committee’s financial advisor pursuant to an engagement letter between Moelis, the Special Committee and the Company effective as of February 25, 2011.

On February 25, 2011, the exclusivity granted Eastman pursuant to the January 28, 2011 letter agreement expired.

On February 28, 2011, Strategic Investor E sent a letter to the Company expressing an interest in acquiring the Company. In its letter, Strategic Investor E indicated that it currently valued the Company at between $100 million and $110 million on a debt free, cash free basis, which, assuming approximately $45 million in potential liabilities associated with the Company’s pension plan and retiree medical programs, implied an aggregate equity value for the Company of between $55 million and $65 million.

Also on February 28, 2011, Eastman sent a letter to the Special Committee submitting a revised non-binding indication of interest to acquire the Company. Under its revised proposal, the aggregate equity consideration to be received by the stockholders of the Company would be between $95 million to $105 million. In its February 28, 2011 letter, Eastman indicated that its offer assumed that the Company’s total transaction costs, including change of control and severance payments to management and employees would not exceed $2 million. Eastman’s February 28, 2011 letter also sought agreement to a prohibition on the Company soliciting or initiating any discussions regarding any acquisition of the Company by any party that was not already in current discussions with the Company, subject to the ability of the Company to respond to unsolicited inquiries or proposals if the Company’s Board believed such action s were necessary in order to comply with their fiduciary duties. The Company did not accept Eastman’s offer contained in the February 28,

2011 letter or agree to any restrictions on its ability to engage in discussions with third parties but did continue to engage in discussions with Eastman regarding a potential acquisition of the Company.

On March 2, 2011, the Company had discussions with the financial advisor to Strategic Investor E during which it was determined that the valuation range in the indication of interest submitted by Strategic Investor E was premised on an acquisition of the assets of the Company, without assuming any liabilities of the Company including, without limitation, the Notes and the unfunded liabilities of the Company’s pension plan.

On March 3, 2011, the Company contacted Strategic Investor D to discuss Strategic Investor D’s February 18, 2011 letter. In the course of those discussions, Strategic Investor D indicated that the enterprise valuation range referenced in the February 18, 2011 letter represented a net number, after all applicable deductions had been made, but stated that more due diligence would be required to support its valuation. However, after these preliminary discussions, a representative of the Company followed up with Strategic Investor D regarding valuation and its interest in the Company and, in a subsequent conversation, Strategic Investor D indicated that it was no longer interested in pursuing an acquisition of the Company but may be interested in pursuing a business development project.

On March 4, 2011, Strategic Investor C, which had been engaged in discussions with the Company since June of 2009 regarding a variety of potential development projects utilizing some of the Company’s underutilized assets, contacted the Company and expressed an interest in exploring a possible acquisition of the Company. Strategic Investor C subsequently advised the Company that it was no longer interested in pursuing a transaction.

On March 4, 2011, Mr. Teeger, on behalf of the Special Committee, met with representatives of Moelis, with representatives of Resurgence participating at Mr. Teeger’s invitation. Mr. Teeger provided the representatives of Moelis with background on the indications of interest and proposals received and discussions and negotiations held to date. Among other things, the representatives of Moelis indicated that they would contact the Company to obtain additional background and information regarding the Company and would then contact the financial advisor to Eastman to discuss the assumptions underlying Eastman’s valuation of the Company.

On March 8, 2011, Resurgence received a letter from Other Investor A setting forth the terms and conditions on which Other Investor A would be prepared to proceed to acquire the Company for $130 million. Resurgence promptly forwarded this letter to the Board and senior management of the Company. Over the following weeks, the Special Committee and its financial advisor repeatedly sought information from Other Investor A regarding its financial wherewithal to consummate an acquisition of the Company. Despite repeated requests, Other Investor A never provided the Special Committee with satisfactory evidence of such financial wherewithal. The Special Committee concluded that, while it would remain open to further communications with Other Investor A if it were able to demonstrate the financial wherewithal to acquire the Company, the Special Committee and Moelis should focus their time and resources on soliciting the best possible proposal from Eastman or other buyers with a demonstrated capacity to acquire the Company.

On March 21, 2011, the Board held a special meeting at which representatives of Moelis were present at the request of the Special Committee. At the March 21, 2011 meeting, the Special Committee updated the Board regarding its engagement of Moelis as the Special Committee’s financial advisor, and the status of negotiations with Eastman and Eastman’s due diligence investigation of the Company. The Board also discussed the initial indications of interest received from other potential acquirors and reviewed the results of Company’s prior effort to sell the Company in 2009, when the Company’s prior financial advisor contacted potential buyers, none of which submitted an indication of interest that the Board deemed worth pursuing. Given (i) the unsatisfactory results of the Company’s 2009 effort to sell the Company, (ii) the market’s apparent awareness that the Company was willing to entertain proposals to acquire the Company, resulting in the Company’s receipt of indications of interest from prospective buyers, (iii) no other prospective buyer having devoted substantial time and resources to conducting due diligence on the Company, (iv) the lack of interest or relatively low value placed on the Company by other parties with the financial wherewithal to acquire the Company, (v) the failure of parties that had submitted higher indications of interest to demonstrate the financial wherewithal to acquire the Company and (vi) management of the Company’s concerns that certain potential business development projects and other commercial relationships might be jeopardized if the

Company engaged in a renewed broad solicitation of potential buyers regarding their possible interest in acquiring the Company, the Special Committee advised the Board that, with the assistance of Moelis, it intended to continue to pursue negotiations with Eastman.

On April 4, 2011, representatives of Eastman, the Special Committee, Moelis and Resurgence met in Florida to discuss Eastman’s proposal to acquire the Company. At the meeting, Eastman tentatively agreed to an aggregate purchase price of $100 million for all of the outstanding equity securities of the Company, subject to, among other things, Eastman’s satisfactory completion of additional due diligence with respect to the Company.

The next day, the Special Committee had a call during which Mr. Teeger updated the Special Committee regarding the discussions with Eastman in Florida and Eastman’s revised proposal.

The Special Committee met on April 14, 2011. At that meeting, representatives of Moelis reviewed Moelis’ preliminary financial analyses with respect to the Company. The Special Committee noted that the management projections relied upon by Moelis had not been reviewed and approved by the Board and that the Board should have an opportunity to review and discuss them with management to ensure that they reflected the Company’s best estimate with respect to the future financial performance of the Company.

On April 27, 2011, Financial Investor C contacted Resurgence regarding its interest in potentially joint venturing with the Company on a large scale project or acquiring the Company. Resurgence promptly communicated this indication of interest to the Special Committee. That same day, Mr. Teeger and a representative of Resurgence met with representatives of Financial Investor C to discuss its indication of interest

On April 28, 2011, Eastman met with members of management of the Company and representatives of Moelis to conduct further due diligence with respect to the Company.

On May 3, 2011, the Company and Financial Investor C entered into a confidentiality agreement and the Company sent Financial Investor C a confidential information memorandum on May 5, 2011.

On May 6, 2011, the Board held a regularly scheduled meeting. At that meeting the Board discussed the revised projections prepared by management and management was requested to further revise its projections. At that meeting, at the request of the Special Committee, the Board also resolved to extend until July 5, 2011 the period during which the Board would not approve or recommend in favor of, and the Company would not enter into any material agreement relating to, any transaction contemplated by any proposal to acquire beneficial ownership of a majority of the Company’s equity securities without a prior favorable recommendation by the Special Committee.

On May 17, 2011, Eastman provided the Company with an initial draft of the Merger Agreement containing numerous provisions of concern to the Company. Among other things, the draft failed to set forth the amount of the consideration to be received by the stockholders of the Company, contained a purchase price adjustment based on undefined amounts, contained a condition to closing requiring the Company to have a specified amount of unrestricted cash on hand at closing, limited the Company’s ability to solicit or consider competing offers and, in certain circumstances, required the Company to pay Eastman a $5.5 million termination fee.

On May 19, 2011, the Special Committee met to discuss the status of negotiations with Eastman and the draft Merger Agreement and accompanying letter received by the Special Committee from Eastman. The Special Committee noted, in particular, the uncertainty regarding the amount of the aggregate purchase price given the purchase price adjustment provision and the potential implications of the minimum unrestricted cash closing condition and the requirement that the stockholders approve the Merger Agreement by executing a written consent within 24 hours of the signing of the Merger Agreement. The Special Committee, with the assistance of its legal and financial advisors, also discussed seeking the ability to engage in a post-signing market check and the need, once the uncertainty regarding the aggregate equity consideration had been resolved, to commence negotiations with Resurgence regarding allocation of the aggregate equity consideration between Resurgence and the Minority Stockholders.

On May 20, 2011, Mr. Teeger and a representative of Resurgence met with representatives of Eastman to inform Eastman that the purchase price should not be subject to adjustment and that the purchase price adjustment provisions should be removed from the Merger Agreement.

On May 23, 2011, Financial Investor C contacted Resurgence and indicated that it was not interested in pursuing an acquisition of the Company. Resurgence promptly advised the Special Committee of this development.

On May 24, 2011, representatives of the Special Committee and Eastman met to discuss Eastman’s proposal.

At a meeting of the Special Committee on May 24, 2011, Mr. Teeger updated the Special Committee with respect to the status of negotiations with Eastman. Given the Special Committee’s increased confidence that it would be able to reach agreement with Eastman, the Special Committee decided to authorize Moelis to solicit indications of interest from bidders that Moelis, Company management and members of the Special Committee identified as being most likely to consider a transaction with the Company on terms that would likely be competitive with those offered by Eastman and authorized Mr. Teeger to negotiate the additional fee that would be payable to Moelis for undertaking that activity.

On May 25, 2011, the Company, representatives of Moelis and the Special Committee amended the engagement letter with Moelis to specify the additional compensation payable to Moelis for assisting the Special Committee in soliciting indications of interest in acquiring the Company from bidders that had been identified as being most likely to consider a transaction with the Company on terms that would likely be competitive with those offered by Eastman.

From May 25, 2011 through June 21, 2011, representatives of Moelis contacted 18 prospective acquirers, only two of which expressed interest in acquiring the Company, one at a valuation level that was not attractive and the other very late in the process after having initially indicating it had no interest and without ever providing an indication of value. Another potential bidder communicated a potential interest in acquiring the Company in mid-June failed to submit a bid despite being informed by the Speical Committee’s financial advisor that it needed to act quickly.

Between May 27, 2011 and June 11, 2011, the Company and Eastman exchanged drafts of the Merger Agreement to address, among other things, the Company’s and Special Committee’s continuing concerns regarding the aggregate merger consideration to be paid to the Company’s stockholders, the minimum unrestricted cash closing condition, the requirement that the Merger Agreement be adopted by the stockholders by written consent and the inability of the Company to engage in an effective post-signing market check.

On June 1, 2011, the Special Committee met to discuss Eastman’s proposed form of Merger Agreement and the Company’s comments on that agreement. Representatives of Moelis updated the Special Committee regarding the status of their solicitation of potential purchasers authorized by the Special Committee on May 24, 2011. Representatives of Moelis also reviewed their updated preliminary financial analyses of the Company based on management’s updated projections. The Special Committee also authorized Mr. Teeger to meet with Resurgence to begin discussions regarding the potential allocation of the aggregate equity consideration to be paid by Eastman in the proposed Merger between Resurgence and the Minority Stockholders, but decided to not formally respond to any proposal by Resurgence until after it had had the opportunity to review financial analyses with respect to the Company based on Board approved projections reflecting the Company’s best estimate with respect to the future financial performance of the Company.

Also on June 1, 2011, Mr. Teeger, on behalf of the Special Committee, met with Resurgence to begin discussions regarding the potential allocation of the aggregate equity consideration to be paid by Eastman in the proposed Merger between Resurgence and the Minority Stockholders. Resurgence proposed an allocation of the aggregate equity consideration to be paid by Eastman in the proposed Merger pursuant to which the holders of Common Stock would receive $1.00 per share of Common Stock. Mr. Teeger advised Resurgence that he thought the proposal was low but that he would communicate the proposal to the other members of the Special Committee. After being informed of Resurgence’s initial proposal, the Special Committee authorized Mr. Teeger to attempt to secure an increase in the allocation of the aggregate equity consideration to be received by the Minority Stockholders without making a counterproposal.

During the first three weeks of June, Mr. Teeger, on behalf of the Special Committee, had numerous phone calls with Mr. Genova and other members of the Board, including representatives of Resurgence, with respect to the status of negotiations with Eastman, unresolved issues relating to the financial terms of the transaction and the terms of the proposed form of Merger Agreement, as well as the assumptions underlying management’s proposed projections with respect to the future financial performance of the Company.

On June 8, 2011 and June 9, 2011, Eastman and its outside counsel, Jones Day, and financial advisor, the Company and its counsel, Akin Gump, the Special Committee and its advisors, Alston & Bird and Moelis, and, Resurgence and its counsel met in person in New York to negotiate the terms of the Merger Agreement. The negotiations were led by the Special Committee on behalf of the Company. Representatives of Resurgence only attended the portion of the meetings relating to the aggregate equity consideration to be paid by Eastman in the Merger and the purchase price adjustment provision. During these negotiations, the Company and Eastman reached tentative agreement on, among other things, the aggregate amount payable to the holders of the Capital Stock, the amount and structure of the purchase price adjustment provision (which would affect only the amount received by Resurgence as the holder of the Preferred Stock and not the Minority Stockholders), the duration and other terms of the no-shop period during which the Company could enter into discussions with, provide information to and negotiate with other unsolicited potential acquirers, the amount of the termination fee payable by the Company in certain circumstances, and the amount of the fee payable by Eastman in certain circumstances. Jones Day and Akin Gump, with input from the Special Committee and Alston & Bird, exchanged additional drafts of the Merger Agreement from June 11, 2011 to June 21, 2011 as the parties worked to agree upon specific language to reflect these tentatively agreed terms and to come to agreement on various other open issues in the Merger Agreement.

On June 8, 2011, Mr. Teeger, on behalf of the Special Committee, met with representatives of Resurgence to discuss the amount of merger consideration to be received by the Minority Stockholders. Mr. Teeger indicated that Resurgence’s initial proposal of $1 per share of Common Stock was insufficient and suggested a significant increase in the amount of merger consideration to be received by the Minority Stockholders was necessary. Representatives of Resurgence pointed out, among other things, that under the revised Merger Agreement, Resurgence, as beneficial owner of all of the outstanding Preferred Stock, was now bearing all the risk of a potential adjustment to the Merger consideration of up to $1.5 million.

On June 10, 2011, Jones Day sent an initial draft of the Voting Agreement (as defined under “— Voting Agreement”) to the Special Committee, the Company and Resurgence.

On June 16, 2011, Mr. Teeger, on behalf of the Special Committee, met again with representatives of Resurgence to discuss the allocation of the Merger consideration to be paid to the Minority Stockholders. While both parties indicated there was a basis for negotiation and resolution, no counter proposals were exchanged.

Between June 14 and June 21, 2011, Jones Day and counsel for Resurgence negotiated and finalized the key terms of the Voting Agreement.

On June 17, 2011, the Board of Directors held a special meeting to discuss management’s updated projections with respect to the future financial performance of the Company. At the conclusion of the meeting, the Board directed management of the Company to provide the Board and Moelis with additional information regarding certain of the assumptions underlying management’s proposed projections. During its meeting, the Board was also updated on the status of the negotiations with Eastman, including the scope and nature of the outstanding issues.

On June 19, 2011, the Special Committee met to discuss the status of negotiations with Eastman and management’s projections.

Following the meeting of the Special Committee on June 19, 2011, the Board of Directors held a special meeting to discuss management’s revised projections with respect to the future financial performance of the Company. After considerable discussion during which various members of the Board including the members of the Special Committee questioned management regarding certain of the assumptions underlying management’s revised proposed projections, the Board and the Company’s management agreed that the projections that management viewed as the most probable projections case, after adjustment to reflect the elimination of a potential cash flow stream that management and the Board agreed was not probable, reflected the Company’s best estimate with respect to the future financial performance of the Company and should be used by Moelis in performing a valuation of the Company. During its meeting, the Board was also updated on the status of the negotiations with Eastman including the scope and nature of the outstanding issues. Management’s revised projections were circulated to the Board the following day, and both management and the Board confirmed that such revised projections reflected the Company’s best estimate as to the future financial performance of the Company.

On June 20, 2011, the Special Committee held a meeting at which representatives of Moelis reviewed the financial analyses performed by Moelis with respect to the Company based on the projections that Company management and the Board had confirmed reflected the Company’s best estimate with respect to the future financial performance of the Company. Following that presentation, the Special Committee, with the assistance of its legal and financial advisors, discussed strategies for obtaining the highest possible allocation of the aggregate equity consideration for the Minority Stockholders. At the conclusion of its discussions, the Special Committee authorized Mr. Teeger to negotiate with Resurgence regarding the price per share of Common Stock to be received by the Minority Stockholders in the Merger, subject to final review and approval by the Special Committee. That evening, Mr. Teeger, on behalf of the Special Committee, made a counterproposal to Resurgence of $3.00 per share of Common Stock.

On June 21, 2011, Resurgence called Mr. Teeger and proposed that the Minority Stockholders receive $2.00 per share of Common Stock in the Merger. After further negotiations during which Mr. Teeger, on behalf of the Special Committee, proposed $2.75 per share of Common Stock, Resurgence and Mr. Teeger ultimately agreed, subject to the review and approval of the Special Committee, to an allocation of the aggregate consideration to be paid by Eastman in the proposed Merger pursuant to which the holders of the Common Stock would receive $2.50 per share. Mr. Teeger promptly reported to the members of the Special Committee and its legal and financial advisors that, subject to the Special Committee’s approval, Resurgence had agreed to an allocation of the aggregate equity consideration pursuant to which the Minority Stockholders would receive $2.50 per share of Common Stock.

Later that day, on June 21, 2011, the Special Committee held a meeting in which representatives of Alston & Bird and Moelis participated. Alston & Bird discussed the Special Committee’s fiduciary duties in the context of the proposed transaction with Eastman and the material terms of the proposed Merger Agreement. Moelis provided an overview of the sales process conducted by the prior financial advisor, subsequent discussions with other parties regarding a possible acquisition of the Company and the results to date of the targeted pre-signing solicitation of potential purchasers conducted by Moelis at the request of the Special Committee. In addition, representatives of Moelis reviewed with the Special Committee their financial analysis of the proposed merger consideration of $2.50 per share of Common Stock and the aggregate equity consideration in the Merger of $100 million, subject to adjustment as provided in the proposed Merger Agreement. Following this review and discussion amongst the members of the Special Committee, Moelis rendered its oral opinion to the Special Committee as to the fairness, from a financial point of view, to the Minority Stockholders of the $2.50 per share of Common Stock to be received by the Minority Stockholders in the proposed Merger, which opinion was subject to the conditions and limitations set forth in its written opinion. After further discussion, with the assistance of its legal and financial advisors, the Special Committee unanimously adopted resolutions determining that the Merger and the Merger Agreement were fair to and in the best interests of the Minority Stockholders and recommending that the Board adopt a resolution approving the Merger Agreement.

On June 22, 2011, the Board of Directors of the Company held a special meeting at which it approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, directed that the Merger Agreement and the Merger be submitted to the Company’s stockholders for approval by means of a consent in lieu of a special meeting and recommended that the Company’s stockholders adopt the Merger Agreement and the Merger.

Reasons for the Merger

The Special Committee, at a meeting held on June 21, 2011, unanimously determined that the Merger and the Merger Agreement were fair to and in the best interests of the Minority Stockholders and unanimously recommended to the Board that it adopt a resolution approving the Merger Agreement. In reaching its determination, the Special Committee consulted with and received the advice of its financial and legal advisors, discussed certain issues with the Company’s senior management as well as the Company’s outside legal advisor, and considered a number of factors that it believed supported its decision to recommend that the Board approve the Merger Agreement, including, but not limited to, the following material factors:

•	the $2.50 per share of Common Stock to be received by the Minority Stockholders in the proposed Merger, represents an 80.2%%, 94.7% and 65.0% premium over the volume weighted average stock price, or VWAP, for the six-month, three-month and one-month periods ending as of June 20, 2011 and a 76.1% premium to the closing price of the Common Stock of $1.42 on June 20, 2011;

•	the fact that shares of Common Stock do not frequently trade in significant volume and are relatively illiquid;

•	the fact that although the aggregate accrued liquidation preference on the outstanding shares of the Company’s Preferred Stock, which as of July 1, 2011 will be approximately $114.5 million, exceeds the aggregate equity consideration payable by Eastman pursuant to the Merger Agreement, the holders of Common Stock, including the Minority Stockholders, will nonetheless receive $2.50 per share of Common Stock in the Merger;

•	the fact that a buyer would have to pay aggregate equity purchase consideration that was at least 20% higher than the aggregate equity consideration that Eastman has agreed to pay if Resurgence insisted on receiving the aggregate liquidation preference as of July 1, 2011 of $114.5 million on the outstanding shares of Preferred Stock and holders of Common Stock were to still to receive $2.50 per share of Common Stock;

•	the fact that the aggregate liquidation preference on the outstanding shares of Preferred Stock is accruing at a rate of 4% per quarter and approximately 17% per annum (the “Preferred Stock Accretion Issue”);

•	the fact that, as of June 10, 2011, the Resurgence beneficially owned 100% of the outstanding shares of Preferred Stock and approximately 56% of the outstanding shares of Common Stock, and consequently over 88% of the outstanding shares of Common Stock after giving effect to the conversion of the outstanding shares of Preferred Stock;

•	the fact that as a result of the dividends on the outstanding shares of Preferred Stock being payable in kind, Resurgence would likely beneficially own over 90% of the outstanding shares of Common Stock by July 1, 2012 and consequently, thereafter be in a position to effect a short form Merger pursuant to Section 253 of the DGCL without any action or approval by the Company, the Board or the other stockholders of the Company;

•	the fact that Resurgence, the beneficial owner of 100% of the outstanding shares of Preferred Stock and approximately 56% of the outstanding shares of Common Stock and, consequently, over 88% of the voting power of the outstanding shares of Capital Stock was supportive of the Merger and had agreed to execute a written consent adopting the Merger Agreement even though the aggregate consideration Resurgence would receive with respect to the outstanding shares of Preferred Stock owned by Resurgence was less than the aggregate liquidation preference payable with respect to such shares of Preferred Stock upon the Merger or other change of control transaction;

•	given the Preferred Stock Accretion Issue, the Special Committee’s belief that it was unlikely that, the trading price of Common Stock would, in the foreseeable future, have a net present value greater than the $2.50 per share of Common Stock payable to the Minority Stockholders pursuant to the Merger Agreement;

•	that the Company’s prior financial advisor, which the Company had engaged as its financial advisor in June of 2009 through February of 2010 in connection with a possible sale of the Company had contacted approximately 64 potential buyers, of which approximately 25 requested and received a confidential information memorandum and approximately three communicated indications of interest with respect to a potential acquisition of the Company and one received a management presentation regarding the Company; but none of the indications of interest was deemed by the Board to be sufficiently attractive for the Company to pursue a transaction;

•	that subsequent to the termination of the prior financial advisor’s engagement, the Company and/or the Special Committee received approximately 12 unsolicited indications of interest regarding a potential acquisition or other strategic transaction involving the Company, none of those parties ultimately communicated a proposal to acquire the Company for an aggregate equity purchase price likely to be attractive to the Special Committee together with evidence of the financial and other wherewithal necessary to consummate such a transaction on terms likely to be attractive to the Special Committee;

•	that subsequent to reaching tentative agreement with Eastman regarding an aggregate purchase price of $100 million for the outstanding equity securities of the Company (but not all of the other material terms of a proposed transaction) and the Special Committee becoming reasonably confident that a proposed transaction at that price would ultimately be consummated, the Special Committee authorized Moelis to solicit indications of interest in acquiring the Company from approximately 18 parties identified by Moelis, with input from the Special Committee and senior management of the Company, as the parties most likely to be capable of and interested in acquiring the Company at a price the Special Committee might deem attractive (the “Presigning Market Check”);

•	that, notwithstanding the Presigning Market Check, the Special Committee did not receive, either on a solicited or unsolicited basis, a proposal to acquire the Company for an aggregate equity purchase price likely to be attractive to the Special Committee together with evidence of the financial and other wherewithal necessary to consummate such a transaction on terms likely to be attractive to the Special Committee;

•	the fact that the consideration to be paid in the proposed Merger will be paid in cash, which provides certainty of value and liquidity to the Minority Stockholders, including the fact that the Minority Stockholders will no longer suffer the adverse financial implications of the Preferred Stock Accretion Issue and will no longer be exposed to the risks and uncertainties relating to the Company’s future financial performance;

•	the financial analyses presented to the Special Committee by representatives of Moelis, as well as the opinion of Moelis, dated June 21, 2011, to the Special Committee to the effect that, as of such date, the per share Merger consideration to be received by the holders of Common Stock other than Resurgence in the Merger is fair to such holders of Common Stock from a financial point of view, subject to the conditions and limitations set forth in its opinion, as more fully described below under the section titled “The Merger — Opinion of the Special Committee’s Financial Advisor” beginning on page 29;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the fact that Eastman had cash and cash equivalents on hand and committed credit facilities sufficient for the payment of the aggregate Merger consideration;

•	the absence of a financing condition in the Merger Agreement;

•	the likelihood and anticipated timing of completing the proposed Merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

•	the Company’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement; and

•	the reputation of Eastman.

•	the other terms of the Merger Agreement and the voting agreement and form of written consent, including:

•	the Company’s ability, for a period of 40 days after the date of the Merger Agreement to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the Board, prior to taking any such actions, determines in good faith after consultation with the Special Committee and its advisors and the Company’s outside legal counsel that failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law and such acquisition proposal either constitutes a superior proposal or could reasonably likely to lead to a superior proposal;

•	the Company’s ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its obligations relating to the entering into of any such agreement and concurrently with the termination of the Merger Agreement pays to Eastman a termination fee of $3.75 million;

•	the size of the termination fee payable to Eastman under certain circumstances, including as described above, in connection with a termination of the Merger Agreement, which the Special Committee concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the Merger Agreement including the per share Merger consideration;

•	the fact that the voting agreement and written consent would become null and void with no further force or effect in the event the Merger Agreement was terminated; and

•	the availability of appraisal rights under Section 262 of the DGCL to holders of Common Stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery;

•	the fact that the Special Committee is comprised of three independent directors who are not affiliated with Resurgence or Eastman or any direct or indirect wholly owned subsidiary of Resurgence or Eastman and are not employees of the Company or any of its subsidiaries;

•	the fact that, other than their receipt of Board and Special Committee fees (which are not contingent upon the consummation of the Merger or the Special Committee’s or Board’s recommendation of the Merger) members of the Special Committee do not have interests in the Merger;

•	the fact that the determination to engage in discussions related to the proposed Merger and the consideration and negotiation of the price and other terms of the proposed Merger was conducted by or under the oversight of the members of the Special Committee without limitation on the authority of the Special Committee to act with respect to any alternative transaction or any related matters;

•	the recognition by the Special Committee that it had the authority not to recommend the approval of the Merger or any other transaction;

•	the Special Committee’s extensive negotiations with Eastman, which, among other things, resulted in an increase in the aggregate equity consideration from an implied aggregate equity consideration of approximately $48 million to $58 million proposed by Eastman in November 2010 to actual aggregate equity consideration of $100 million, subject to adjustment, pursuant to the Merger Agreement and resulted in significantly better contractual terms than initially proposed by Eastman; and

•	the Special Committee’s negotiations with Resurgence, which, although the aggregate accrued liquidation preference on the outstanding shares of the Company’s Preferred Stock, which as of July 1, 2011 will be approximately $114.5 million, exceeded the aggregate equity consideration payable by Eastman pursuant to the Merger Agreement, resulted in the holders of Common Stock, including the Minority

Stockholders sharing in the aggregate equity consideration payable by Eastman pursuant to the Merger Agreement in an amount equal to $2.50 per share of Common Stock, an amount significantly higher than the $1.00 per share of Common Stock initially proposed by Resurgence.

In the course of its deliberations, the Special Committee also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the proposed Merger, including:

•	the fact that the Merger Agreement would be adopted by the written consent of Resurgence and that the Minority Stockholders would not have an opportunity to vote with respect to the adoption of the Merger Agreement;

•	the fact that the adoption of the Merger Agreement was not conditioned upon the affirmative vote of a majority of the Minority Stockholders;

•	the risk that the proposed Merger might not be completed in a timely manner or at all, including the risk that the proposed Merger will not occur if the closing conditions to the Merger are not satisfied or waived;

•	that the Minority Stockholders will not own any ongoing equity interests in the surviving corporation following the proposed Merger and will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the Common Stock to the extent the aggregate equity value of the Company were to grow faster than the aggregate liquidation preference on the outstanding shares of Preferred Stock accretes;

•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed Merger;

•	the risks and costs to the Company if the proposed Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the possibility that the $3.75 million termination fee payable by the Company upon the termination of the Merger Agreement could discourage other potential acquirers from making a competing bid to acquire the Company;

•	that if the proposed Merger is not completed, the Company will be required to pay its own expenses associated with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement as well as, under certain circumstances, pay Eastman a termination fee of $3.75 million in connection with the termination of the Merger Agreement;

•	the fact that an all cash transaction would be taxable to the Minority Stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the interests of certain members of the Company’s senior management in the Merger that are different from, or in addition to, those of the Minority Stockholders.

The Board consulted with management and their legal and financial advisors and considered many factors in approving the Merger, including the following:

•	the recommendation to the Board of the Special Committee in favor of adopting a resolution approving the Merger Agreement;

•	the opinion of Moelis, dated June 21, 2011, to the Special Committee, to the effect that, as of such date, the per share Merger consideration to be received by the holders of Common Stock other than Resurgence in the Merger is fair to such holders of Common Stock from a financial point of view;

•	advice of the Company’s management regarding the Merger;

•	terms and conditions of the proposed Merger, including restrictions on the Company pending closing, and the conditions to closing;

•	the reasonableness of the deal protection provisions in the context of the benefits expected to be gained from the transaction;

•	the advantages and disadvantages of alternative courses of action, including their potential for the creation of common stockholder value given the structure of the Preferred Stock;

•	the fact that the Eastman offer values all of the Company’s equity at an amount which is below the aggregate liquidation preference of the Preferred Stock

•	Current industry, economic and market conditions and trends in the domestic petrochemicals markets;

•	the importance of scale and financial resources to the ability to compete effectively in the domestic petrochemicals market; and

•	Compliance of the transaction with applicable legal standards, including antitrust and regulatory requirements.

The Special Committee weighed the factors that it believed supported its decision that the Merger Agreement and the Merger are fair to and in the best interests of the Minority Stockholders and to recommend that the Board adopt a resolution approving the Merger Agreement against the risks and other countervailing factors related to entering into the Merger Agreement and the proposed Merger described above, and after considering such factors unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Minority Stockholders and to recommend that the Board adopt a resolution approving the Merger Agreement. The foregoing discussion of the information and factors considered by the Special Committee and the Board in making their determinations as to the Merger Agreement is not intended to be exhaustive, but addresses the principal information and factors considered by the Special Committee and the Board in its review, evaluation and determination as to the Merger Agreement. In reaching their conclusions, and (with respect to the Special Committee) in making its recommendation to the Board, members of the Special Committee and the Board did not find it practicable to assign, and did not assign, any relative or specific weight to the range of information and the many positive and negative factors that were considered, and individual members of the Special Committee and the Board may have given different weight to different factors.

It should be noted that this explanation of the reasoning of the Special Committee and the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 11 of this Information Statement.

Opinion of the Special Committee’s Financial Advisor

At the meeting of the Special Committee on June 21, 2011, Moelis delivered its oral opinion, which was later confirmed in writing, that, as of June 21, 2011, and based upon and subject to the assumptions, conditions and limitations set forth in its written opinion, the Common Stock Consideration to be received by the holders of Common Stock in the Merger is fair, from a financial point of view, to such holders, other than Resurgence.

The full text of Moelis’ written opinion dated June 21, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this Information Statement. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety. The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. Moelis’ opinion is limited solely to the fairness of the Common Stock Consideration, from a financial point of view, to the holders of Common Stock other than Resurgence as of the date of the opinion and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Moelis deemed relevant;

•	reviewed certain internal information relating to the business of the Company, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the management of the Company and approved by the Board;

•	conducted discussions with members of senior management and representatives of the Company and the Special Committee concerning the matters described in the foregoing, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data for the Company and compared them with those of certain other companies that Moelis deemed relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft of the Merger Agreement;

•	reviewed a draft of the Voting Agreement;

•	participated in certain discussions and negotiations among representatives of the Company and Eastman and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In addition, in arriving at its opinion, as agreed by Moelis and the Special Committee, Moelis did not take into account any potential value of shares of Common Stock relating to the rights of the holders of Common Stock (other than Resurgence) to vote on the Merger or any other rights of such holders, or other potential option value or non-intrinsic value of such shares of Common Stock that are not susceptible to financial analyses by Moelis.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Special Committee, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Special Committee, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, at the direction of the Special Committee, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date hereof.

The following is a summary of the material financial analyses presented by Moelis to the Special Committee at its meeting held on June 21, 2011, in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Moelis, nor does the order of the analyses described represent relative importance or weight given to those analyses by Moelis.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Enterprise values derived from the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of June 20, 2011, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, the information may not reflect current or future market conditions.

Enterprise value and transaction value for the Company were calculated as the aggregate value of the Company’s equity (based on the aggregate implied amount of Merger Consideration to be paid to holders of Common Stock and Preferred Stock in the Merger) plus debt at estimated book value as of June 30, 2011 (including estimated change of control and retention payment liabilities to be assumed by Eastman), less estimated cash and cash equivalents as of June 30, 2011, all of which estimated amounts were provided to Moelis by Company management. Moelis also calculated enterprise value for the Company and the selected companies, adjusted to include unfunded pension and OPEB liabilities as of December 31, 2010 (“adjusted enterprise value”).

Moelis compared selected multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) derived from reviewing financial data from selected public companies and selected publicly announced business combination transactions for the last twelve months for which there was publicly reported financial information available, referred to herein as “LTM” (which was as of June 20, 2011, in the case of the selected public companies; and as of the date on which each transaction was announced, in the case of the selected publicly announced business combinations), to multiples of EBITDA for the Company. LTM EBITDA multiples for the Company set forth below were based on the Company’s estimated EBITDA for the latest twelve months ended as of June 30, 2011. Moelis also compared selected multiples of LTM adjusted EBITDA (“Adjusted EBITDA”) for the selected companies and for the Company. Moelis calculated Adjusted EBITDA for the Company by excluding pension expense and retiree medical expense/credit net of reimbursements from BP and periodic service cost. Moelis calculated Adjusted EBITDA for the selected companies by excluding pension and OPEB expenses net of periodic service costs.

In addition, Moelis compared estimates of EBITDA and Adjusted EBITDA for 2011 and 2012 for the selected companies and for the Company. The estimates of EBITDA and Adjusted EBITDA for 2011 and 2012 for the selected companies were based on publicly available consensus research analyst estimates for those companies and for the Company were based on projections provided to Moelis by Company management and approved by the Board.

Historical Stock Trading Analysis

Moelis reviewed the historical closing trading prices for the Common Stock for the two-year period ended June 20, 2011.

The analysis indicated the following:

	Volume Weighted	Average Share
	Average Share Price	Closing Price

2-Year Average	$2.03	$6.19
1-Year Average	1.65	3.48
6-Month Average	1.39	2.36
3-Month Average	1.28	1.99
June 20, 2011	1.42	1.42

Company Capital Structure

Moelis noted that the liquidation preference of the Preferred Stock was $114.5 million as of July 1, 2011, and that such liquidation preference was growing at 4% per quarter (approximately 17% per year). This will result in an anticipated liquidation preference of the Preferred Stock of $231.9 million as of January 1, 2016.

Thus, based on the aggregate Merger Consideration payable to equity holders in the Merger of $100 million (subject to a potential reduction of the Preferred Stock Merger Consideration), the holders of Preferred Stock will not be receiving the full value of their liquidation preference, to which they would otherwise be contractually entitled prior to any consideration becoming payable to holders of Common Stock in the event of a sale or liquidation of the Company. Moelis took into account that the enterprise value and transaction value multiples set forth below for the Company were based on an aggregate equity value for the Company of $100 million in the Merger, which was $14.5 million less than the minimum aggregate equity value that would otherwise need to be realized (on an intrinsic basis) for holders of Common Stock to be contractually entitled to consideration in the event of a sale or liquidation of the Company.

Selected Public Companies Analysis

Moelis compared certain financial information of the Company with corresponding financial information of selected publicly traded commodity chemical companies that Moelis judged to be relevant in performing a selected public companies analysis. In addition, Moelis also compared certain financial information of the Company with corresponding financial information of selected publicly traded companies with a significant contract based business model. These companies were selected, among other reasons, because of their size, operational and overall business similarities with certain portions of the Company’s business, although none of such companies is directly comparable to the Company. The companies reviewed in connection with these analyses were as follows:

Commodity Chemicals Companies

•	Celanese Corp.

•	Eastman Chemical Co.

•	Georgia Gulf Corp.

•	Kraton Performance Polymers Inc.

•	LyondellBasell Industries NV

•	Westlake Chemical Corp.

Companies with a Significant Contract Based Business Model

•	Chemtrade Logistics Income Fund

•	Phosphate Holdings, Inc.

•	TPC Group Inc.

Moelis reviewed, among other things, enterprise values as multiples of (i) LTM EBITDA, and estimated EBITDA for the calendar year 2011 (“2011E”) and calendar year 2012 (“2012E”), as well as (ii) LTM Adjusted EBITDA, 2011E Adjusted EBITDA and 2012E Adjusted EBITDA.

This analysis indicated the following implied mean and median multiples for the selected companies, as compared to corresponding multiples implied for the Company, based on the Company’s implied enterprise value, as described above:

Adjusted Enterprise Value as
	Enterprise Value as Multiple of EBITDA			Multiple of Adjusted EBITDA
	LTM	2011E	2012E	LTM	2011E	2012E
Commodity Chemicals Companies
Mean	6.4x	6.0x	5.5x	6.8x	6.3x	5.8x
Median	6.0x	5.6x	5.4x	6.4x	6.0x	5.8x
Companies with a Significant Contract Based Business Model
Mean	8.8x	6.8x	6.4x	8.8x	6.8x	6.4x
Median	9.0x	6.8x	6.4x	9.0x	6.8x	6.4x
Overall Mean	7.2x	6.1x	5.6x	7.5x	6.4x	5.9x
Overall Median	7.3x	5.8x	5.5x	7.3x	6.5x	6.2x
Company Implied Enterprise Value	7.3x	5.7x	5.7x	10.3x	8.2x	8.5x

Selected Transactions Analysis

Moelis compared certain financial information relating to the Merger with corresponding financial information of twenty-four selected business combination transactions announced between April 2002 and May 2011 for which public information was available and which Moelis judged to be relevant. The twenty-four transactions reviewed in connection with this analysis were as follows:

Target	Acquiror

• Marsulex Inc.	• Chemtrade Logistics Inc.
• Excel Polymers LLC	• Hexpol AB
• NOVA Chemicals Corporation	• International Petroleum Investment Company
• Nevada Chemicals Inc.	• Oaktree Capital Management L.P.
• Atlantis Plastic Films Inc.	• AEP Industries Inc.
• Suzano Petroquímica	• Petróleo Brasileiro S.A. - Petrobras
• Lyondell Chemical Company	• Basell Service Company B.V.
• Pioneer Companies, Inc.	• Olin Corporation
• Lyondell Chemical Company (titanium dioxide business)	• National Titanium Dioxide Co. Ltd.
• Celanese Corporation (oxo products business)	• Advent International Corporation
• Huntsman International LLC (European commodities business)	• Saudi Basic Industries Corporation (SABIC)
• Huntsman International LLC (U.S. butadiene and MTBE business)	• TPC Group Inc.
• Innovene Inc.	• INEOS Enterprises Ltd.
• Acetex Corporation	• Celanese Corporation
• Vulcan Materials Company (chemicals business)	• Occidental Chemical Corporation
• PolyOne Corporation (elastomers & performance additives business)	• Lion Chemical Capital LLC
• Millennium Chemicals Inc.	• Lyondell Chemical Company
• Celanese Corporation	• The Blackstone Group L.P.
• INVISTA	• Koch Industries, Inc.
• AT Plastics, Inc.	• Acetex Corporation
• Sterling Chemicals, Inc. (pulp chemicals business)	• Superior Plus Corp.
• Celanese Corporation (trespaphan business)	• Bain & Company
• Huntsman International LLC (30% stake)	• MatlinPatterson Global Advisors LLC
• DSM N.V. (petrochemicals unit)	• Saudi Basic Industries Corporation (SABIC)

This analysis indicated the following implied mean and median multiples for LTM EBITDA for the selected transactions, as compared to the LTM EBITDA multiple for the Company, based on the Company’s implied transaction value, as described above:

Transaction Value as
Multiple of LTM EBITDA
Mean	7.6x
Median	7.4x
Company Implied Transaction Value	7.3x

Discounted Cash Flow Analysis

Base DCF Analysis

Moelis performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that the Company could generate over the period beginning July 1, 2011 through the calendar year ending 2014, based on the projections provided to Moelis by Company management and approved by the Board. In addition, the Company provided Moelis with Board approved estimates of (i) remaining net operating losses (“NOLs”) and (ii) remaining unfunded pension and retiree medical expenses, in each case, subsequent to 2014. Moelis calculated a range of terminal values for the Company by applying implied perpetual growth rates of 0.0% to 2.0% to the estimated 2014 unlevered free cash flow of the Company. Moelis selected this range of perpetual growth rates based on the highly contracted, tolling nature of the Company’s business, its single customer concentration and the absence of projected growth capital expenditures. The cash flows and terminal values were then discounted to present value using after-tax discount rates ranging from 16% to 20%, based on Moelis’ review of the weighted average cost of capital of the selected peer group companies listed above with a significant contract based business model. Moelis calculated the net present value of the estimated remaining NOLs subsequent to 2014 using the growth rate and discount rate ranges referred to above. Moelis calculated the net present value of the remaining unfunded pension and retiree expenses subsequent to 2014, using the discount rate ranges referred to above.

This analysis led Moelis to an implied reference range for the Company’s enterprise value of $46.1 million to $70.0 million and an implied reference range for the Company’s aggregate equity value of $54.4 million to $78.2 million.

Sum of the Parts DCF Analysis

In addition to the discounted cash flow analysis described above relating to the base business of the Company, Moelis performed a discounted cash flow analysis that included the estimated value (i) from the potential sale of certain excess nitrogen oxide (“NOx”) emission credits by the Company (taking into account, in part, the recent sales of NOx credits), and (ii) of three key new business development projects of the Company. The projected sale proceeds from the NOx credit sales (net of an assumed three percent commission fee) and the cash flows from the three key business development projects, together with the probability of the realization of such business development projects, were included in the projections provided to Moelis by Company management and approved by the Board. Moelis applied the discount rates referred to above in calculating the additional net present values attributable to these assets and projects.

This analysis led Moelis to an implied reference range for the Company’s enterprise value of $70.6 million to $97.4 million and an implied reference range for the Company’s aggregate equity value of $78.9 million to $105.6 million.

The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above for purposes of comparison is directly comparable to the Company, Eastman or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arms’ length negotiations between the Special Committee, the Company, Resurgence and Eastman. The Common Stock Consideration was determined through arms’ length negotiations between the Special Committee and Resurgence. Moelis provided advice to the Special Committee during these negotiations. Moelis did not, however, recommend any specific exchange ratio or amount of consideration to the Company or the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis’ opinion was prepared for the use and benefit of the Special Committee and the Board (solely in their capacities as such) in connection with their respective evaluations of the Merger. Moelis’ opinion does not address (i) the fairness of any of the Common Stock Consideration, the Preferred Stock Consideration or the Consideration to, or any other Consideration of, the holders of any class of securities (including the holders of Preferred Stock), creditors or other constituencies of the Company, other than the fairness from a financial point of view to the holders of the Common Stock (other than Resurgence) of the Common Stock Consideration to be received by such holders in the Merger, or (ii) the fairness of the Preferred Stock Consideration to the holders of Common Stock. Accordingly, Moelis’ opinion does not address the allocation of the Consideration between Common Stock Consideration and Preferred Stock Consideration.

In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to any portion of the Consideration. Moelis’ opinion does not address the material terms of the Merger Agreement or the form of the Merger. In rendering its opinion, Moelis assumed, with the consent of the Special Committee, that the final executed form of each of the Merger Agreement and the Voting Agreement would not differ in any material respect from the draft that Moelis examined, and that Eastman and the Company would comply with all the material terms of the Merger Agreement and the Voting Agreement.

Moelis acted as financial advisor to the Special Committee in connection with the Merger and will receive fees for its services, $750,000 of which have been paid or are payable on or prior to the delivery of its opinion, regardless of the conclusion reached therein, and an additional $250,000 of which are contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify Moelis for certain liabilities arising out of its engagement.

The Special Committee selected Moelis as its financial advisor in connection with the Merger, in part, as a result of Moelis’ substantial experience in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Projections

The Company does not, as a matter of course, make public forecasts as to future performance beyond the current fiscal year, and is especially wary of making forecasts for future periods due to the unpredictability of the underlying assumptions and estimates. However, the projected fiscal years ended December 31, 2011, 2012, 2013 and 2014 provided below (the “Projections”), were considered by the Board for purposes of evaluating the Merger and the Company directed Moelis to utilize them in connection with its rendering of its fairness opinion to the Special Committee and performing its related financial analyses, as described under the caption “Opinion of the Special Committee’s Financial Advisor”. The Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). In addition, the Company’s independent auditor has neither examined, compiled, nor performed any procedures with respect to the Projections and, accordingly, does not express any opinion or any other form of assurance with respect thereto. The Projections are not included herein to influence your decision whether to exercise dissenter’s rights in connection with the Merger, but are being provided because they were considered by the Board in evaluating the Merger and were approved by the Company for use by Moelis in rendering of its fairness opinion and performing its related financial analyses.

These Projections were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of our management. These Projections are forward-looking statements. Important factors that may affect actual results and cause these Projections not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Information” on page 11 of this Information Statement. These Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these Projections. Accordingly, there can be no assurance that the forecasted results provided below will be realized.

The inclusion of these Projections in this Information Statement should not be regarded as an indication that any of the Company or its affiliates, advisors or representatives considered these Projections to be predictive of actual future events, and these Projections should not be relied upon as such. None of the Company, its affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile, and none of them has updated or otherwise revised or reconciled, these Projections to reflect circumstances existing after the date these Projections were generated or to reflect the occurrence of events occurring after such date, even in the event that any or all of the assumptions underlying these Projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to these Projections. The Company has made no representation to Eastman, in the Merger Agreement or otherwise, as to the accuracy of these Projections. None of the Company, its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in these Projections or that the forecasted results will be achieved.

The Projections provided below do not give effect to the Merger. The Company urges all its stockholders to review the Company’s most recent SEC filings for a description of the Company’s reported financial results.

The following table sets forth projected financial information for the Company for the fiscal years ended December 31, 2011, 2012, 2013 and 2014.

Projections

	2H’ 2011E	2012E	2013E	2014E
	($ in millions)

Net Cash Flow	$7.1	$3.9	$11.9	$11.3

Stockholder Action by Written Consent

The Company is required pursuant to the terms of the Merger Agreement to prepare and deliver to the Company’s stockholders this Information Statement and give prompt notice of the adoption of the Merger Agreement by stockholder written consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the written consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL.

On June 22, 2011, Resurgence, which beneficially owns approximately 56% of the outstanding shares of Common Stock, over 88% of the voting power of the outstanding shares of Capital Stock and 100% of the outstanding shares of Preferred Stock, in each case entitled to vote on the adoption of the Merger Agreement and the approval of the Merger, delivered to the Company, Eastman and Merger Sub the Written Consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. In addition, on June 22, 2011, Resurgence, as holder of 100% of the Preferred Stock, executed a written consent waiving, as of the effective time of the Merger, any notification requirements, redemption rights and consent rights in connection with the Merger under the Restated Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock.

Financing of the Merger

Eastman, the parent company of Merger Sub, will provide sufficient funds to pay for all Capital Stock to be acquired in the Merger. The total amount of funds necessary to pay all Merger Consideration and customary fees and expenses in connection with the Merger Agreement and the transactions contemplated therein is estimated to be approximately $113 million, which will be used to pay stockholders of the Company, and to pay amounts to executive officers of the Company. Eastman will obtain such funds from cash on hand (including the Company’s cash reserves) or from amounts available under Eastman’s existing credit facilities. The consummation of the Merger is not conditioned upon any financing arrangements.

Interests of Certain Persons in the Merger

You should be aware that certain of our directors and named executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. These interests include (a) potential payments to our named executive officers in connection with certain terminations of employment, if any, pursuant to the Genova Employment Agreement and existing employment retention plans, (b) payments of bonuses to our named executive officers and other employees at the Effective Time not exceeding $590,000 in the aggregate pursuant to a transaction bonus program established under the terms of the Genova Employment Agreement in June of 2009 and (c) the assumption by Eastman and the surviving corporation of all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions of our directors and executive officers occurring at or prior to the Effective Time (as well as certain obligations with respect to director and officer liability insurance). For a discussion of the treatment of certain of these interests, see the sections entitled “The Merger Agreement — Employee Benefit Matters” and “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 58.

Certain of our directors and named executive officers also hold equity interests in the Company other than Common Stock that pre-date the discussions regarding a potential transaction that eventually resulted in the execution of the Merger Agreement. For a discussion of the treatment of these interests (to the extent still outstanding) in accordance with their terms and as set forth in the Merger Agreement, also see the section entitled “The Merger Agreement — Treatment of Common Stock, Preferred Stock, Stock Options, and Performance Units” beginning on page 51.

The Special Committee was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. You should consider these and other interests of our directors and named executive officers that are described in this Information Statement.

Transaction Fee

Under the Genova Employment Agreement Mr. Genova is entitled to a transaction fee (a “Transaction Fee”) in an amount equal to 0.66% of the value of any non-ordinary course transaction designated as a “Transaction” by our Board or the Compensation Committee of our Board that enhances stockholder value and meets such other criteria as may be specified by the Board or the Compensation Committee at the time of such designation (a “Transaction”). Mr. Genova also has the authority under such provision to allocate a bonus pool of 0.59% of the value of such Transaction among the Company’s other employees, including the Company’s other senior executive officers, based upon each individual’s contribution towards the consummation of such Transaction. The Merger Agreement provides that Mr. Genova will be paid a Transaction Fee in connection with the Merger and the Compensation Committee of our Board has designated the Merger as a Transaction. The Transaction Fee expected to be payable to Mr. Genova is equal to $660,000 and the aggregate amount of Transaction Fees payable to all other employees of the Company is expected to be $590,000. However, these amounts are subject to downward adjustment if the aggregate amount payable to the holders of our Preferred Stock is adjusted downward pursuant to the terms of the Merger Agreement. The maximum reductions to these amounts are $10,900 and $8,850, respectively.

Performance Units

On August 7, 2009, the Board adopted our Long-Term Incentive Plan, which provides for the issuance of awards of performance units to our Chief Executive Officer and President, our Senior Vice Presidents and other key employees. The purposes of our Long-Term Incentive Plan are to reward our executive officers and other designated employees for achieving pre-established financial objectives that contribute to our growth and profitability, to increase stockholder value and to provide an incentive compensation opportunity that will enable us to attract, motivate and retain outstanding executives. Since the adoption of our Long-Term Incentive Plan, the Compensation Committee of our Board has approved grants of performance units on August 7, 2009, February 10, 2010 and January 10, 2011.

Upon a “Change of Control,” as such term is defined in our Long-Term Incentive Plan, any incomplete performance periods for outstanding performance units end at that time and the outstanding performance units become payable, if at all, in accordance with the terms set out at the time of grant of those performance units. For all of our existing performance units, all outstanding performance units will automatically lapse and be canceled upon the occurrence of a Change of Control if a Transaction Fee is paid to any person in connection with the transaction resulting in such Change in Control. However, if no Transaction Fee is paid to any person in connection with the transaction resulting in such Change in Control pursuant to the terms of the Genova Employment Agreement, each of our named executive officers will be deemed to have earned the number of performance units that he or she would have earned at the target level of performance. Any Performance Units earned under these provisions will be paid in cash at an amount equal to $1,000 per performance unit, with such payment to be made at the time the relevant transaction is consummated.

The Merger will constitute a Change of Control under our Long-Term Incentive Plan. As of the date of this Information Statement, the aggregate amounts payable to each of our named executive officers under all of their existing performance units at the target level of performance are:

John V. Genova	$2,301,000
David J. Collins	$325,000
Kenneth M. Hale	$816,000
Walter B. Treybig	$680,000
Carla E. Stucky	$0
Total	$4,122,000

The Merger Agreement requires that our Board or the Compensation Committee of our Board designate the Merger as a Transaction under the Genova Employment Agreement and that a Transaction Fee be paid to Mr. Genova. On June 21, 2011, the Compensation Committee of our Board designated the Merger as a Transaction under the Genova Employment Agreement. As a result, upon the consummation of the Merger and the payment of a Transaction Fee to Mr. Genova, all outstanding performance units will lapse and be cancelled and the amounts set forth above will not be paid.

Genova Employment Agreement

Under his Employment Agreement, Mr. Genova is eligible for severance benefits if his employment is terminated in specified ways and for specified reasons. That termination must either result from the expiration of the term of the Genova Employment Agreement, Mr. Genova resigning for “Good Reason” or Mr. Genova being terminated by us without “Cause” (as these terms are defined in the Genova Employment Agreement).

The Employment Agreement is for a three-year term with automatic one-year extensions each year unless we elect to stop the automatic extensions. If Mr. Genova’s employment with us is terminated in a way that results in his being eligible for severance benefits under the Genova Employment Agreement, Mr. Genova is entitled to a lump sum payment determined by multiplying his annual base salary plus his “Target Bonus” (as defined in the Genova Employment Agreement) by 2.75. Once the base amount of the lump sum payment is determined, the final amount of the lump sum payment depends on whether a “Change of Control” (as defined in the Genova Employment Agreement) occurred during the period starting two years prior to the termination of his employment and ending 180 days after the date of the termination of his employment. If a Change of Control has not (and does not) occur within that period, the amount of the lump sum payment is reduced by 50%. However, if the lump sum payment is payable in connection with a Change of Control, up to 50% of the lump sum payment is subject to repayment by Mr. Genova if he, within one year after the termination of his employment, owns, manages, operates or controls (or joins in the ownership, management, operation or control of), or becomes employed by or connected in any manner with, any business engaged in the manufacture or sale of acetic acid, propylene, biodiesel or renewable fuels anywhere in Texas or any of its contiguous states. Currently, if Mr. Genova terminated his employment for Good Reason or was terminated by us without Cause, he would be paid a lump sum amount equal to $2,587,200 if a Change of Control occurs during his protection period or $1,293,600 if no Change of Control occurs during his protection period. The Merger will be considered a Change of Control under the Genova Employment Agreement.

In addition to the lump sum payment, Mr. Genova would also be entitled to his accrued but unpaid salary, compensation for unused vacation time and any unpaid vested benefits earned or accrued under any of our benefit plans (other than qualified plans). Also, for a period of 18 months, Mr. Genova (and the members of his family who are currently eligible to receive benefits under our primary group medical plan) would continue to be covered by all of our life, health care, medical and dental insurance plans and programs (excluding disability) to the extent we continue to provide such coverage to our senior executives generally, as long as he makes a timely COBRA election and pays the premiums required under our plans and programs (at active employee rates). In addition, our obligation to continue to provide coverage under our plans and programs with respect to any particular type of plan or program ends if and when Mr. Genova becomes eligible for similar coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan. If Mr. Genova had terminated his employment for Good Reason or had been terminated by us without Cause on December 31, 2010, the value of these life, medical and dental insurance benefits would have been $26,281.

If any payment or distribution to Mr. Genova under the Genova Employment Agreement is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 (other than a Transaction Fee), he is also entitled to receive a gross-up payment from us in an amount such that, after payment by Mr. Genova of all taxes on the gross-up payment, the amount of the gross-up payment remaining is equal to the lesser of (i) the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 and (ii) 50% of the sum of Mr. Genova’s annual base compensation plus his Bonus Target under our Bonus Plan for the year of payment if the payment or distribution occurs on or before December 31, 2013 or 25% of the sum of Mr. Genova’s annual base compensation plus his Bonus Target under our Bonus Plan for the year of payment if the payment or distribution occurs after December 31, 2013. As of the date of this Information Statement, the maximum gross-up payment payable to Mr. Genova is $470,400.

Key Employee Protection Plan

David J. Collins, our Senior Vice President and Chief Financial Officer, Kenneth M. Hale, our Senior Vice President, Corporate Secretary and General, Counsel, Walter E. Treybig, our Senior Vice President — Manufacturing, Carla E. Stucky, our Vice President and Corporate Controller, John M. Gilbert, our Vice President — Corporate Development, and Bruce E. Moore, our Vice President and Treasurer, are the only current participants under our Key Employee Protection Plan and their respective multipliers and other variables for determining benefits have been set by our Compensation Committee. Under our Key Employee Protection Plan, a participant can only become eligible for benefits if his or her employment is terminated in specified ways and for specified reasons. That termination must either result from the participant resigning for

“Good Reason” or the participant being terminated by us for any reason other than “Misconduct” or “Disability.” Under the Merger Agreement, consummation of the Merger and the other transactions contemplated hereby will give each of the participants under our Key Employee Protection Plan, as amended, the right to terminate their employment for Good Reason.

If a participant’s employment with us is terminated in a way that results in him being eligible for benefits under our Key Employee Protection Plan, the participant is entitled to a lump sum payment. The amount of the lump sum payment is determined by multiplying the participant’s multiplier by the sum of his or her highest annual base salary during the last three years plus his or her current bonus target under our Bonus Plan. This amount is reduced, however, by the amount of any other separation, severance or termination payments received from us under any of our other plans or which we are required to pay by law. Once the base amount of the lump sum payment is determined, the final amount of the lump sum payment depends on whether a Change of Control occurs within a specified period before or after the date of termination. If a Change of Control has not (and does not) occur within that specified period, the participant’s applicable multiplier is reduced by 50%. However, if the higher lump sum payment is payable in connection with a Change of Control, the incremental amount is subject to repayment by the participant if the participant, within one year after his or her termination, owns, manages, operates or controls (or joins in the ownership, management, operation or control of), or becomes employed by or connected in any manner with, any business engaged in the manufacture or sale of styrene, acrylonitrile or acetic acid anywhere in the world. The precise amount repaid by the participant is a percentage of the incremental amount determined by dividing the number of days left in the one-year restricted period when he or she first engages in the competitive activity by 365.

Whether a participant is eligible for the higher lump sum payment associated with a Change of Control depends on whether his or her termination occurred within his “Protection Period.” Each of our named executive officers’ Protection Period starts 180 days prior to the date on which the Change of Control occurs and ends two years after the date on which the Change of Control occurs (other than Ms. Stucky, whose Protection Period ends 18 months after the date on which the Change of Control occurs).

The Merger will constitute a Change of Control under our Key Employee Protection Plan. If each of our named executive officers terminates his or her employment for Good Reason in connection with the Merger, or is terminated by us for any reason other than Misconduct or Disability within two years after the consummation of the Merger (or 18 months after the consummation of the Merger in the case of Miss Stucky), he or she will be paid the following lump sum amounts under our Key Employee Protection Plan:

		Bonus	Applicable
	Base Salary	Target	Multiplier	Payment

David J. Collins	$259,600	50%	2.0	$778,800
Kenneth M. Hale	$282,000	40%	2.0	$789,600
Walter B. Treybig	$232,000	40%	2.0	$649,600
Carla E. Stucky	$176,511	35%	1.0	$238,290

In addition to the lump sum payment, each participant eligible for benefits under our Key Employee Protection Plan is entitled to receive his or her accrued but unpaid compensation, compensation for unused vacation time and any unpaid vested benefits earned or accrued under any of our benefit plans (other than qualified plans). Also, for a period of 24 months (including 18 months of COBRA coverage), that participant will continue to be covered by all of our life, medical and dental insurance plans and programs (other than disability), as long as he or she makes a timely COBRA election and pays the premiums required under our plans and programs (at active employee rates) and by COBRA. In addition, our obligation to continue to provide coverage under our plans and programs to a participant ends if and when that participant becomes employed on a full-time basis by a third party which provides the participant with substantially similar benefits. If each of our Named Executive Officers that is a participant in our Key Employee Protection Plan terminated his or her employment for Good Reason or was terminated by us for any reason other than

Misconduct or Disability on December 31, 2010, the value of such life, medical and dental insurance benefits would have been:

David J. Collins	$46,110
Kenneth M. Hale	$43,896
Walter B. Treybig	$33,159
Carla E. Stucky	$14,928

If any payment or distribution under our Key Employee Protection Plan to a participant is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, the participant is also entitled to receive a gross-up payment from us in an amount such that, after payment by the participant of all taxes on the gross-up payment, the amount of the gross-up payment remaining is equal to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986. However, the maximum amount of any gross-up payment is 25% of the sum of the participant’s highest annual base compensation during the last three years plus the participant’s Bonus Target under our Bonus Plan for the year of payment. As of the date of this Information Statement, the maximum gross-up payments payable to Messrs. Collins, Hale and Treybig and Ms. Stucky are $97,350, $98,700, $81,200 and $59,572, respectively.

Golden Parachute Compensation

Our executive compensation programs encourage our executives to explore transactions that maximize value for our shareholders. The Board believes that these programs have led to substantial value creation with respect to the Merger by encouraging our executive officers to use their best efforts in support of the Board in its review of strategic alternatives and the Special Committee in its review of Transaction Proposals and to encourage potential acquirers by incentivizing our executive officers to continue their employment with the Company following a change of control.

The “golden parachute” compensation set forth in the table below (the “Merger-Related Compensation”) is contractual between the Company and each of our executive officers. Thus, the Merger-Related Compensation will be payable, subject only to the conditions applicable thereto, upon consummation of the transactions contemplated by the Merger Agreement. As noted above under “Interests of Certain Persons in the Merger — Transaction Fee” the Transaction Fee expected to be payable to Mr. Genova is equal to $660,000 and the aggregate amount of the Transaction Fees payable to all other employees of the Company is expected to be $590,000. However, these amounts are subject to downward adjustment if the aggregate amount payable to holders of our Preferred Stock is adjusted downward pursuant to the terms of the Merger Agreement. The maximum reductions to these amounts are $10,900 and $8,850, respectively. Because the Transaction Fees payable to the Company’s named executive officers have not been finalized, as of the date of this Information Statement the Company is unable to determine the exact amounts for the cash and tax reimbursement portions of the Merger-Related Compensation payable in respect thereof to the named executive officers of the Company (other than Mr. Genova).

Golden Parachute Compensation

			Pension/	Perquisites/	Tax
	Cash(1)	Equity(2)	NQDC(3)	Benefits(4)	Reimbursement(5)	Other	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

John V. Genova	3,347,200	0	0	26,281	470,400	0	3,384,881
David J. Collins	778,800	0	0	46,100	97,350	0	922,250
Kenneth M. Hale	789,600	0	0	43,896	0	0	833,496
Walter B. Treybig	649,600	0	0	33,159	0	0	682,759
Carla E. Stucky	238,290	0	0	14,928	0	0	253,218

(1)	For Mr. Genova, this amount represents the severance payment and Transaction Fee payable to Mr. Genova under the terms of the Genova Employment Agreement. For all others, this amount represents the severance payment payable to such officer under the terms of the KEP Plan. Each of the named executive officers (other than Mr. Genova) could receive additional amounts if allocated a Transaction Fee by Mr. Genova. The aggregate amount of Transaction Fees that may be allocated by Mr. Genova to all employees, including our named executive officers cannot exceed $590,000.

(2)	Under the Merger Agreement, at the effective time all the Stock Options will be canceled without any payment to the holder thereof.

(3)	The Merger will not have any impact on the rights of Mr. Hale and Mr. Treybig under the terms of the Company’s pension plan. Messrs. Genova and Collins and Ms. Stucky are not participants in the Company’s pension plan. None of our named executive officers are participants under any other non-qualified deferred compensation plans maintained by the Company.

(4)	This amount represents the value of continued coverage under the Company’s welfare plans and programs after the Merger at active employee rates.

(5)	For Mr. Genova, this amount represents a gross-up payment from us related to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 pursuant to the terms of the Genova Employment Agreement (as limited under the terms of the Genova Employment Agreement). For all others, this amount represents a gross-up payment from us related to excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 pursuant to the terms of the KEP Plan, as limited under the terms of the KEP Plan solely as it pertains to the severance amount payable under the KEP Plan. If a Transaction Fee is paid to Mr. Hale or Mr. Treybig, the maximum gross-up payments they could receive under the terms of the KEP Plan are $98,700 and $81,200, respectively. The amount shown for Mr. Collins represents the maximum gross-up payment he can receive under the terms of the KEP Plan and, as a result, the payment of a Transaction Fee to Mr. Collins would not affect the amount shown in this column. Ms. Stucky will not receive aggregate payments that would trigger any excise tax obligation and, as a result, the amount shown for Ms. Stucky will not change irrespective of the amount of any Transaction Fee paid to her.

Director and Officer Exculpation, Indemnification and Insurance

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or disinterested directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only, and will not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

We have also previously entered into an Indemnification Agreement with each of our named executive officers of the Company and each member of our Board. Each of these Indemnification Agreements provides, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee against all expenses and liabilities actually incurred by such indemnitee in connection with any threatened, pending or completed claim, action (including any action by or in the right of the Company), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or any subsidiary and a person serving at the request of the Company or any subsidiary as a director, officer, employee, fiduciary or other representative of another entity. In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. Each of the Indemnification Agreements does not preclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under the Company’s corporate governance documents, any other agreement, any vote of the stockholders of the Company and any applicable law. The Indemnification Agreements are our direct contractual obligations in favor of these individuals, and will be obligations of the surviving corporation following the Merger.

Pursuant to the Merger Agreement, Eastman will (or will cause the surviving corporation to) indemnify any person who is or was a director, officer, employee or agent of the Company or its subsidiaries against all claims incurred in any action arising out of the fact that the indemnified party was a director or officer of the Company or any of its subsidiaries, or any committee thereof, or serving at the request of the Company or any of its subsidiaries as a fiduciary or agent of another entity, with respect to claims arising from or related to facts or events which occurred before or at the Effective Time, and to honor the Company’s existing indemnification and advancement of expenses obligations with respect to claims arising from or related to facts or events which occurred before or at the Effective Time.

Furthermore, Eastman will (or will cause the surviving corporation to) continue to maintain for a period of six years following the Effective Time the Company’s directors and officers liability insurance policies in effect at the Effective Time; provided, however, that Eastman will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums previously paid by the Company (the “Maximum Premium”), in which case Eastman will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

Employee Benefits Matters

In addition, under the Merger Agreement, Eastman is required to maintain or provide continuing benefits to certain of the Company’s employees following consummation of the Merger. See the section entitled “The Merger Agreement — Employee Benefit Matters” beginning on page 58).

Treatment of Certain Outstanding Equity Securities

As of the date of this Information Statement, certain of the Company’s directors and named executive officers hold (or may be deemed to beneficially own) (a) Stock Options and (b) Preferred Stock.

Treatment of Options

The Merger Agreement provides that, at the Effective Time, each holder of Stock Options outstanding as of the Effective Time, whether vested or unvested, exercisable or not exercisable, will be canceled at or immediately prior to the Effective Time.

Treatment of Preferred Stock

The Merger Agreement provides that each share of Preferred Stock outstanding immediately prior to the Effective Time will automatically be converted into the right to receive an amount equal to the quotient of (a) $100,000,000 minus the sum of (1) the aggregate amount of merger consideration payable with respect to the shares of Common Stock and (2) the Adjustment Amount (as defined below) and (b) the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (including accrued and unpaid dividends thereon (whether or not declared)) in cash, without interest, less any applicable withholding taxes.

As used in the Merger Agreement, “Adjustment Amount” means in the event that there is a Cash Balance Deficit (as defined in the Merger Agreement) as of the closing of the Merger, the sum of (A) to the extent such Cash Balance Deficit is due to an Operational Deficit (as defined in the Merger Agreement), 50% of the Operational Deficit up to a maximum of $1,000,000 and (B) to the extent such Cash Balance Deficit is due to a Transaction Cost Deficit (as defined in the Merger Agreement), 50% of the Transaction Cost Deficit, up to a maximum amount of $500,000; provided, however, that (i) if there is no Cash Balance Deficit (even if there is an Operational Deficit and/or a Transaction Cost Deficit), the Adjustment Amount will be zero and (ii) in no event will the Adjustment Amount be greater than $1,500,000 in the aggregate.

Voting Agreement

On June 22, 2011, Resurgence entered into a voting agreement with Eastman (the “Voting Agreement”). Pursuant to the Voting Agreement, the Resurgence agreed to execute the Written Consent and to, among other things, vote its shares of Capital Stock:

•	in favor of the adoption and approval of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and any action reasonably requested by Eastman in furtherance of the foregoing; and

•	against any Acquisition Proposal and any other action, agreement or transaction involving the Company or any of its subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay or postpone or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

In addition, Resurgence has agreed not to transfer or encumber any of its shares of Capital Stock that are subject to the Voting Agreement (subject to certain exceptions). Resurgence has also agreed to certain non-solicitation provisions similar to those agreed to by the Company under the Merger Agreement.

The Voting Agreement will terminate on the earlier of (i) the date the Merger Agreement is terminated in accordance with its terms and (ii) November 30, 2011.

The Voting Agreement is attached as Annex B to this Information Statement, and we encourage you to review it carefully in its entirety.

Regulatory Approvals to Be Obtained in Connection with the Merger

The following is a summary of the material regulatory requirements for the completion of the Merger. There can be no guarantee if and when any of the consents or approvals described below, or any other regulatory consents or approvals that might be required to consummate the Merger, will be obtained, or as to the conditions that such consents and approvals may contain.

The Merger is subject to the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), which prevent transactions such as the Merger from being completed until (a) certain information and materials are furnished to the Department of Justice (“DOJ”) and the FTC and (b) the applicable waiting period is terminated or expires. On July 1, 2011, the parties made the requisite filings with the FTC and DOJ pursuant to the HSR Act. The applicable waiting period under the HSR Act will expire at 11:59 p.m. on July 30, 2011, unless earlier terminated or extended. While not anticipated, the DOJ or FTC may extend the initial 30-day waiting period and request additional information and documentary material from the parties (a “Second Request”), thus extending the review period until such time as the parties substantially comply with the Second Request and following an additional 30-day review period thereafter. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this Information Statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service (“IRS”) and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this Information Statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to U.S. Holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, real estate investment trusts, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. Accordingly, this discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the Merger will be taxable to U.S. Holders of our Common Stock for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the Effective Time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the Effective Time of the Merger. If the U.S. Holder has held our Common Stock for one year or less prior to the Effective Time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. This 15% rate is scheduled to expire at the end of 2012, at which time, unless the law is changed, the rate generally will increase to 20% for non-corporate taxpayers. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold 28% of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that the tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. Holder of our Common Stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

Any gain or loss recognized by a non-U.S. holder upon the receipt of cash in the Merger generally will not be subject to United States federal income tax unless:

•	The gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	The non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	The non-U.S. holder owned (actually or constructively) more than 5% of our Common Stock at any time during the five years preceding the Merger, and we are or have been a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets. We believe that we may be a USRPHC.

An individual non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to tax on such gain in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the Merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger is not completed for any reason, our stockholders will not receive any Merger Consideration for their shares of our Common Stock or Preferred Stock, and any such equity interests will not be converted and will remain outstanding. Instead, we will remain an independent publicly-traded company, and our Common Stock will continue to be quoted on the OTCQB. In addition, we expect that management will operate our business in a manner similar to that in which it is currently being operated and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our Capital Stock.

If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our Common Stock may decline to the extent that the current market price of our Common Stock reflects a market assumption that the Merger will be completed. From time to time, the Board would evaluate and review our business operations, properties, dividend policy and capitalization and, among other things, make such changes as are deemed appropriate. In addition, the Board may seek to identify strategic alternatives to maximize stockholder value. If the Merger is not completed for any reason, we cannot guarantee that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the Merger Agreement is terminated, under certain circumstances we will be obligated to pay a termination fee of $3.75 million to Eastman and Eastman will be obligated to pay a fee of approximately $2.7 million to the Company in certain circumstances if it materially breaches its obligations under the Merger Agreement. For a description of the circumstances triggering payment of the termination fees, see the section entitled “The Merger Agreement — Termination Fees” beginning on page 61.

Appraisal Rights

If you make a written demand for appraisal within 20 days of the mailing date of this Information Statement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this Information Statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of our Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the close of business on the date preceding the date this Information Statement is sent, with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This Information Statement constitutes such notice to the holders of our Common Stock and Section 262 of the DGCL is attached to this Information Statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Holders of shares of our Common Stock who decide to exercise their appraisal right must deliver to the Company a written demand for appraisal of their shares of Common Stock within 20 days after the date of mailing of the Information Statement, or by August 8, 2011. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for such shares of our Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and you wish to exercise your appraisal rights, you are urged to consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Sterling Chemicals, Inc. at 333 Clay Street, Suite 3600, Houston, Texas 77002-4109; Attn: Corporate Secretary, or should be delivered to the Corporate Secretary within 20 days of the mailing date of this Information Statement, or by August 8, 2011.

Within ten days after the Effective Time, we will notify each stockholder of the Effective Time who properly asserted appraisal rights under Section 262 of the DGCL. Within 120 days after the Effective Time, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all dissenting stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our Common Stock with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between Effective Time and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration you are entitled to receive pursuant to the Merger Agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the Merger Consideration payable in a Merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court will direct the payment of the fair value of the shares of our Common Stock, together with interest, if any, to stockholders who have perfected appraisal rights. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our Common Stock have been appraised. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time.

If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require our written approval.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information,” beginning on page 66.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this Information Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the parties thereto were qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Information Statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; Bylaws

At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified and will hold office in accordance with the terms of the certificate of incorporation of the Company which will be amended and restated in connection with the Merger and will become the amended and restated certificate of incorporation of the surviving corporation, and the bylaws of the Company which will be amended and restated in connection with the Merger and will become the amended and restated bylaws of the surviving corporation. The officers of Merger Sub immediately prior to the Effective Time will serve as the officers of the surviving corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their resignation or removal, in accordance with the amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation.

Closing and Effective Time

The closing of the Merger will take place upon, and the Company and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable after, the satisfaction or waiver of the conditions to the Merger, provided that the Merger will not be consummated prior to August 1, 2011.

Treatment of Certain Indebtedness

Promptly after the Effective Time but in any event on the same date on which the Effective Time occurs, Eastman will (i) deposit, or cause the surviving corporation to deposit, adequate funds to effect satisfaction and discharge on the Closing Date (as defined the Merger Agreement) pursuant to and in accordance with the terms of the Indenture (as defined in the Merger Agreement), on the basis of arrangements having been made to redeem all issued and outstanding Notes not held by the Company, pursuant to a notice of redemption, in accordance with the Indenture (a “Redemption Notice”) mailed commencing on the Closing Date, (ii) cause the surviving corporation to prepare and mail the Redemption Notice pursuant to the terms of the Indenture and pursuant to the related provisions of the Notes, (iii) elect to redeem (and instruct the Indenture trustee to give notice of redemption of) all the Notes on the date that is at least 30 days after the Closing Date, and (iv) take, or cause the surviving corporation to take, other such actions as may be necessary so to redeem the Notes on such redemption date pursuant to the Indenture and effect a satisfaction and discharge of the Indenture on the Closing Date pursuant to the Indenture.

Furthermore, prior to the Closing Date, the Company, and each of Eastman and Merger Sub, will cooperate and take such actions, and execute such documents as may be reasonably requested by the Indenture trustee, in order to comply with the provisions of the Indenture governing mergers and asset sales and to enable Eastman to fulfill its obligations under the Merger Agreement and to satisfy and discharge the Notes as described therein.

Treatment of Common Stock, Preferred Stock, Stock Options, and Performance Units

Common Stock

At the Effective Time, each share of Common Stock outstanding immediately prior thereto, except for shares owned by the Company, Eastman or Merger Sub or shares held by stockholders who are entitled and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL will be converted into the right to receive $2.50 in cash, without interest, less any applicable withholding taxes. After the Effective Time, each holder of a certificate representing any shares of our Common Stock (other than shares for which appraisal rights have been properly demanded and perfected under Section 262 of the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the Common Stock

Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Common Stock Merger Consideration.

Preferred Stock

At the Effective Time, each share of Preferred Stock outstanding immediately prior thereto will be converted into the right to receive an amount equal to the quotient of (i) $100,000,000 minus the sum of the aggregate Common Stock Merger Consideration minus the Adjustment Amount and (ii) the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (including accrued and unpaid dividends thereon (whether or not declared)) in cash, without interest, less any applicable withholding taxes. After the Effective Time, each holder of a book-entry share representing any shares of our Preferred Stock will no longer have any rights with respect to the shares, except for the right to receive the Preferred Stock Merger Consideration. All shares of Preferred Stock that have been converted into the right to receive the Preferred Stock Merger Consideration.

Stock Options

The Merger Agreement provides that, at the Effective Time, each Stock Option outstanding as of the Effective Time, whether vested or unvested, exercisable or not exercisable, will be canceled at or immediately prior to the Effective Time, without any payment made to the holder thereof.

Performance Units

At the Effective Time, if any Transaction Fee is paid to any person under the terms of the Genova Employment Agreement, each outstanding performance unit granted under the Company’s Long-Term Incentive Plan will lapse and be cancelled without any payment to the holder thereof. The Merger Agreement obligates the Company to pay a Transaction Fee to John V. Genova.

Exchange and Payment Procedures

At or prior to the Effective Time, Eastman will deposit, or cause to be deposited, with a paying agent for the transaction cash sufficient to pay our holders of Common Stock (except those shares held by any of our stockholders who are entitled to and properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL) the aggregate Common Stock Merger Consideration to which they are entitled under the Merger Agreement. The Merger Consideration will be payable upon the due surrender of the certificates that represented our Common Stock or transfer of non-certificated shares of Preferred Stock.

Under the Merger Agreement, Eastman must use commercially reasonable efforts to cause provision to be made for holders of the Company’s Capital Stock to procure in person immediately after the Effective Time a letter of transmittal and instructions and to cause to be delivered in person immediately after the Effective Time such letter of transmittal and to provide immediate payment of the related Merger Consideration against delivery thereof, to the extent practicable. To the extent that you do not procure a letter of transmittal in person, as soon as practical after the Effective Time, Eastman will cause the paying agent to mail and address to each record holder of our Capital Stock a letter of transmittal and instructions for use in effecting the surrender of certificates (“Certificates”) or the transfer of non certificated shares (the “Book-Entry Shares”), as the case may be, that in each case, prior to the Effective Time, represented outstanding shares of Capital Stock in exchange for the Merger Consideration. Each stockholder will be entitled to receive the Merger Consideration upon surrendering to the paying agent such stockholder’s Certificates or transferring to the paying agent such stockholder’s Book-Entry Shares, as applicable, together with a properly executed letter of transmittal and any other documents reasonably required by the paying agent. You should not return your Certificates to the paying agent without a letter of transmittal, and you should not return your Certificates to the Company.

If a payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting the payment will have paid all applicable taxes relating to the payment of Merger Consideration to a person other than the registered holder of the Certificate surrendered or will have to establish that such taxes either have been paid or are not applicable.

If any stockholder is unable to surrender such holder’s Certificate because such Certificates have been lost, stolen or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in such amount as the surviving corporation may determine is reasonably necessary.

At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of our Capital Stock in the stock transfer books of the surviving corporation.

The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholdings as required by law.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, Eastman and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other date specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the confidential disclosure letter of each party. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Eastman and the Merger that is contained in this Information Statement, as well as in the filings that the Company and Eastman will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

In the Merger Agreement, the Company has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Eastman and Merger Sub, including representations relating to:

•	Material organization, good standing and corporate, limited liability or partnership power of the Company and its significant subsidiaries;

•	The Company’s capital structure as of a date certain prior to signing, including the particular number of outstanding shares of Common Stock, Preferred Stock, Stock Options and other equity-based interests;

•	Authorization to enter into the Merger Agreement (subject to stockholder approvals) and to consummate the transactions contemplated thereby, the enforceability of the Merger Agreement against the Company, receipt of the Written Consent, Board approval and recommendation and no applicable takeover statutes;

•	Lack of material conflicts and consents or approvals, other than specifically identified consents;

•	Timeliness and accuracy of SEC filings and financial statements, no undisclosed liabilities or complaints, certifications by appropriate officers, existence and effectiveness of internal controls;

•	Absence of certain material changes or events from January 1, 2011;

•	No material litigation;

•	Material compliance with applicable laws and permit requirements and lack of governmental investigation;

•	Material compliance with environmental laws and other representations as to environmental matters;

•	Tax matters;

•	Employee benefits and certain compensation matters;

•	Labor relations;

•	Intellectual property;

•	Material contracts of the Company;

•	Real property, personal property and inventory matters;

•	No broker other than Moelis entitled to fees;

•	Opinion of financial advisor;

•	Information supplied by Company; and

•	Compliance with U.S. export control laws.

Many of the Company’s representations and warranties are qualified as to materiality or Material Adverse Effect. For purposes of the Merger Agreement, “Material Adverse Effect”, with respect to the Company, means a material adverse effect on (a) the ability of the Company to consummate the Merger and the transactions related to the Merger to be performed or consummated by the Company or (b) the financial condition or results of operations of the Company and the Company’s subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence arising out of or relating to:

•	general economic or political conditions in the United States of America;

•	conditions generally affecting industries in which any of the Company or the Company’s subsidiaries operates;

•	any act of terrorism or outbreak of hostilities or war, in the United States or elsewhere;

•	changes in applicable laws;

•	earthquakes, hurricanes, floods or other natural disasters;

•	changes in interest rates;

•	changes in the capital markets;

•	any failure of the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings or operating performance for any period;

•	changes in the market price or trading volume of the Common Stock; and

•	the announcement or pendency of the Merger Agreement or the matters contemplated thereby or the compliance by any party with the provisions of the Merger Agreement.

subject to certain limitations on such exceptions as set forth in the Merger Agreement.

In the Merger Agreement, Eastman and Merger Sub have made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to the Company, including representations relating to:

•	Material organization, good standing and corporate power of Eastman and Merger Sub;

•	Business and operations of Merger Sub;

•	Authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against Eastman and Merger Sub, and board approval by the board of each of Eastman and Merger Sub;

•	Lack of material conflicts and consents or approvals;

•	Timeliness and accuracy of SEC filings and financial statements;

•	No material litigation;

•	Information supplied by Eastman;

•	Cash and cash commitments on hand and committed credit facilities; and

•	No broker other than Oppenheimer & Co. Inc. (“Oppenheimer”) entitled to fees.

The representations and warranties of the Company, Eastman and Merger Sub do not survive the closing of the Merger or the termination of the Merger Agreement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as specified in the Company’s disclosure letter, the Company has agreed to certain restrictions on the operation of the Company’s business. In general, the Company has agreed, and agreed to cause each of its subsidiaries to, (a) carry on their respective businesses in the ordinary course in all material respects, (b) preserve the present material business operations, organizations and goodwill, (c) maintain insurance upon material assets of the Company in appropriate amounts, (d) maintain all permits, including environmental permits for currently active operations and for inactive operations (subject to certain exceptions), (e) manage and maintain Pension Plans, (f) maintain books, accounts and records in the ordinary course, consistent with past practices and (g) maintain a normalized level of working capital consistent with past practices.

Additionally, under the Merger Agreement, the Company has agreed, from the date of the Merger Agreement until the Effective Time, to be subject to customary operating covenants and restrictions, and, subject to certain exceptions, will not, and will not permit any of the Company’s subsidiaries to, do any of the following without the prior written consent of Eastman (which consent will not be unreasonably withheld, delayed or conditioned):

•	Amend, supplement or otherwise change its certificate of incorporation or bylaws;

•	Issue, deliver, sell, or grant any shares, any voting securities, or any securities convertible into or exchangeable for, or any Stock Options, warrants or rights to acquire, any such shares other than dividends on the outstanding shares of Preferred Stock, or any” phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

•	Declare, set aside, make or pay any dividend or other distribution, other than as required or permitted under the Company’s certificate of incorporation with respect to the Preferred Stock, by a direct or indirect Company subsidiary to its parent or in connection with the dissolution of S & L Cogeneration Company with regard to distributions to the Company;

•	Split, combine or reclassify any of the Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Capital Stock;

•	Purchase, redeem or otherwise acquire any shares of the Capital Stock other than Preferred Stock to the extent required by the Certificate of Incorporation or any capital stock of a Company subsidiary or any other securities thereof or any rights, warrants or Stock Options to acquire any such shares or other securities;

•	Acquire any entity interest in or business of any corporation, partnership, joint venture, association or other business organization or any material assets having a purchase price of more than $100,000 except in the ordinary course;

•	Grant any increase in compensation (except in the ordinary course, consistent with prior practice), grant any increase in severance or termination pay, enter into any employment, consulting, indemnification, severance or termination agreement, or establish, adopt, enter into or amend in any material respect any collective bargaining agreement or plan;

•	Make any change in tax, financial or other accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company;

•	Sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets that have a fair market value in excess of $100,000 individually, or dispose of any assets or properties related to the esters operations, the phthalic anhydride and oxo alcohols operations other than a sale of all or any portion of the Company’s assets or properties related to the Company’s phthalic anhydride operations pursuant to the terms of contracts pre-existing the entry of the Merger Agreement;

•	Other than issuances of letters of credit under the Company’s existing letter of credit facility in replacement of any letters of credit that may expire during the term of the Merger Agreement, incur any indebtedness or issue any debt securities or guarantee, enter into any “keep well” or similar agreement, or make any loans, advances or capital contributions to, or investments in, any other person;

•	Make or change any material tax election or settle or compromise any material tax liability or refund;

•	Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or settle any litigation proceeding requiring payments by the Company (net of insurance) in excess of $100,000 (subject to certain exceptions);

•	Enter into a new line of business or make any material change in any line of business;

•	Purchase or otherwise acquire any real property having a purchase price in excess of $100,000;

•	Enter into any contract with a term greater than two years and annual payments by the Company greater than $2,000,000;

•	Sell or enter into any agreement to sell any emissions reduction credit, including any nitrogen oxide reduction credits;

•	Make or authorize any capital expenditures that are not contemplated by the capital expenditure budget delivered to Eastman that are not required by law or otherwise required to secure the health or safety of the Company’s employees or the public or required to protect the environment;

•	Elect to permanently close the esters units under the Company’s contract with BASF Corporation; or

•	Agree to take any of these actions.

Additionally, under the Merger Agreement, the Company has agreed that it will, no later than three business days before Closing, deliver to Eastman and Merger Sub the Closing Statement. “Closing Statement” means a closing statement prepared by the Company setting forth the Company’s reasonable estimate, as of a date prior to the closing of the Merger of the Company’s cash and cash equivalents, certain receivables, the outstanding principal amount of Notes not owned by the Company and accrued interest thereon, transaction costs and estimates of specified deficits.

Under the Merger Agreement the Company has also agreed that, during the period commencing on the date of the Merger Agreement and continuing until the Effective Time, the Company will use commercially reasonable efforts to determine as promptly as practicable whether any Company subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986 and, if so, any resulting tax withholding obligations related to the payment of the Merger Consideration. If the Company is determined to be a United States real property holding corporation within the meaning of Section 897(c)(2), the Company will provide to Eastman all information available to the Company to assist in the determination of the amount of funds required to be withheld prior to the Closing Date.

Solicitation of Acquisition Proposals

The Company agreed, subject to limited exceptions, that the Company will not, and will cause its subsidiaries and direct its representatives not to:

•	Initiate, solicit or knowingly encourage any Acquisition Proposal;

•	Enter into, participate, continue or otherwise engage in any discussions or negotiations with, or provide any non-public information in connection with an Acquisition Proposal;

•	Enter into or approve any letter of intent or agreement for an Acquisition Proposal; or

•	Terminate, waive, amend or modify, or grant permission under any standstill, confidentiality agreement or similar contract, except where the failure to take such action would be reasonably likely to constitute a breach of the Board’s fiduciary duties under applicable law.

Notwithstanding the restrictions described above, until August 1, 2011 (subject to extension by an additional five business days in the event the Company elects to terminate the Merger Agreement to accept a Superior Proposal (as defined below)), if the Company receives an Acquisition Proposal for more than 50% of the assets, revenues or total voting power of the equity securities of the Company, such Acquisition Proposal was not the result of any breach of the restrictions described above and the Board had determined in good faith after consultation with the Special Committee and its advisors and the Company’s outside legal counsel that (i) the failure to take this action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law and (ii) the Acquisition Proposal, if applicable, either constitutes a Superior Proposal (as defined below) or is reasonably likely to lead to a Superior Proposal (as defined below) then, after giving prior written notice to Eastman, the Company may:

•	Provide information under a confidentiality agreement (on terms not more favorable than those set forth in the confidentiality agreement between the Company and Eastman);

•	Engage in discussions or negotiations; and/or

•	Withdraw, modify or qualify in any manner adverse to Eastman the Board’s recommendation to the Company’s stockholders to approve and adopt the Merger Agreement and the Merger, or publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

As used in the Merger Agreement, “Superior Proposal” means” means an unsolicited, bona fide written Acquisition Proposal made after the date hereof (for this purpose substituting “50%” for each reference to 20% in the definition of “Acquisition Proposal”) and that the Board determines in good faith (after consultation with the Special Committee and its advisors and the Company’s outside legal counsel) is reasonably expected to be consummated on the terms proposed, taking into account all legal, financial and regulatory aspects of the proposal, including the financing terms thereof and the person making such proposal, and if consummated would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms of such transactions agreed to by Eastman pursuant to the terms of the Merger Agreement).

Stockholder Action by Written Consent

The Company is required pursuant to the terms of the Merger Agreement to prepare and deliver to the Company’s stockholders this Information Statement and give prompt notice of the adoption of the Merger Agreement by stockholder written consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the written consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL.

On June 22, 2011, following execution of the Merger Agreement, Resurgence, which beneficially owns approximately 56% of the outstanding shares of Common Stock, over 88% of the voting power of the outstanding shares of Capital Stock and 100% of the outstanding shares of Preferred Stock, in each case entitled to vote on the adoption of the Merger Agreement and the approval of the Merger, delivered to the Company, Eastman and Merger Sub the Written Consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. In addition, on June 22, 2011, Resurgence, as holder of 100% of the Preferred Stock, executed a written consent waiving, as of the effective time of the Merger, any notification requirements, redemption rights and consent rights in connection with the Merger under the Restated Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock.

Further Action; Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties to the Merger Agreement has agreed to use commercially reasonable efforts to take all actions necessary to consummate and make effective the Merger. Specifically, the parties will:

•	Coordinate the making of all registrations and filings and obtaining of all necessary actions or nonactions, waivers, consents from governmental entities (including in connection with the HSR Act and any other applicable law) and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, provided, that, Eastman will not be required to agree, and the Company will not agree without Eastman’s consent, to waive any rights or accept any limitations on its operations or to dispose of any assets in connection with obtaining any such consent or authorization, but at Eastman’s written request, the Company will agree to any such waiver, limitation or disposal, which agreement may, at the Company’s option, be conditioned upon and effective as of the Effective Time;

•	Respond to any information requests from governmental entities as soon as reasonably practicable;

•	Obtain all necessary consents or waivers from third parties;

•	Defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	Execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

Employee Benefit Matters

Eastman will cause the Company to continue the employment after the Effective Time all of the Company employees on substantially similar terms (wages or base salary, annual bonus potential, vacation and 401(k) match but excluding equity based compensation) through December 31, 2011; provided, however, that for the year ending December 31, 2012, each retained employee will be entitled to receive the equivalent of the greater of (i) the 401(k) match such employee would be eligible to receive under the Company’s 401(k) plan or (ii) the amount payable under the terms of Eastman’s Investment and Employee Stock Ownership Plan, as amended and restated; provided, further that nothing will obligate Eastman to continue employment of any retained employees for any specific period.

Eastman will provide benefits to the retained employees (excluding equity based compensation and Eastman sponsored severance benefit) as are substantially similar in the aggregate to similarly situated Eastman employees, and severance benefits through December 31, 2011 equal to those currently available under the Company’s severance plan, and Eastman will maintain the Company’s severance plan after the Effective Time, and not amend or modify it, until December 31, 2012.

Eastman agrees that the Merger will give participants the right under the Company’s Fifth Amended and Restated Key Employee Protection Plan the (the “KEP Plan”) to terminate their employment for “Good Reason” (as defined in the KEP Plan).

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Eastman will (or will cause the surviving corporation to) indemnify any person who is or was a director, officer, employee or agent of the Company or its subsidiaries against all claims incurred in any action arising out of the fact that the indemnified party was a director or officer of the Company or any of its subsidiaries, or any committee thereof, or serving at the request of the Company or any of its subsidiaries as a fiduciary or agent of another entity, with respect to claims arising from or related to facts or events which occurred before or at the Effective Time, and to honor the Company’s existing indemnification and advancement of expenses obligations with respect to claims arising from or related to facts or events which occurred before or at the Effective Time.

Furthermore, Eastman will (or will cause the surviving corporation to) continue to maintain for a period of six years following the Effective Time the Company’s directors and officers liability insurance policies in effect at the Effective Time; provided, however, that Eastman will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Maximum Premium, in which case Eastman will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

Conditions to the Merger

Each of the Company’s, Eastman’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	Approval by the Company’s stockholders, which approval occurred when Resurgence executed and delivered the Written Consent to the Company, Eastman and Merger Sub on June 22, 2011;

•	The waiting period under the HSR Act has expired or been terminated;

•	The absence of legal prohibitions on the completion of the Merger; and

•	Approval by Eastman of the Closing Statement prepared by the Company and delivered to Eastman and Merger Sub (which approval will not be unreasonably withheld, delayed or conditioned); provided, however, that in the event that the Adjustment Amount shown on such Closing Statement equals or exceeds $1,500,000, this condition is deemed satisfied.

In addition, Eastman’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of the Company that are qualified as to materiality or Material Adverse Effect will be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of the Merger Agreement and as of the closing as though made on the date of closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

•	The Company will have performed in all material respects all of its obligations under the Merger Agreement;

•	The Company shall have obtained the consents set forth in the disclosure letter;

•	There shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2010;

•	The Company shall obtain written statements executed by each of John V. Genova, David Collins and Kenneth M. Hale acknowledging that if a Transaction Fee is paid to any person in connection with a Change of Control (as each term is defined in the Genova Employment Agreement), all issued and outstanding performance units awarded to Mr. Genova under the Company’s Long-Term Incentive Plan shall immediately lapse and have no present or future value; and

•	The delivery to Eastman of an officers’ certificate from the Company certifying that the first two conditions above have been met.

In addition, the Company’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	The representations and warranties of Eastman and Merger Sub that are qualified as to materiality or Eastman Material Adverse Effect (as defined in the Merger Agreement) will be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of the Merger Agreement and as of the closing as though made on the date of closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Eastman Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

•	Eastman and Merger Sub will have performed, in all material respects, all of their obligations under the Agreement; and

•	The delivery to the Company of an officers’ certificate from Eastman certifying that the two conditions above have been met.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by the Company’s stockholders (except as set forth below):

By mutual written consent of Eastman and the Company.

By either Eastman or the Company:

•	If the Merger is not consummated by the Outside Date, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party (or Merger Sub in the case of Eastman) seeking to terminate the Merger Agreement; or

•	If a governmental entity has issued any order or taken any final and non-appealable action prohibiting or restraining the Merger.

By Eastman:

•	If the Company breaches or fails to perform in any material respect any representation, warranty, covenant or agreement which results in the failure of a closing condition and which is not cured by the Outside Date;

•	If, prior to the date that is 40 days following the date of the Merger Agreement or such later date to which such 40-day period has been extended pursuant to the Merger Agreement, (a) the Board has publicly withdrawn its approval or recommendation of the Merger Agreement or the Merger or has publicly recommended to the stockholders of the Company any Acquisition Proposal, (b) a tender or exchange offer, that if successful, would result in any person or group becoming the beneficial owner of 20% or more of the outstanding Capital Stock, has been commenced (other than by Eastman or any of its affiliates) and the Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten business days of such commencement or (c) a representative of the Company or any Company subsidiary takes any action that would constitute a willful material breach of the non-solicitation provisions of the Merger Agreement pursuant to the terms thereof; or

•	If the Written Consent had not been executed and delivered to the Company and Eastman within one business day after the date of the Merger Agreement.

By the Company:

•	If, prior to the date that is 40 days following the date of the Merger Agreement or such later date to which such 40-day period has been extended pursuant to the Merger Agreement, it concurrently enters into a definitive agreement with respect to a Superior Proposal, provided that the Company will have complied in all material respects with the terms of the Merger Agreement relating to such Superior Proposal; or

•	If Eastman or Merger Sub breach or fail to perform in any material respect any representation, warranty, covenant or agreement which results in the failure of a closing condition and which is not cured by Outside Date.

Termination Fees

A termination fee of $3.75 million is payable by the Company to Eastman if:

•	Eastman terminates the Merger Agreement because, prior to the Effective Time, (a) the Board has publicly withdrawn its approval or recommendation of the Merger Agreement or the Merger or has publicly recommended to the stockholders of the Company any Acquisition Proposal, (b) a tender or exchange offer, that if successful, would result in any person or group becoming the beneficial owner of 20% or more of the outstanding Capital Stock, has been commenced (other than by Eastman or any of its affiliates) and the Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten business days of such commencement, (c) a representative of the Company or any Company subsidiary takes any action that would constitute a willful material breach of the non-solicitation provisions of the Merger Agreement pursuant to the terms thereof or (d) if the Written Consent had not been executed and delivered to the Company and Eastman within one business day after the date of the Merger Agreement; or

•	Company terminates the Merger Agreement because, prior to the Effective Time, the Company concurrently enters into a definitive agreement with respect to a Superior Proposal, provided that the Company will have complied in all material respects with the terms of the Merger Agreement relating to such Superior Proposal.

If (i) the Company terminates the Merger Agreement after July 11, 2011 because Eastman or Merger Sub has in any material respect breached or failed to perform any representation, warranty, covenant or agreement which results in the failure of a closing condition and which is not cured by Outside Date and (ii) the Company has not given written notice to BASF Corporation of the Company’s decision to permanently close its esters production facility on or before July 10, 2011, the Eastman is required to pay the Company approximately $2.7 million.

Effect of Termination

Despite termination of the Merger Agreement, none of the parties will be released from liability or damages resulting from the knowing or intentional material breach of any covenant or obligation in the Merger Agreement.

Expenses

All fees and expenses will be paid by the party incurring those fees or expenses.

Modification or Amendment

The Merger Agreement may be amended or supplemented at any time prior to closing, provided that no amendment can be made after the Company’s stockholders approve the Merger if such amendment would require further approval by the Company’s stockholders.

Remedies

The Company, Eastman and Merger Sub are entitled to an injunction, to specifically enforce the terms of the Merger Agreement and other equitable relief to prevent breaches of the Merger Agreement.

MARKET PRICE OF OUR COMMON STOCK

General

Our certificate of incorporation provides that we may issue up to 100,125,000 shares of stock, consisting of: (a) 125,000 shares of preferred stock, $0.01 par value per share and (b) 100,000,000 shares of our Common Stock. As of March 31, 2011, there were 2,828,460 shares of Common Stock outstanding and 7,980.086 shares of Preferred Stock were outstanding.

Principal Trading Market; High and Low Sales Prices

Our Common Stock is quoted on the OTCQB under the symbol “SCHI”. The closing price of our Common Stock on the OTCQB, on June 21, 2011, the last trading day prior to public announcement of the execution of the Merger Agreement, was $1.53 per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share, as reported on OTC Bulletin Board or OTCQB, as applicable, for our Common Stock.

Fiscal Year Ending December 31, 2011	High	Low

First quarter	$3.50	$1.00
Second Quarter (through July 1, 2011)	$2.62	$2.62

Fiscal Year Ended December 31, 2010	High		Low

First quarter	$—	(1)	$—	(1)
Second quarter	$18.00		$5.00
Third quarter	$10.50		$5.00
Fourth quarter	$6.00		$1.50

Fiscal Year Ended December 31, 2009	High	Low

First quarter	$11.00	$8.50
Second quarter	$10.00	$8.25
Third quarter	$11.00	$8.25
Fourth quarter	$9.50	$5.00

(1)	No sales in the first quarter of 2010.

The following table sets forth the closing price of our Common Stock, as reported on OTCQB on June 21, 2011, the last full trading day before the public announcement of the Merger, and on July 1, 2011, the last practicable date before this Information Statement was mailed to our stockholders.

Common Stock
Closing Price

June 21, 2011	$1.53
July 1, 2011	$2.62

As of March 31, 2011, there were 7,980.086 shares of Preferred Stock outstanding, none of which is listed for trading on any market. Following the Merger there will be no further market for the Common Stock and our Common Stock will no longer be quoted on the OTCQB and be deregistered under the Exchange Act.

Dividends

We have not paid any dividends on our Common Stock, and we do not anticipate or intend to pay cash dividends on our Common Stock for the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuers Solutions, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons That Beneficially Own More Than Five Percent (5%) of Our Common Stock

The following table sets forth certain information regarding the beneficial ownership of our Preferred Stock and Common Stock as of July 1, 2011 by (i) each of our directors and each person nominated to become one of our directors, (ii) each of our named executive officers, (iii) each person known by us to be the beneficial owner of more than 5% of our outstanding Preferred Stock or Common Stock and (iv) all of our directors and executive officers as a group. Each share of our Preferred Stock is currently convertible into 1,000 shares of our Common Stock at the election of the holder. Unless otherwise noted, the mailing address of each such beneficial owner is 333 Clay Street, Suite 3600, Houston, Texas 77002-4312. We believe, based on information provided by the beneficial owners listed below, that the named beneficial owner has sole voting power and sole investment power with respect to the shares shown below, except to the extent that power is shared with such person’s spouse pursuant to applicable law.

	Shares of	Percentage	Certain	Percentage	Shares of	Percentage
	Preferred	of	Common	of Certain	Common	of All
	Stock	Outstanding	Stock	Outstanding	Stock	Outstanding
	Beneficially	Preferred	Beneficially	Common	Beneficially	Common
Name	Owned	Stock	Owned(1)	Stock(1)	Owned(2)	Stock(2)

John V. Genova(3)	0	0%	120,000	4.1%	120,000	*
Richard K. Crump	0	0%	0	0%	0	0%
Daniel Fishbane(4)	8,299.289	100.0%	1,589,542	56.2%	9,888,831	88.9%
John W. Gildea	0	0%	0	0%	0	0%
Karl W. Schwarzfeld(4)	8,299.289	100.0%	1,589,542	56.2%	9,888,831	88.9%
Philip M. Sivin(4)	8,299.289	100.0%	1,589,542	56.2%	9,888,831	88.9%
John L. Teeger	0	0%	0	0%	0	0%
David J. Collins(3)	0	0%	0	0%	0	0%
Kenneth M. Hale(3)	0	0%	27,500	*	27,500	*
Caria E. Stucky	0	0%	0	0%	0	0%
Walter B. Treybig(3)	0	0%	25,000	*	25,000	*
Resurgence Asset Management L.L.C.(4)	8,299.289	100.0%	1,589,542	56.2%	9,888,831	88.9%
Resurgence Asset Management International, Ltd.(4)	8,299.289	100.0%	1,589,542	56.2%	9,888,831	88.9%
Re/Enterprise Asset Management, L.L.C.(4)	8,299,289	100.0%	1,589,542	56.2%	9,888,831	88.9%
Martin D. Sass(4)	8,299.289	100.0%	1,589,542	56.2%	9,888,831	88.9%
Merrill Lynch, Pierce, Fenner & Smith, Incorporated(5)	0	0%	187,411	6.6%	187,411	1.7%
Northeast Investors Trust(6)	0	0%	250,827	8.9%	250,827	2.3%
Jefferies High Yield Trading, LLC(7)	0	0%	328,734	11.6%	328,734	3.0%
Directors and current executive officers as a group (12 persons)(3)(4)	8,299.289	100.0%	1,762,042	58.7%	10,061,331	89.0%

*	Less than 1%

(1)	Includes outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of options, but excludes shares of Common Stock issuable upon conversion of outstanding Preferred Stock.

(2)	Includes outstanding shares of Common Stock, shares of Common Stock issuable upon exercise of options which are or will be exercisable within 60 days after July 1, 2011 and shares of Common Stock issuable upon conversion of outstanding Preferred Stock.

(3)	Represents shares of our Common Stock issuable upon exercise of options granted under our 2002 Stock Plan which are or will become exercisable within 60 days of July 1, 2011.

(4)	Represents shares of our Preferred Stock and shares of our Common Stock that are beneficially owned by funds and accounts managed by Resurgence and its affiliates. Includes (a) 4,388.771 shares of our Preferred Stock (convertible into 4,388,771 shares of our Common Stock) and 837,562 shares of our Common Stock that may be deemed to be beneficially owned by Resurgence, (b) 1,187.622 shares of our Preferred Stock (convertible into 1,187, 622 shares of our Common Stock) and 228,057 shares of our Common Stock that may be deemed to be beneficially owned by Resurgence Asset Management International, Ltd. (“RAMI”), (c) 2,583.363 shares of our Preferred Stock (convertible into 2,583,363 shares of our Common Stock) and 497,212 shares of our Common Stock that may be deemed to be beneficially owned by Re/Enterprise Asset Management, L.L.C. (“REAM”) and (d) 139.533 shares of our Preferred Stock (convertible into 139,533 shares of our Common Stock) and 26,711 shares of our Common Stock that may be deemed to be beneficially owned by funds which have invested side-by-side with funds managed by Resurgence, RAMI and REAM. Mr. Sass serves as Chairman and Chief Executive Officer of Resurgence, RAMI and REAM and, as such, may be deemed to beneficially own all of these securities. Mr. Fishbane serves as the Chief Financial Officer of M.D. Sass and, as such, may be deemed to beneficially own all of these securities. Mr. Schwarzfeld is a Vice President of M.D. Sass and, as such, may be deemed to have beneficial ownership of such shares. Mr. Sivin is a Managing Director of M.D. Sass, which wholly owns Resurgence, and is Mr. Sass’s son-in-law and, as such, may be deemed to beneficially own all of these securities. Each of Messrs. Sass, Fishbane, Schwarzfeld and Sivin disclaims beneficial ownership of all of these securities. Each share of our Preferred Stock is currently convertible into 1,000 shares of our Common Stock at the election of the holder.

In its capacity as investment advisor, Resurgence exercises voting and investment power over our securities held for the accounts of Corporate Resurgence Partners, LLC (“Resurgence I”), Corporate Resurgence Partners II, LLC (“Resurgence II”), Corporate Resurgence, Ltd. (“Resurgence III”) and the Resurgence Asset Management, L.L.C. Employment Retirement Plan (the “Plan”). Accordingly, Resurgence may be deemed to share voting and investment power with respect to our securities held by Resurgence I, Resurgence II, Resurgence III and the Plan.

In its capacity as investment advisor, RAMI exercises voting and investment power over our securities held for the account of M.D. Sass Corporate Resurgence International, Ltd. (“Resurgence International”). Accordingly, RAMI may be deemed to share voting and investment power with respect to our securities held by Resurgence International.

In its capacity as investment advisor, REAM exercises voting and investment power over our securities held for the accounts of two employee pension plans (the “Pension Plans”), the M.D. Sass Associates, Inc. Employee Profit Sharing Plan (the “Sass Employee Plan”), M.D. Sass Re/Enterprise Portfolio Company, L.P. (“Re/Enterprise”) and M.D. Sass Re/Enterprise II, L.P. (“Re/Enterprise II”). Accordingly, REAM may be deemed to share voting and investment power with respect to our securities held by each of the Pension Plans, the Sass Employee Plan, Re/Enterprise and Re/Enterprise II.

The mailing address of each of Messrs. Fishbane, Sass, Schwarzfeld and Sivin, Resurgence, RAMI and REAM is 1185 Avenue of the Americas, 18th Floor, New York, New York 10036.

The foregoing information is based on the Schedule 13D filed by Resurgence, RAMI and REAM with the SEC on December 19, 2002, as amended by (A) Schedule 13D/A, Amendment No. 1, filed by Resurgence, RAMI and REAM with the SEC on February 13, 2004, (B) Schedule 13D/A, Amendment No. 2, filed by

Martin D. Sass, Resurgence, RAMI and REAM with the SEC on June 25, 2004, (C) Schedule 13D/A, Amendment No. 3, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on February 14, 2005, (D) Schedule 13D/A, Amendment No. 4, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on March 8, 2005, (E) Schedule 13D/A, Amendment No. 5, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on March 2, 2006, (F) Schedule 13D/A, Amendment No. 6, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on February 28, 2007, (G) Schedule 13D/A, Amendment No. 7, filed by Martin D. Sass, Resurgence, RAMI, REAM and M.D. Sass Management, Inc. with the SEC on March 10, 2008 and (H) Schedule 13D/A, Amendment No. 8, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on March 24, 2009, (I) Schedule 13D/A, Amendment No. 9, filed by Martin D. Sass, Resurgence, RAMI and REAM with the SEC on June 10, 2011, and additional information available to us.

(5)	This information is based on the Schedule 13G filed by Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Merrill Lynch & Co., Inc. with the SEC on February 13, 2006, as amended by (i) Schedule 13G/A, Amendment No. 1, filed by Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Merrill Lynch & Co., Inc. with the SEC on February 17, 2009, (ii) Schedule 13G/A, Amendment No. 2, filed by Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Bank of America Corporation, Bank of America, N.A. and Columbia Management Advisors, LLC with the SEC on February 3, 2010 and (iii) Schedule 13G/A, Amendment No. 3, filed by Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Bank of America Corporation with the SEC on February 11, 2011. The mailing address of each reporting person is 100 North Tyron Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(6)	The mailing address of Northeast Investors Trust is 100 High Street, Suite 1000, Boston, Massachusetts 02110. This information is based on the Schedule 13G filed by Northeast Investors Trust with the SEC on February 13, 2003, as amended by Schedule 13G/A, Amendment No. 1, filed by Northeast Investors Trust with the SEC on January 19, 2007.

(7)	Collectively, these securities are held by Jefferies High Yield Trading, LLC, Jefferies High Yield Holdings, LLC and Jefferies Group, Inc. This information is based on the Schedule 13G filed by Jefferies High Yield Trading, LLC, Jefferies High Yield Holdings, LLC and Jefferies Group, Inc with the SEC on June 2, 2011. The mailing address of each of Jefferies High Yield Trading, LLC and Jefferies High Yield Holdings, LLC is c/o Jefferies High Yield Trading, LLC, Jefferies High Yield Holdings, LLC, The Metro Center, One Station Place, Three North, Stamford, CT 06902 and the mailing address of Jefferies Group, Inc. is c/o Jefferies Group, Inc., 520 Madison Ave., New York, New York 10022.

None of the shares listed in the Beneficial Ownership Table have been pledged by any of our named executive officers, directors or director nominees. We are not aware of any of our significant stockholders pledging any of the shares listed in the Beneficial Ownership Table in a manner that may result in a change of control. We do not have any director qualifying shares.

HOUSEHOLDING OF MATERIALS

Unless we have received contrary instructions, we may send a single copy of this Information Statement or our annual disclosure documents to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. We will promptly deliver a separate copy of either document if you make a request using the contact information set forth below.

If you would like to receive your own set of our annual disclosure documents, this Information Statement or any other applicable material in the future, of if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents or any other applicable material, please contact us or your bank, brokerage firm or other nominee in accordance with the instructions below.

If your shares are registered in your own name, please contact us at our executive offices at 333 Clay Street, Houston, Texas, 77002-4109 or 713-650-3700 to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public on the SEC’s Internet website at www.sec.gov.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 has been enclosed and should be read in conjunction with the materials set forth herein.

Eastman has supplied all information contained in this Information Statement relating to Eastman and Merger Sub, and we have supplied all information relating to the Company.

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning the Company, without charge, by written or telephonic request directed to:

Sterling Chemicals, Inc.
Attention: General Counsel and Secretary
333 Clay Street, Suite 3600
Houston, Texas 77002-4109
Phone: (713) 650-3700

No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to shareholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
among
EASTMAN CHEMICAL COMPANY,
EASTMAN TC, INC.,
and
STERLING CHEMICALS, INC.
Dated June 22, 2011

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2011 (this ‘‘Agreement”), among Eastman Chemical Company, a Delaware corporation (“Parent”), Eastman TC, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Sterling Chemicals, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent and the Company have approved the merger (the “Merger”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share (the “Company Common Stock”) and Series A convertible preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”) not owned by Parent, Sub or the Company will be converted into the right to receive the Merger Consideration (as defined herein);

B. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

C. The Board of Directors of the Company (the “Company Board”) by resolution adopted in accordance with applicable Law, has appointed a special committee of independent members of the Company Board (the “Special Committee”), which has determined that the Merger and this Agreement are fair to, and in the best interests of, the holders of Company Common Stock (other than Resurgence Asset Management, L.L.C., its Affiliates and its and its Affiliates’ managed funds and accounts (collectively, “Resurgence”)), and has recommended that the Company Board approve this Agreement;

D. The Company Board, having received the recommendation of the Special Committee, has approved this Agreement and determined that the terms of this Agreement are advisable;

E. Concurrently with the execution of this Agreement, and as a condition and inducement to willingness of Parent to enter into this Agreement, Resurgence is entering into a voting agreement with Parent with respect to the shares of Company Common Stock and the shares of Preferred Stock owned by Resurgence pursuant to which, among other things, Resurgence has agreed, subject to the terms thereof, to execute and deliver to the Company and Parent a written consent, substantially in the form attached thereto as Exhibit A (the ‘‘Stockholder Consent”), pursuant to which Resurgence will adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”); and

F. That, as a condition and inducement to willingness of Parent to enter into this Agreement, Resurgence has waived certain rights under the Restated Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

NOW, THEREFORE, the parties hereto agree as follows:

I. THE MERGER

1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The Merger, the payments of the Merger Consideration, and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions.”

1.02.  Closing.  The closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309 at 10:00 a.m. local time on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as may be agreed in writing between Parent and the Company, but in no event will the Closing occur on a date that is earlier than 40 days after the date of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.03.  Effective Time.  Prior to the Closing, Parent will prepare, and on the Closing Date or as soon as practicable thereafter Parent will file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04.  Effects.  The Merger will have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.05.  Certificate of Incorporation and Bylaws.  (a) At the Effective Time, the certificate of incorporation of the Company will be amended and restated to read in its entirety in the form attached hereto as Exhibit A and as so amended will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of the Company will be amended and restated to read in their entirety in the form attached hereto as Exhibit B and as so amended will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions therein or by applicable Law.

1.06.  Directors.  The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07.  Officers.  The officers of Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

II. EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Sub will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no Merger Consideration or other consideration will be delivered or deliverable in exchange therefor.

(c) Conversion of Company Capital Stock.  (i) Subject to Section 2.01(b) and Section 2.01(d), (A) each issued and outstanding share (or fraction thereof) of Company Common Stock will be canceled and converted automatically into the right to receive $2.50 (or the appropriate fraction thereof, in the case of a fractional share) (the “Common Stock Consideration”) in cash without interest and (B) each issued and outstanding share (or fraction thereof, in the case of a fractional share) of Preferred Stock will be canceled and converted automatically into the right to receive an amount equal to the quotient of (A) $100,000,000 minus the sum of the Aggregate Common Stock Consideration and the Adjustment Amount and (B) the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (including accrued and unpaid dividends thereon (whether or not declared)) in cash without interest (the “Preferred Stock Consideration” and with the Common Stock Consideration collectively referred to herein as the “Merger Consideration”).

(i) As of the Effective Time, all shares of Company Capital Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest, and except as otherwise provided in Section 2.01(d) with respect to Dissenting Shares and Section 2.02(c) with respect to Unpaid Dividends.

(d) Dissenting Stockholders.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Capital Stock outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing an appraisal for such shares and otherwise properly perfected and not withdrawn or lost their rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Section 2.01(c).  Notwithstanding anything to the contrary contained in Section 2.01(c), if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.02.  Exchange of Shares.  (a) Paying Agent. Prior to the Effective Time, Parent will select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of Merger Consideration upon surrender of a certificate or certificates representing Company Capital Stock (the “Certificates”) or transfer of non-certificated shares representing Company Capital Stock (the ‘‘Book-Entry Shares”), as the case may be. At the Effective Time, Parent will deposit, or will cause to be deposited, with the Paying Agent all the cash necessary to promptly pay for the shares of Company Capital Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”) less any Merger Consideration in respect of which the Parent has made alternative provision for payment thereof pursuant to the second sentence of Section 2.02(b) below.

(b) Exchange Procedures.  As soon as practicable after the Effective Time, Parent will cause the Paying Agent to mail or otherwise deliver to each holder of record of Certificates or Book-Entry Shares, as the case may be, that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares, as the case may be, to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the

Book-Entry Shares, as the case may be, in exchange for Merger Consideration. Parent will use commercially reasonable efforts to cause provision to be made for holders of the Company Capital Stock to procure in person immediately after the Effective Time a letter of transmittal and instructions and to cause to be delivered in person immediately after the Effective Time such letter of transmittal and to provide immediate payment of the related Merger Consideration against delivery thereof, to the extent practicable. Upon surrender of a Certificate for cancellation or transfer of the Book-Entry Shares, as the case may be, to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share, as applicable, will be entitled to receive in exchange therefor the amount of cash into which the shares of Company Capital Stock theretofore represented by such Certificate or such Book-Entry Share will be converted pursuant to Section 2.01, and the Certificate so surrendered or the Book-Entry Share or so transferred, as applicable, will forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Book-Entry Share so transferred is registered, if such Certificate or such Book-Entry Share, as applicable, is properly endorsed or otherwise in proper form for transfer, if applicable, and the Person requesting such payment will pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or such Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Except as otherwise identified in Section 2.01(d) and except as otherwise provided with respect to Unpaid Dividends in Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share, as the case may be, will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest will be paid or accrue on any cash payable upon surrender of any Certificate or transfer of any Book-Entry Share.

(c) No Further Ownership Rights in Company Capital Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Capital Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock (including any accrued and unpaid dividends on the outstanding Preferred Stock (whether or not declared)), subject, however, to the Surviving Corporation’s obligation to pay any other dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Capital Stock in accordance with (and not in violation of) the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time (collectively, “Unpaid Dividends”), and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Capital Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they will be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II will thereafter look only to Parent for payment of its claim for Merger Consideration.

(e) No Liability.  None of Parent, Sub, the Company or the Paying Agent will be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred, as applicable, immediately prior to such date on which Merger Consideration in respect of such Certificate or such Book-Entry Share would irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or such Book-Entry Share will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent will invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, and/or (iii) securities of an investment company registered pursuant to the Investment Company Act of 1940, 15 U.S.C. §802 that is (A) a money market fund and (B) is rated “AAA” or better by Standard & Poor’s, or a combination thereof; provided that, in any such case, no such instrument will have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments will be the property of and will be paid to Parent. In no event will a decline in the value of the Exchange Fund relieve Parent of its obligations under this Article II. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 2.02(a), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 2.02(a).

(g) Withholding Rights.  Parent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding were made.

(h) Lost Certificates.  If any Certificate is lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact, which will include indemnities, by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

2.03.  Company Stock Options.  Each Option outstanding as of the Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any Option, whether vested or unvested, exercisable or not exercisable, will be canceled at or immediately prior to the Effective Time.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”) (subject to Section 9.04 of this Agreement) or, except as set forth in any report, schedule, form or other document filed by the Company with the Securities and Exchange Commission (the “SEC”) on or after the date the Company filed its Annual Report on Form 10-K for its fiscal year ended December  31, 2010 (but disregarding risk factors disclosures or disclosures set forth in any “forward looking statements” or any other statements to the extent such disclosures or statements are non-specific or customary, predictive or forward looking in nature) (the “Company SEC Documents”):

3.01.  Organization, Standing and Power.  Each of the Company and each of its significant subsidiaries (as that term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC, herein referred to as the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized other than defects in such organization, existence or good standing that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and has full corporate, limited liability or partnership power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power and authority, franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.02.  Company Subsidiaries; Equity Interests.  (a) Section 3.02(a) of the Company Disclosure Letter lists each of the Company Subsidiaries and its jurisdiction of organization. Except as set forth in Section 3.02(a) of the Company Disclosure Letter, all the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company free and clear of all material pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, ‘‘Liens”).

(b) Except for its interests in the Company Subsidiaries or as set forth in Section 3.02(b) of the Company Disclosure Letter, the Company does not as of the date of this Agreement own, directly or indirectly, any material capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, other than investments in short-term debt securities.

3.03.  Capital Structure.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 125,000 shares of preferred stock, par value $0.01 per share, of which 25,000 shares have been designated as Preferred Stock. Resurgence beneficially owns 100% of the issued and outstanding shares of Preferred Stock. At the close of business on May 31, 2011 (the “Measurement Date”), (a) 2,828,460 shares of Company Common Stock and 7,980.086 shares of Preferred Stock were issued and outstanding, (b) zero shares of Company Common Stock were held by the Company in its treasury, (c) 172,500 shares of Company Common Stock were subject to outstanding Options and (d) 1,363,914 shares of Company Common Stock were reserved for purchase or issuance pursuant to the Company Stock Plan. Except as set forth above and except for the right of the holders of Preferred Stock to convert their shares of Preferred Stock into Company Common Stock in accordance with the Company Charter and the accrual of dividends on the Preferred Stock payable in additional shares of Preferred Stock, at the close of business on the Measurement Date, (a) no shares of capital stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of capital stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding and (b) no Options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company were, and immediately prior to the Effective Time no Options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company will be, issued. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (the “Company Charter”), the Restated Bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”) or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for the Options listed by exercise price in Section 3.03 of the Company Disclosure Letter, the shares of Preferred Stock and grants under the Company’s Long-Term Incentive Plan, there are not any Options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (a) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (b) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (c) that, to the Knowledge of the Company, give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of

Company Capital Stock. Except with respect to the Preferred Stock, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company does not have in place, and is not subject to, a stockholder rights plan, “poison pill” or similar plan or instrument. Except as set forth in Section 3.03 of the Company Disclosure Letter, from the Measurement Date through the date of this Agreement, neither the Company nor any of the Company Subsidiaries has (a) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards, (b) with respect to executive officers of the Company or the Company Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (c) adopted or amended any Plan.

3.04.  Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Consent, and no other proceedings, corporate or otherwise, on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, subject, in the case of the Merger, to receipt of the Stockholder Consent. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable and fair to the Company and its stockholders, and (iii) recommending that the Company’s stockholders adopt this Agreement and the Merger. The Company Board has taken all necessary action such that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to this Agreement, the Merger or the other Transactions. No other takeover statutes apply or purport to apply to this Agreement, the Merger or any of the other Transactions. The Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Merger and this Agreement are fair to, and in the best interests of, the holders of Company Common Stock other than Resurgence and (ii) recommending that the Company Board approve this Agreement.

(c) The delivery of the Stockholder Consent will constitute the requisite stockholder action to adopt this Agreement under Section 251(c) of the DGCL and is the only approval of the stockholders of the Company necessary to adopt this Agreement.

3.05.  No Conflicts; Consents.  (a) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of purchase, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company under, any provision of (i) the Company Charter (except with respect to the Preferred Stock), the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound (other than the Indenture) or (iii) subject to the filings and other matters referred to in Section 3.05(b) and the receipt of the Stockholder Consent, any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had or would not reasonably be expected, individually or in the aggregate, to have or result in a Company Material Adverse Effect.

(b) To the Knowledge of the Company, and assuming receipt of the Stockholder Consent and expiration of the 20 day period referred to in Rule 14c-2(b) of the Exchange Act, no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act”), (ii) the filing with the SEC of (A) an information statement relating to the adoption of this Agreement by the Company’s stockholders (the ‘‘Information Statement”) and (B) such reports under Sections 12, 13, 15 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with the rules of the OTC Bulletin Board and the Financial Industry Regulatory Authority, Inc., (v) compliance with the “blue sky” laws of various states, and (vi) such items that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.06.  SEC Documents; Undisclosed Liabilities; Internal Controls.  (a) The Company has timely filed all Company SEC Documents together with any amendments required to be made with respect thereto, that they were required to file.

(b) As of their respective dates, to the Knowledge of the Company, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the ‘‘Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q, in each case, most recently filed with the SEC, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Other than liabilities or obligations set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto in the most recent consolidated financial statements of the Company included in any Company SEC Document filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) or incurred since January 1, 2011 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents and the statements contained in such certifications are complete and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings ascribed to such terms in SOX. None of the Company or any of the Company Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) From the filing of the Company’s Form 10-K for the period ending December 31, 2010 through the date of this Agreement, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting. To the Knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(h) None of the Company Subsidiaries is, or at any time has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(i) To the Knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(j) The Company is in material compliance with the applicable requirements of SOX.

3.07.  Absence of Certain Changes or Events.  From January 1, 2011 through the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.08.  Litigation.  There is no suit, action, claim, investigation or proceeding (each, an “Action”) (or group of related Actions) pending or, to the Knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiary or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such, that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any officer, director or employee of the Company or any Company Subsidiary, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Entity or any arbitral or other dispute resolution body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the Knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary under investigation by any Governmental Entity, that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There is no Order enjoining or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.10 and 3.13 will be the exclusive representations and warranties with respect to environmental and labor matters, respectively, notwithstanding that the representations and warranties set forth in this Section 3.08 may otherwise apply to the subject matter of such representations and warranties.

3.09.  Compliance with Applicable Laws.  Except as disclosed in the Company SEC Documents, the Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, except for instances of noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (“Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, and with respect to esters produced for BASF Corporation (“BASF”) pursuant to the Third Amended and Restated Plasticizers Production Agreement of April 1, 2008 (the “BASF Contract”), as conducted, during the time that agreement was in effect, and that are material to the Company and the Company Subsidiaries taken as a whole and except where the failure to obtain any such Permit would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits, that individually or in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit which revocation or cancellation would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.10 and 3.13 will be the exclusive representations and warranties with respect to environmental and labor matters, respectively, notwithstanding that the representations and warranties set forth in this Section 3.09 may otherwise apply to the subject matter of such representations and warranties.

3.10.  Environmental Matters.  (a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter and except in each case as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and the Company Subsidiaries taken as a whole: (i) the Company is, and at all times since January 1, 2008 has been, in compliance with all Environmental Laws; (ii) the Company has obtained or has made timely applications for or is in the process of obtaining and has maintained and is in compliance with all Environmental Authorizations required for the operation of its business as currently conducted, and with respect to esters produced for BASF pursuant to the BASF Contract, as conducted during the time that agreement was in effect; and (iii) such Environmental Authorizations are in full force and effect and there is no Action pending or, to the Knowledge of the Company, threatened which might directly and adversely affect the validity of any effective or proposed Environmental Authorization.

(b) None of the Company’s assets are subject to any Lien imposed by or arising under any Environmental Law, and there is no Action pending or, to the Knowledge of the Company, threatened for imposition of any such Lien.

(c) Except as described in Section 3.10(c) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2008, the Company has not received any written communication from any Environmental Authority or any other Person alleging that the Company is in violation of any Environmental Law or Environmental Authorization or subject to Environmental Liabilities.

(d) Except as identified in Section 3.10(d) of the Company Disclosure Letter, to the Knowledge of the Company, the Company has not been named, identified or alleged to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA.

(e) Except as described in Section 3.10(e) of the Company Disclosure Letter, there is no Action arising under Environmental Laws pending against the Company nor, to the Knowledge of the Company, is any such Action threatened.

(f) Except as described in Section 3.10(f) of the Company Disclosure Letter, since January 1, 2008 the Company has not released any Hazardous Substances that require any Response under Environmental Law.

(g) Except for transfers of Environmental Authorizations necessary to operate the Company’s business listed on Section 3.10(g) of the Company Disclosure Letter, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority regarding Environmental Laws or Environmental Authorizations.

(h) The emissions credits arising under applicable Environmental Laws prior to the Effective Time and any emissions reductions that are eligible for use in an emissions netting or offset analysis under applicable Environmental Laws are adequate for the operation of the Company’s business as of Closing.

3.11.  Taxes.  Except as set forth in Section 3.11 of the Company Disclosure Letter, (a) the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law and all such Tax Returns are complete and correct except to the extent that any failure to file or any inaccuracies in any filed Tax Return would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and each Company Subsidiary has timely paid (or the Company has paid on each such Company Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statement, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary has joined for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary Tax Return, other than Tax Returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(c) No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written notice or, to the Knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(e) No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory Liens for Taxes not yet due.

(f) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than any such agreements (i) among the Company and the Company Subsidiaries or (ii) that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(g) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Law.

(h) Within the two-year period ending on the Closing Date, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(i) No claim that has not been resolved has ever been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that it is, or may be, subject to an amount of Tax by that jurisdiction that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(j) No “ownership change” (as described in Section 382(g) of the Code) has occurred as of the date of this Agreement or will occur prior to the Effective Time with respect to the Company or any Company Subsidiary that is a “loss corporation” as described in Section 382(k) of the Code that has had or will have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company or any Company Subsidiary following the Effective Time.

(k) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of Tax Law, or any other change in method of accounting.

(l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

3.12.  Employee Benefit Plans.  (a) Except as listed in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary maintains or contributes to (i) any nonqualified deferred compensation or retirement plans for employees located in the U.S., (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), or (v) any material fringe benefit or stock option plans, including individual Contracts, employee agreements, programs, or arrangements, whether or not written, whether formal or informal, whether funded or unfunded, that currently are, or have been in the past, maintained and sponsored in whole or in part, or contributed to by either the Company, a Company Subsidiary, or any other Person that, together with the Company or any Company

Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Commonly Controlled Entity”), for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of the Company, or a Company Subsidiary, or a Commonly Controlled Entity, or under (or in connection with) which the Company or a Company Subsidiary may have any liability (collectively clauses (i)-(v) are referred to as “Plans”). Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) and 501(a) of the Code has either received a favorable determination letter (or may rely on an opinion or advisory letter) from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b). The Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and state Law. None of the Company, Company Subsidiaries or, to the Knowledge of the Company, the Commonly Controlled Entities has received any notice from any Governmental Entity questioning or challenging such compliance. The Company has delivered or made available to Parent complete and correct copies (or in the case of any unwritten Plan or agreement, a description thereof) of (i) each Plan, (ii) the three most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description for each Plan for which a summary plan description is required under applicable U.S. Law, (iv) each trust agreement and group annuity Contract and other material documents relating to the funding or payment of benefits under any Plan, (v) the most recent determination or qualification letter (or advisory or opinion letter as applicable) issued by any Governmental Entity for each Pension Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination or qualification letter, if applicable, and a complete and correct list of all material amendments to any Pension Plan as to which a favorable determination letter has not yet been received and (vi) the three most recent actuarial valuations for each Plan for which such valuations are required. All participant data necessary to administer each Plan is in the possession of, or readily accessible by, the Company or a Company Subsidiary and is in form that is reasonably sufficient for the proper administration of the Plans in accordance with their terms and applicable Laws and such data is complete and correct in all material respects.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, with respect to the Plans, (i) there are no actions, suits or claims pending or, to the Company’s and Company Subsidiaries’ Knowledge, threatened, other than routine claims for benefits which would subject the Company, its Commonly Controlled Entities, or any of their respective directors, officers, managers or employees to any material liability under ERISA or any applicable Law, (ii) to the Company’s and Company Subsidiaries’ Knowledge, there have been no nonexempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject the Company, its Commonly Controlled Entities, or any of their respective directors, officers, managers or employees to any material liability under ERISA or any applicable Law, (iii) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Plan participant have been timely filed or distributed, and (iv) none of the assets of any Pension Plan is “employee security” (within the meaning of Section 401(d)(1) of ERISA) or “employee real property” (within the meaning of Section 401(d)(2) of ERISA).

(c) Neither the Company nor any Company Subsidiary has, nor, to the Company’s and Company Subsidiaries’ Knowledge, has any of their respective directors, officers, managers or employees or any Plan “fiduciary”, as such term is defined in Section 3 of ERISA, committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject Parent, its Commonly Controlled Entities, or any of their respective directors, officers, managers or employees to any material liability under ERISA or any applicable Law.

(d) Neither the Company nor any Company Subsidiary has incurred any material liability for any Taxes or civil penalty imposed by the Code, ERISA or state Law in respect of any Plan which has not been satisfied in full or reflected on the Company’s financial statements or had any Plan or related trust that is intended to be exempt from taxation subject to tax disqualification. To the Company’s and Company Subsidiaries’ Knowledge, no events have occurred which could cause a material liability for any Tax or civil penalty imposed by the Code, ERISA or state Law in respect of any Plan or any uncorrectable material violation that reasonably could be expected to subject any such Plan or related trust that is intended to be exempt from taxation to tax disqualification.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, none of the Company, Company Subsidiaries or Commonly Controlled Entities (i) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan; (ii) has an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA) as of the respective last annual valuation date for each such Pension Plan, and there has been no material adverse change in the financial condition of any Pension Plan since its last such annual valuation date (excluding changes to actuarial assumptions in effect as of such annual valuation date consistent with recommendations made by the Pension Plan’s enrolled actuary and changes resulting from changes in interest rates and discount rates outside of the control of the Company or its actuary, returns on investments and benefit payments made in accordance with the Pension Plan’s terms) (iii) has any liability under Title IV of ERISA or Section 412 of the Code (other than for premiums to the Pension Benefit Guaranty Corporation) nor is expected to incur such liability with respect to any ongoing, frozen or terminated “single-employer” plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them; or (iv) has a Pension Plan with an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested for such a Pension Plan. Except as could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole, (i) no Pension Plan or related trust has been terminated and (ii) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Pension Plan during the last year.

(f) All contributions and payments to or with respect to each Plan required to be made prior to the date hereof have been made (and all such contributions and payments required to be made prior to the Closing will be made prior to the Closing), and all contributions and payments to or with respect to each Plan for all periods ending on or prior to the date hereof have been properly accrued and are reflected on the financial statements (and all such contributions and payments for all periods ending on or prior to the Closing that are not required to be made prior to such date will be properly accrued).

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has communicated a commitment (whether orally or in writing, whether as part of the collective bargaining process or not) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Plans beyond those reflected in such Plans, or (ii) the adoption or creation of any new benefit plan, each of (i) or (ii) which could reasonably be expected to result in material liability.

(h) None of the Company, Company Subsidiaries or Commonly Controlled Entities contributes to or has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the five year period ending as of the Closing. None of the Company, Company Subsidiaries or Commonly Controlled Entities is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA. None of the Company, Company Subsidiaries or Commonly Controlled Entities has entered into any transaction which has or could subject the Company, any Company Subsidiary, or any Commonly Controlled Entity to any withdrawal or partial withdrawal liability.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter, none of the Welfare Plans obligates the Company or Company Subsidiaries to provide a Retained Employee, current employee or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.

(j) All Welfare Plans that are group health plans, including each benefit package made available under such plans in which employees, former employees and Retained Employees of the Company or Company Subsidiaries participate are in material compliance with PPACA.

(k) Except as listed in Section 3.12(k) of the Company Disclosure Letter, no amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Except as listed in Section 3.12(k) of the Company Disclosure Letter, consummation of the transaction contemplated by this Agreement will not (i) entitle any Retained Employee, current employee, or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Retained Employee, current employee, or former employee (or any spouse, dependent, or other family member of such employee).

(l) No Plan is or at any time was funded through a “welfare benefit fund” (as defined in Section 419(e) of the Code), and no benefits under any Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

(m) Section 3.12(m) of the Company Disclosure Letter contains a list of all Plans containing a change of control provision that would be triggered by the consummation of the transactions contemplated by this Agreement that will result in a payment to any of the Company’s officers (as defined in Rule 16a-1(f) under the Exchange Act).

(n) To the Company’s Knowledge, each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is, and has been in material documentary and operational compliance with Section 409A of the Code and any guidance issued with respect thereto. To the extent that the Company obtains Knowledge after the date hereof of any failure to be in such material documentary or operational compliance, the Company may amend the Company Disclosure Letter to disclose such failure and the disclosure contained in such amendment will be deemed for all purposes of this Agreement to have been contained in the original Company Disclosure Letter delivered to Parent and Sub as of the date hereof.

(o) To the Company’s Knowledge, neither the Company nor any Company Subsidiary has any material liability or obligations, including under or on account of a Plan or agreement, arising out of the hiring of Persons to provide services to the Company or any Company Subsidiary and treating such Persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary. To the extent that the Company obtains Knowledge after the date hereof of any such material liability or obligation, the Company may amend the Company Disclosure Letter to disclose such material liability or obligation and the disclosure contained in such amendment will be deemed for all purposes of this Agreement to have been contained in the original Company Disclosure Letter delivered to Parent and Sub as of the date hereof.

3.13.  Labor Matters.  Set forth in Section 3.13 of the Company Disclosure Letter is a list of all collective bargaining agreements or other labor union Contracts currently in effect to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (the “Collective Bargaining Agreements”). Since January 1, 2008, neither the Company nor any Company

Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or material labor disputes and to the Knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each, and each have been since January 1, 2008, in compliance in all material respects with all applicable Laws with respect to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, and have not engaged in any unfair labor practice, except for such non-compliance or practice that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, in each case, before the National Labor Relations Board or any comparable federal, state, provincial or foreign agency or authority. No grievance or arbitration proceeding arising out of a Collective Bargaining Agreement is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, except for proceedings that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Since January 1, 2008, to the extent applicable, each of the Company and the Company Subsidiaries has complied in all material respects with the WARN Act or with any similar state Law, including by furnishing any required notice of any “plant closing,” “mass layoff” or collective dismissal, as applicable, in respect of any termination of employees or former employees of any of the Company or the Company Subsidiaries. With respect to the termination of employment of any executive officer of the Company since January 1, 2011, (a) the Company and the Company Subsidiaries are in compliance with all applicable Laws and no Action of any kind is currently pending or, to the Knowledge of the Company, has been threatened by any terminated executive officer and (b) all payments to be made by the Company or any Company Subsidiary in connection with any such termination have been made, except where the failure to make such payments would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.14.  Contracts.  Except with respect to Plans (which are the subject of Section 3.12) and Collective Bargaining Agreements and except as set forth in Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, that in either case has not been so filed. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has entered into any written or material oral Contract with any Affiliate of the Company that is currently in effect other than the Plans. None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement or covenant (a) restricting the Company’s or any of its Affiliates’ ability to compete or restricting in any respect the research, development, distribution, sale, supply, license or marketing of products or services of the Company or any of its Affiliates, in each case other than those entered into in the ordinary course of business consistent with past practice, (b) containing a right of first refusal, right of first negotiation or right of first offer for any asset or business or (c) containing any indemnity obligations to third parties, in the case of clauses (a) through (c), that is material to the Company and the Company Subsidiaries, taken as a whole. Notwithstanding the foregoing, the Company has not been notified of any open and material disagreements, discrepancies or claims regarding any Contract by and between the Company and BP Amoco Chemical Company, BASF, Praxair, Inc. or Praxair Hydrogen Supply, Inc.

3.15.  Intellectual Property.  (a) The Company owns and possesses all right, title and interests in and to all Company Intellectual Property, free and clear of any Lien or other restriction on its use or disclosure, except as set forth in Section 3.15 of the Company Disclosure Letter.

(b) No portion of the Company Intellectual Property is subject to any adverse Order, Judgment or charge.

(c) No Action, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the Knowledge of the Company, is threatened, which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any portion of the Company Intellectual Property.

(d) The Company and the Company Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve that portion of the Company Intellectual Property described in subsection (b) of the definition of Intellectual Property in Section 9.03 and to maintain the confidentiality of the trade secrets and other confidential Company Intellectual Property.

(e) The issued patents, registered trademarks and registered copyrights, and the applications for patents, trademarks and copyrights, that are Company Intellectual Property have been duly filed in, registered with or issued or granted by the appropriate Governmental Entity, and have been prosecuted and maintained in accordance with the rules and regulations of those Governmental Entities in all material respects.

(f) To the Knowledge of the Company no Person is infringing the Company Intellectual Property.

(g) To the Knowledge of the Company, the use by the Company and the Company Subsidiaries of the Company Intellectual Property, or any portion thereof, does not violate, infringe, misappropriate, misuse or violate the Intellectual Property of any Person.

(h) During the three year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received written or, to the Knowledge of the Company, oral notice of any material pending or threatened claims alleging violation, infringement or misappropriation of the Intellectual Property of any Person.

3.16.  Real Property.  (a) As of the date of this Agreement, the Company and the Company Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, the real properties and other tangible assets necessary for the Company to conduct business, as currently conducted. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company, and/or one or more of the Company Subsidiaries will have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, the real properties and other tangible assets necessary for the Company to conduct business, as currently conducted.

(b) Section 3.16(b) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Owned Real Property”) that is material to the Company or any of the Company Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Leased Real Property”) that is material to the Company or any of the Company Subsidiaries.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has good and fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Leased Real

Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(e) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms and (ii) there is no default under any lease for the Leased Real Property either by the Company or the Company Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Company Subsidiaries thereunder.

3.17.  Personal Property.

(a) Except as set forth in Section 3.17 of the Company Disclosure Letter, the tangible personal property (other than Inventory) used in connection with the business of the Company and the Company Subsidiaries has been maintained in accordance with the Company’s and the Company Subsidiaries’ customary practice in all material respects and is in reasonable operating condition and repair (subject to normal wear and tear).

(b) The tangible personal property (other than Inventory) used in connection with the esters produced pursuant to the BASF Contract is still present at the site within the esters operating area and is in the same material condition as it was on April 18, 2011.

3.18.  Inventory.  The Inventory of the Company and the Company Subsidiaries is merchantable and fit for the purpose for which it was procured or manufactured in all material respects. The Inventory of the Company and the Company Subsidiaries does not include any slow moving, obsolete, damaged or defective items other than as carried on the books and records of the Company and the Company Subsidiaries in accordance with past custom and practice of the Company and the Company Subsidiaries.

3.19.  Brokers.  No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC (“Moelis”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Moelis relating to the Merger and the other Transactions.

3.20.  Opinion of Financial Advisor.  The Special Committee has received the opinion of Moelis, dated the date the Special Committee recommended that the Company Board approve this Agreement, to the effect that, subject to certain assumptions, qualifications, limitations and other matters considered in rendering such opinion, as of such date, the Common Stock Consideration to be received by the holders of Company Common Stock other than Resurgence in the Merger is fair to such holders of Company Common Stock from a financial point of view.

3.21.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or on the 21st day after the date the Information Statement is first sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.22.  Export Control.  The Company and the Company Subsidiaries represent that they are in compliance in all material respects with all applicable Laws and regulations relating to the export of U.S.-origin technology and equipment, including those arising under the U.S. Export Administration Regulations, and that for a period of five years prior to the Effective Date, they have not materially violated such Laws and regulations.

IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from Parent and Sub to the Company (the “Parent Disclosure Letter”) (subject to Section 9.04 of this Agreement) or, except as set forth in any report, schedule, form or other document filed by Parent with the SEC on or after the date Parent filed its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 (but disregarding risk factors disclosures or disclosures set forth in any “forward looking statements” or any other statements to the extent such disclosures or statements are non-specific or customary, predictive or forward looking in nature) (the “Parent SEC Documents”):

4.01.  Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, other than defects in such organization, existence or good standing that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, and has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power and authority, franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

4.02.  Interim Operations of Sub.  Since the date of its incorporation, Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

4.03.  Authority; Execution and Delivery; Enforceability.  (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to consummate the Transactions. The execution and delivery and performance by each of Parent and Sub of this Agreement and the consummation by Parent and Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other proceedings, corporate or otherwise, on the part of Parent or Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent or Sub of their respective obligations hereunder and the consummation by Parent or Sub of the Transactions. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Merger and the other Transactions. The Board of Directors of Sub, pursuant to a written consent action executed in accordance with the DGCL, approved this Agreement, the Merger and the other Transactions.

4.04.  No Conflicts; Consents.  (a) The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of purchase, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or Sub under, any provision of (i) the articles of incorporation or bylaws of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, other than in the case of clauses (ii) or (iii) above, any such items that have not had or would not reasonably be expected, individually or in the aggregate, to have or result in a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Information Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with the rules of the NYSE, and (v) such other items that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

4.05.  SEC Documents; Undisclosed Liabilities.  Parent has timely filed all Parent SEC Documents. As of their respective dates, to the Knowledge of Parent, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.06.  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent or Sub, threatened, against Parent or Sub before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger or the other Transactions, or otherwise challenge the validity of or obtain damages or other relief in connection with this Agreement or the Transactions. As of the date of this Agreement, neither Parent nor Sub is subject to any continuing Judgment that would or seeks to materially delay or prevent the consummation of the Merger or any of the other Transactions.

4.07.  Information Supplied.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or on the 21st day after the date the Information Statement is first sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.08.  Financing.  Parent has cash and cash equivalents on hand and committed credit facilities (without restrictions on the use of such facilities for the funding of the Transactions for such purposes or conditions precedent with respect to funding) sufficient for payment of the Merger Consideration, to consummate the Merger in accordance with the terms of this Agreement and to satisfy all of its own and Sub’s obligations under this Agreement.

4.09.  Brokers.  No broker, investment banker, financial advisor or other Person, other than Oppenheimer & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

V. COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01.  Conduct of Business.  (a) From the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company will, and will cause each Company Subsidiary to, conduct its business in the usual and ordinary course in all material respects; preserve the present material business operations, organizations and goodwill; maintain insurance upon all of the material assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement; maintain all Permits, including Environmental Permits for currently active operations as well as Environmental Permits for inactive operations, including but not limited to the esters operations, the phthalic anhydride operations or the oxo alcohols operations (provided, that the foregoing will not require the Company to renew Permits for inactive operations that lapse due to the passage of time, other than with respect to the Company’s esters, phthalic anhydride and oxo alcohols operations, nor will any such lapse be (or be deemed to be) a breach of this Agreement and, provided further, that Parent and Sub acknowledge and agree that the continued validity of the Environmental Permits for phthalic anhydride and oxo-alcohols could be subject to challenge by Governmental Entities and no such challenge or threatened challenge will constitute a breach of this Agreement by the Company), maintain capital expenditures in all material respects consistent with past practice, maintain and manage the Pension Plans in all material respects consistent with past practice, maintain its books, accounts and records in the ordinary course of business, on a basis consistent in all material respects with past practice; and maintain a normalized level of working capital consistent with past practices. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, the Company will not, and will not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions that are required or permitted under the Company Charter with respect to the Preferred Stock, by a direct or indirect wholly owned subsidiary of the Company to its parent or as in connection with the dissolution of S & L Cogeneration Company with regard to distributions to the Company, (B) split, combine or reclassify any of the Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock, or (C) purchase, redeem or otherwise acquire any shares of the Company Capital Stock other than Preferred Stock to the extent required by the Company Charter or any capital stock of a Company Subsidiary or any other securities thereof or any rights, warrants or Options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of Company Capital Stock, except as such transactions are required or (in the case of Preferred Stock dividends) permitted by the Company Charter, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any Options, warrants or rights to acquire, any such shares other than dividends on the outstanding shares of Preferred Stock in the form of additional shares of Preferred Stock, Voting Company Debt, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii) amend the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, except as may be contemplated by the terms hereof or as required by Law;

(iv) other than in the ordinary course of business consistent with prior practice, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof having a purchase price of more than $100,000;

(v) (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or required under Plans or agreements in effect as of the date of this Agreement, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of this Agreement or as a result of any permitted action under Section 5.01(a)(v)(A), (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, or (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Plan except as may be required by Law;

(vi) make any change in Tax, financial or other accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in GAAP or Tax Laws;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that have a fair market value in excess of $100,000 individually; provided, that, in no event will the Company dispose of any assets or properties related to the esters, the phthalic anhydride and oxo alcohols operations other than a sale of all or any portion of the Company’s assets or properties related to the Company’s phthalic anhydride operations pursuant to the terms of that certain Option Agreement dated August 2, 2010 between the Company and Industrial Asset Management LLC, as amended by the First Amendment to Option Service Agreement dated December 31, 2010;

(viii) (A) incur any indebtedness for borrowed money (other than issuances of letters of credit under the Company’s existing letter of credit facility in replacement of any letters of credit that may expire during the term of this Agreement) or guarantee any such indebtedness of another Person, issue or sell any debt securities or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except in each case in the ordinary course of business or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities and obligations (1) in the ordinary course of business or in accordance with their terms, (2) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents, or (3) as permitted by clause (C) below, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) settle any Action requiring payments by the Company (net of insurance) in excess of $100,000 or that would in any manner restrict the operation of the business of the Company or any Company Subsidiary;

(xi) enter into a new line of business or make any material change in any line of business in which it engages as of the date of this Agreement;

(xii) purchase or otherwise acquire, or enter into any Contract to purchase or otherwise acquire, any real property having a purchase price in excess of $100,000;

(xiii) enter into any Contract with a term greater than two (2) years (excluding evergreen terms if the Company has the right to terminate prior to the commencement of such evergreen term at no cost) and annual payments by the Company greater than $2,000,000;

(xiv) sell or enter into any agreement to sell any emissions reduction credit, including any nitrogen oxide reduction credits;

(xv) make any capital expenditures (or authorize to make any capital expenditures) that are not contemplated by the capital expenditure budget set forth in Section 5.01(a)(xv) of the Company

Disclosure Letter, other than capital expenditures required by Law, required to secure the health or safety of the Company’s employees or the public or required to protect the Environment;

(xvi) elect to permanently close the esters units under the BASF Contract; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) The Company and Parent will not, and will not permit any of their respective subsidiaries to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

5.02.  No Solicitation.  (a) Subject to the provisions of this Section 5.02, after the date hereof and prior to the Effective Time, the Company agrees that the Company and its subsidiaries will not, and that it will use commercially reasonable efforts to cause its directors, members of senior management identified in the definition of Knowledge herein, investment bankers, or attorneys (collectively, “Representatives”) of the Company or its subsidiaries to not, (i) solicit, initiate, or knowingly encourage the making, submission or announcement of any inquiry regarding, or any proposal or offer which would reasonably be expected to lead to, a merger, acquisition, consolidation, tender offer, exchange offer or other transaction involving, or any proposal or offer to purchase or acquire in any manner, directly or indirectly, (A) assets (including equity interests of a Company Subsidiary) representing 20% or more of the assets or revenues of the Company and its subsidiaries taken as a whole, or (B) 20% or more of the voting securities of the Company, other than, in each case, the Merger or other transactions with Parent (any such proposal or offer being hereinafter referred to as an ‘‘Acquisition Proposal”), (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their Representatives) with respect to any inquiries regarding, or the making, submission or announcement of, an Acquisition Proposal, (iii) enter into or approve any letter of intent, agreement in principle, option agreement, share purchase agreement, acquisition agreement or similar agreement for an Acquisition Proposal, or (iv) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company or any Company Subsidiary is a party; provided, that the foregoing will not prohibit the Company Board from terminating, waiving, amending or modifying any provision of, or granting permission under, any standstill, confidentiality agreement or similar Contract if the Company Board determines in good faith that the failure to take such action, would be reasonably likely to constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than Parent, Sub or their Representatives) conducted prior to the date of this Agreement by the Company, its subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal.

(b) Subject to the provisions of this Section 5.02, the Company may, and may authorize any of its Representatives to, prior to the date that is 40 days following the date of this Agreement, (i) in response to a request by a Person who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 5.02(a), provide information to such Person (including to potential financing sources of such Person), if the Company receives from such Person so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person than the Confidentiality Agreement is to Parent (it being agreed that the Company will promptly provide to Parent, in accordance with the terms of the Confidentiality Agreement, any information concerning the Company or its subsidiaries provided to such other Person which was not previously provided to Parent); (ii) engage in discussions or negotiations with any Person (and such Person’s potential financing sources) who has made a bona fide written Acquisition Proposal that was not initiated or solicited in violation of Section 5.02(a); and/or (iii) withdraw, modify or qualify in any manner adverse to Parent the Company Board’s recommendation to the Company’s stockholders to approve and adopt this Agreement and the Merger or publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal if, in each case, the Company Board determines in good faith after consultation with the Special Committee and its advisors and the Company’s outside legal counsel that (A) failure to take this action would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law and (B) the Acquisition Proposal, if applicable, either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made after the date hereof (for this purpose substituting “50%” for each reference to 20% in the definition of “Acquisition Proposal”) and that the Company Board determines in good faith (after consultation with the Special Committee and its advisors and the Company’s outside legal counsel) is reasonably expected to be consummated on the terms proposed, taking into account all legal, financial and regulatory aspects of the proposal, including the financing terms thereof and the Person making such proposal, and if consummated would result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Transactions (after taking into account any revisions to the terms of the Transactions agreed to by Parent pursuant to Section 5.02(c)).

(c) The Company will notify Parent orally and in writing promptly (and in any event within 24 hours) after the Company Board has determined that it has received any Acquisition Proposal or any request for information or inquiry which could reasonably be expected to lead to an Acquisition Proposal. The written notice will include the identity of the Person making such Acquisition Proposal, request or inquiry, the material terms of the Acquisition Proposal, request or inquiry (including any material written amendments or modifications, or any proposed material written amendments or modifications, thereto), and the Company will keep Parent reasonably informed on a current basis of any material changes with respect to such Acquisition Proposal, request or inquiry. The Company will provide Parent with at least 36 hours prior notice (or such shorter notice as may be provided to the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to determine that an Acquisition Proposal is a Superior Proposal. The Company will not exercise its right to terminate this Agreement pursuant to Section 8.01(e) hereof, and any purported termination pursuant thereto will be void of no force or effect, until after the fifth business day following Parent’s receipt from the Company of written notice (i) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (and attaching a copy of the definitive agreement related thereto, if available) and (ii) stating that the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.01(e) (in which case all references to 40 days in Section 1.02 and this Section 5.02 will be deemed extended for such new five business day period). The Company agrees that after notifying Parent that an Acquisition Proposal is a Superior Proposal, including during the five-business day period specified in the preceding sentence (such period, the “Parent Review Period”), Parent will be permitted to propose to the Company revisions to the terms of the Transactions, and the Company and its Representatives will, if requested by Parent, consider in good faith any revisions to the terms of the Transactions proposed by Parent. The Company will not be entitled to terminate this Agreement pursuant to Section 8.01(e) if Parent has, during the Parent Review Period, made a binding offer that, after consideration of such offer by the Company Board in good faith and after consultation with the Special Committee and its advisors and the Company’s outside legal counsel, results in the Company Board concluding that such Superior Proposal no longer constitutes a Superior Proposal. In the event of any amendment to the consideration or any other material revisions to the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(c) with respect to such new written notice (including a new Parent Review Period except that the new Parent Review Period will be three business days, in which case all references to 40 days in Section 1.02 and this Section 5.02 will be deemed extended for such new three business day period).

(d) The Company agrees that any action taken by any of its subsidiaries or a Representative of the Company or any of its subsidiaries that, if taken by the Company, would constitute a breach of the restrictions set forth in this Section 5.02, will be deemed to be a breach of this Agreement (including this Section 5.02) by the Company.

(e) Nothing contained in this Section 5.02 will prohibit the Company or its Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Company Board after receiving advice of outside legal counsel, is reasonably likely to be required under applicable Law.

5.03.  Transaction Fee.  The Company will pay a Transaction Fee (as defined in the Genova Agreement) to John V. Genova pursuant to the terms of the Genova Agreement.

VI. ADDITIONAL AGREEMENTS

6.01.  Stockholder Action by Written Consent; Information Statement.  In lieu of calling a meeting of the Company’s stockholders, the Company will seek approval and adoption of this Agreement and the Merger by the Stockholder Consent. Such approval will be sought so that such consent will be obtained and effective on the 21st day after the date the Information Statement is first sent or given to the Company stockholders in accordance with Rule 14c-2(b) under the Exchange Act. Subject to Section 5.02, the Company Board will recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such action by written consent, the Company will (a) as promptly as reasonably practicable after the date of this Agreement, but no later than 14 days after the date of this Agreement unless otherwise agreed to by the parties to the Agreement, such agreement not to be unreasonably withheld, prepare and file with the SEC the preliminary Information Statement and use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Information Statement, and (b) otherwise comply with all legal requirements applicable to approvals by its stockholders of this Agreement and the Transactions. The Company will provide Parent and its respective counsel with sufficient opportunity to comment upon the form and substance of the Information Statement (including any amendments or supplements thereto) prior to filing such with the SEC and the Company will use its commercially reasonable efforts to incorporate Parent’s reasonable comments into the Information Statement (including any amendments or supplements thereto). The Company will promptly provide to Parent copies of any comments received from the SEC in connection therewith and will consult with Parent in responding to the SEC.

6.02.  Access to Information; Confidentiality.  The Company will, and will cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other Representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its own and its subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, the Company will, and will cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the federal or state securities Laws, including information necessary to satisfy Permit application requirements, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Company will not be required to disclose any information if such disclosure would contravene any applicable Law or where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply. The Company will, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All information exchanged pursuant to this Section 6.02 will be subject to the Confidentiality Agreement.

6.03.  Reasonable Efforts; Notification.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the making of all registrations and filings and obtaining of all necessary actions or nonactions, waivers, Consents from Governmental Entities (including in connection with the HSR Act and any other applicable Law) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, provided, that, Parent will not be required to agree, and the Company will not agree without Parent’s consent, to waive any rights or accept any limitations on its operations or to dispose of any assets in connection with obtaining any such consent or authorization, but at Parent’s written request, the Company will agree to any such waiver, limitation or disposal, which agreement may, at the Company’s option, be conditioned upon and effective as of the Effective Time, (ii) the responding to any information requests from Governmental Entities as soon as reasonably practicable, (iii) the obtaining of all necessary Consents or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board will (i) use commercially reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, use commercially reasonable efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement. To the extent permitted by applicable Law relating to the exchange of information, (i) the Company will promptly furnish Parent with copies of notices or other communications received by the Company from any Governmental Entity with respect to the Transactions, (ii) the Company will promptly furnish such necessary information and reasonable assistance as Parent may reasonably request in connection with the foregoing, and (iii) the Company and Parent and their respective counsel will have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent will provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

(b) The Company will give prompt notice to Parent, and Parent or Sub will give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.04.  Employees and Employee Benefits.

(a) Salary and Wages.  The Surviving Corporation will cause the Company to continue the employment effective immediately after the Closing Date of all of the Company’s employees, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such retained employees of the Company and Company Subsidiaries who are employed by the Company and Company Subsidiaries immediately following the Closing Date are referred to as “Retained Employees.” The continued employment immediately following the Closing Date of each such Retained Employee will be on substantially similar terms and conditions, and in each case will provide at least the same base wages or annual base salary, annual rate of bonus potential (determined as a percentage of annual base salary), vacation accrual, vacation banking and 401(k) match (but excluding any equity plan program or arrangement) provided to each such Retained Employee on the Closing Date for a period not to extend beyond December 31, 2011; provided, however, that for the year ending December 31, 2012, each such Retained Employee will be entitled to receive the equivalent of the greater of (i) the 401(k) match such Retained Employee would be eligible to receive under the Company’s 401(k) plan or (ii) the amount payable under the terms of Parent’s Investment and Employee Stock Ownership Plan, as amended and restated. Nothing in this Section 6.04(a) will obligate Parent, Surviving Corporation or the Company to continue the employment of any such Retained Employee for any specific period.

(b) Employee Benefits.  As of the Closing Date and for a period not to extend beyond December 31, 2011, Parent will provide, or will cause the Surviving Corporation to provide, each Retained Employee with employee benefits (excluding any equity based compensation or any Parent sponsored severance benefit) that are substantially similar in the aggregate to similarly situated employees of Parent. As of the Closing Date and for a period not to extend beyond December 31, 2011, in the event that a Retained Employee terminates employment from the Surviving Corporation after the Closing, Parent will provide, or will cause the Surviving Corporation to provide, each such Retained Employee with severance benefits, if eligible therefor, equal to those provided under a Plan in effect as of the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, Retained Employees will retain after the Closing all benefits under the Company’s Fifth Amended and Restated Severance Pay Plan for a period following the Effective Time until December 31, 2012, which Plan will not be amended or modified by Parent or the Surviving Corporation until the expiration of such period.

(c) Employee Service Credit.  Parent (i) will give, or cause the Surviving Corporation to give, each Retained Employee service credit granted by the Company prior to Closing under any comparable Company benefit plan solely for purposes of eligibility to participate and vesting in eligible benefits provided that Retained Employees will in all events only be eligible to participate in a Parent employee benefit plan based on benefits available to similarly situated employees as if hired by Parent as of the Closing Date (which for the avoidance of doubt does not include service credit for a benefit in any Parent defined benefit pension plan or retiree health or retiree welfare benefit plan), (ii) will give, or cause the Surviving Corporation to give, each Retained Employee service credit granted by the Company prior to Closing under any comparable personnel policies that cover the Retained Employee after the Closing Date, including any vacation and sick leave, for purposes of entitlement to vacation and sick leave, (iii) will allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iv) if any of the Welfare Plans are terminated prior to the end of the plan year that includes the Closing Date, Parent will credit the Retained Employee with any expenses that were covered by the Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(d) Labor Agreements.  As of and after the Closing, the Surviving Corporation or its relevant Subsidiaries will continue (for so long as such Contracts are in effect) to be bound by the Collective Bargaining Agreements.

(e) COBRA.  The Surviving Corporation will be responsible for providing COBRA to employees and former employees of the Company and their dependents who are entitled to COBRA under the terms of the Company’s health plan as of the Closing.

(f) No Third Party Beneficiaries.  Nothing in this Agreement will create any right or obligation which is enforceable by any employee, former employee, Retained Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 6.04. For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent and the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.

6.05.  Indemnification, Exculpation and Insurance.  (a) From and after the Effective Time, to the fullest extent permitted by Law, Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the current or former directors, officers, employees or agents of the Company and the subsidiaries of the Company (the “Covered Persons”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), Judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval will not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request will include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such indemnified party’s duties as an officer or director of the Company or any of its subsidiaries, as a member of any committee thereof, or serving at the request of the Company or any of its Subsidiaries as a director, officer, fiduciary, employee or agent of an employee benefit plan or another corporation, partnership, joint venture, trust or other enterprise, including in respect of this Agreement, the Merger and the other Transactions.

(b) Parent will, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify the Covered Persons for acts or omissions by such Covered Persons occurring at or prior to the Effective Time (including the advancement of funds and expenses to the extent provided under the Company Charter, the Company Bylaws or individual indemnity or other agreements to which such Covered Persons are a party as in effect on the date hereof subject to the reimbursement provisions thereof), and such obligations will survive the Merger and will continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions. Parent will, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by Covered Persons so indemnified in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking made in accordance with the Company Charter, the Company Bylaws and individual indemnity agreements (unless otherwise prohibited by Law) by or on behalf of such Covered Person to repay such amount if it will be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

(c) For a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume all of the applicable obligations set forth in Section 6.04 and this Section 6.05.

(e) Withholding.  Parent or the Surviving Corporation will withhold all required amounts from payments to terminated employees that are nondeductible under Section 280G of the Code, in amounts to be specified in a tax opinion given by BDO USA, LLP to both Parent and the Company (which may be separately delivered to Parent and the Company so long as the opinions contained in such separate deliveries are identical) based on generally accepted accounting standards prior to Closing.

(f) Each of Parent, the Company and the Surviving Corporation acknowledges that the consummation of the Merger and the other transactions contemplated hereby will give each of the participants under the Company’s Fifth Amended and Restated Key Employee Protection Plan, as amended, the right to terminate their employment for “Good Reason,” as such term is defined in such Plan.

(g) The Covered Persons and the participants in the Company’s Fifth Amended and Restated Key Employee Protection Plan as amended (and their successors and heirs), are intended third party beneficiaries of this Section 6.05, and this Section 6.05 will not be amended in a manner that is adverse to the Covered

Persons or such participants (including their successors and heirs) or terminated without the consent of the Covered Persons and such participants (including their successors and heirs) affected thereby.

6.06.  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, will use commercially reasonable efforts to consult with each other before issuing, and, to the extent reasonably practicable, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6.07.  Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions will be paid by either Sub or the Surviving Corporation, and the Company will cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.08.  Stockholder Litigation.  The Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction, and no such settlement may be agreed to without Parent’s consent, which will not be unreasonably withheld, delayed or conditioned.

6.09.  Other Actions by Parent.  Parent will not, and will use its commercially reasonable efforts to cause its Affiliates not to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

6.10.  Rule 16b-3.  Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

6.11.  Actions with Respect to Existing Debt.  (a) Promptly after the Effective Time but in any event on the same date on which the Effective Time occurs, Parent will (i) deposit, or cause the Surviving Corporation to deposit, adequate funds to effect satisfaction and discharge on the Closing Date pursuant to and in accordance with Section 8.02 of the Indenture, on the basis of arrangements having been made to redeem all issued and outstanding Notes not held by the Company, pursuant to a notice of redemption, in accordance with the Indenture (a “Redemption Notice”) mailed commencing on the Closing Date, (ii) cause the Surviving Corporation to prepare and mail the Redemption Notice pursuant to Article III of the Indenture and pursuant to the related provisions of the Notes, (iii) elect to redeem (and instruct the Indenture trustee to give notice of redemption of) all the Notes on the date that is at least 30 days after the Closing Date, and (iv) take, or cause the Surviving Corporation to take, other such actions as may be necessary so to redeem the Notes on such redemption date pursuant to Article III of the Indenture and effect a satisfaction and discharge of the Indenture on the Closing Date pursuant to Section 8.02 of the Indenture. Effective as of the Effective Time, the Company and the Parent shall have entered into an irrevocable trust agreement or other instrument with the Indenture trustee so providing for the matters specified in the previous sentence.

(b) Prior to the Closing Date, the Company, and each of the Parent and Sub, will cooperate and take such actions, and execute such documents as may be reasonably requested by the trustee under the Indenture, in order to comply with the provisions of Section 5.01 of the Indenture, including providing an officer’s certificate and opinion of counsel in a form reasonably acceptable to the trustee, and to enable Parent to fulfill its obligations under Section 6.11(a) of this Agreement and to satisfy and discharge the Notes as described therein.

6.12.  Closing Statement.  No later than three business days before Closing, the Company will prepare and deliver to Parent and Sub the Closing Statement. The Company, Parent and Sub agree to be reasonably available at each other’s request to meet and discuss any and all financial and business matters related to the preparation of the Closing Statement.

6.13.  Real Property Holding Corporation Determination.  During the period commencing on the date of this Agreement and continuing thereafter until the Effective Time, the Company will use commercially reasonable efforts to determine as promptly as practicable whether it or any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. If the Company is determined to be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, the Company will provide to Parent all information available to the Company to assist in the determination of the amount of funds required to be withheld pursuant to Section 879(c)(2) of the Code prior to the Closing Date.

VII. CONDITIONS PRECEDENT

7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Consent.  The Company shall have obtained the Stockholder Consent.

(b) Antitrust.  The waiting period (and any extension thereof), if any, applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered.

(d) Closing Statement.  Parent shall have approved the Closing Statement (such approval not to be unreasonably withheld delayed or conditioned); provided, however, that in the event that the Adjustment Amount shown on such Closing Statement equals or exceeds $1,500,000, this condition shall be deemed satisfied.

7.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Section 3.03 shall be true and correct in all respects (except for any de minimus inaccuracy) both as of the date of this Agreement and as of the Closing Date and all the other representations and warranties set forth in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties qualified as to materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Required Consents.  The Company shall have obtained the consents set forth in Section 7.02(c) of the Company Disclosure Letter.

(d) Company Material Adverse Effect.  There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes,

occurrences or circumstances, has had or which could reasonably be expected to have a Company Material Adverse Effect since December 31, 2010.

(e) Acknowledgments.  The Company shall obtain written statements executed by each of John V. Genova, David Collins and Kenneth M. Hale acknowledging that if a Transaction Fee (as defined in that certain Amended and Restated Employment Agreement dated June 16, 2009 between John V. Genova and the Company, as amended (the “Genova Agreement”)) is paid to any person (including but not limited to John V. Genova) in connection with a Change of Control (as defined in the Genova Agreement), notwithstanding any provision in the Company’s Long-Term Incentive Plan to the contrary, all issued and outstanding performance units awarded to him under the terms of the Company’s Long-Term Incentive Plan shall immediately lapse and have no present or future value whether or not he individually receives a payment of any amount of the Transaction Fee.

7.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

VIII. TERMINATION, AMENDMENT AND WAIVER

8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Consent:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before October 31, 2011 (the ‘‘Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party (or Sub in the case of Parent) seeking to terminate this Agreement; provided, however, that the passage of such period will be tolled for any part thereof during which any party will be subject to a nonfinal Order, decree, ruling or Action restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order, decree, ruling or other Action has become final and nonappealable;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured by the Outside Date (provided that neither Parent nor Sub is then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent, prior to the date that is 40 days following the date of this Agreement or such later date to which such 40-day period has been extended pursuant to Section 5.02(c), if (i) the Company Board has publicly withdrawn its approval or recommendation of this Agreement or the Merger or has publicly recommended to the stockholders of the Company any Acquisition Proposal, or (ii) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 20% or more of the outstanding Company Stock, has been commenced (other than by Parent or any Affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten business days of such commencement, or (iii) a Representative of the Company or any subsidiary of the Company takes any action that would constitute a willful material breach of this Agreement by the Company pursuant to Section 5.02(d);

(e) by the Company, prior to the date that is 40 days following the date of this Agreement or such later date to which such 40-day period has been extended pursuant to Section 5.02(c), in order to concurrently enter into a definitive agreement with respect to a Superior Proposal, provided that the Company will have complied in all material respects with the terms of Section 5.02;

(f) by Parent, if the Stockholder Consent has not been executed and delivered to the Company and Parent within one business day after the date of this Agreement; or

(g) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured by the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement).

8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.02, Section 6.06, Section 8.02, Section 8.03 and Article IX, which provisions will survive such termination, and except to the extent that such termination results from the willful, knowing and intentional material breach by a party (or Sub in the case of Parent) of any representation, warranty or covenant set forth in this Agreement. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, the Stockholder Consent will be deemed automatically and immediately revoked and void and will have no further force or effect.

8.03.  Fees and Expenses.  (a) Except as provided in this Section 8.03, all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company will pay to Parent the Termination Fee if:

(i) Parent terminates this Agreement pursuant to Section 8.01(d) or 8.01(f); or

(ii) the Company terminates this Agreement pursuant to Section 8.01(e).

(c) The term “Termination Fee” means $3,750,000. Any Termination Fee due under Section 8.03(b) will be paid by wire transfer of same-day funds on the effective date of termination of this Agreement. The Company acknowledges that the agreements contained in Section 8.03(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. It is expressly acknowledged that in no event will the Company be required to pay the Termination Fee on more than one occasion.

(d) If this Agreement is terminated by the Company pursuant to Section 8.01(f) after July 11, 2011 and the Company has not given written notice to BASF of its decision to permanently close the Esters Unit (as defined in the BASF Contract) on or before July 10, 2011, then, in addition to all other rights and remedies of the Company, Parent will pay the Company $2,637,048.

8.04.  Amendment.  Subject to Section 9.09, this Agreement may be amended by the parties at any time before or after receipt of the Stockholder Consent; provided, however, that after the effectiveness of the Stockholder Consent, there will be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Subject to Section 9.09, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.05.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

8.06.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 will, in order to be effective, require in the case of Parent or Sub, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, action by the Company Board (after consultation with the Special Committee and its advisors) or, to the extent permitted by Law, its duly authorized designee.

IX. GENERAL PROVISIONS

9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in Article IV of this Agreement will survive the Effective Time. This Section 9.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to Parent or Sub, to:

Eastman Chemical Company
P.O. Box 511
Kingsport, TN 37662-5075
Fax: (423) 229-2097
Email: dawoodmansee@eastman.com
Attention: David Woodmansee

with a copy (which will not constitute notice) to:

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Fax: (404) 581-8330
Email: sspainhour@jonesday.com
Attention: Sterling A. Spainhour, Jr.

(b) if to the Company, to:

Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002-4109
Attention: General Counsel
Fax: (713) 654-9577
Email: khale@sterlingchemicals.com

with copies (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention: James L. Rice, III
Fax: (713) 236-0822
Email: jrice@akingump.com

and

Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: Kevin Miller
Fax: (212) 922-3840
Email: kevin.miller@alston.com

9.03.  Definitions.  For purposes of this Agreement:

“Action” has the meaning set forth in Section 3.08.

“Acquisition Proposal” has the meaning set forth in Section 5.02(a).

“Adjustment Amount” means in the event that there is a Cash Balance Deficit as of the Closing Date, the sum of (a) to the extent such Cash Balance Deficit is due to an Operational Deficit, 50% of the Operational Deficit up to a maximum of $1,000,000 and (b) to the extent such Cash Balance Deficit is due to a Transaction Cost Deficit, 50% of the Transaction Cost Deficit, up to a maximum amount of $500,000; provided, however, that (i) if there is no Cash Balance Deficit (even if there is an Operational Deficit and/or a Transaction Cost Deficit), the Adjustment Amount will be zero and (ii) in no event will the Adjustment Amount be greater than $1,500,000 in the aggregate.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Common Stock Consideration” means an amount equal to the product of (a) the Common Stock Consideration and (b) the number of shares of Company Common Stock issued and outstanding.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“BASF” has the meaning set forth in Section 3.09.

“BASF Contract” has the meaning set forth in Section 3.09.

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“BP Receivable Amount” means an amount, as reasonably estimated by the Company, equal to the accounts receivable related to the Acetic Acid Profit Sharing Account owing by BP Amoco Chemical Company to the Company as of the Closing Date.

“Cash Balance Deficit” means the amount, as set forth on the Closing Statement, by which (a) the sum of (i) the aggregate principal amount of the issued and outstanding Notes not held by the Company plus accrued and unpaid interest thereon plus (ii) accrued and unpaid Transaction Costs exceeds (b) the sum of (i) the aggregate amount of cash and cash equivalents of the Company and its wholly owned subsidiaries (including cash and cash equivalents pledged to secure obligations of the Company related to outstanding letters of credit) plus (ii) the BP Receivable Amount. If the Cash Balance Deficit is an amount less than zero, a Cash Balance Deficit will not exist for any purposes of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Certificates” has the meaning set forth in Section 2.02(a).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Statement” means a statement prepared by the Company in accordance with GAAP and the accounting principles and policies used in connection with the preparation of the financial statements in the Filed Company SEC Documents, which presents the Company’s reasonable estimate as of the date of its delivery of the Closing Statement to Parent of: (a) the aggregate amount of cash (including restricted cash) and cash equivalents of the Company, (b) the BP Receivable Amount, (c) the aggregate principal amount of the issued and outstanding Notes not held by the Company and the accrued interest thereon, (d) the Transaction Costs and (e) whether a Cash Balance Deficit, Transaction Cost Deficit or Operational Deficit exist. For illustrative purposes, attached as Exhibit A of the Disclosure Letter is a sample Closing Statement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” has the meaning set forth in Section 2.02(g).

“Collective Bargaining Agreements” has the meaning set forth in Section 3.13.

“Common Stock Consideration” has the meaning set forth in Section 2.01(c).

“Commonly Controlled Entity” has the meaning set forth in Section 3.12(a).

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” has the meaning set forth in Section 3.03.

“Company Capital Stock” has the meaning set forth in the Recitals.

“Company Charter” has the meaning set forth in Section 3.03.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Intellectual Property” means any and all Intellectual Property the use of which is material to the business of the Company and the Company Subsidiaries, taken as a whole, used to produce esters for BASF pursuant to the Third Amended and Restated Plasticizers Production Agreement of April 1, 2008 as conducted during the time that agreement was in effect.

“Company Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America, (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operates, (iii) any act of terrorism or outbreak of hostilities or war, in the United States or elsewhere, (iv) changes in Law, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) changes in interest rates, (vii) changes in the capital markets, (viii) any failure of the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings or operating performance for any period, (ix) changes in the market price or trading volume of the Company Common Stock, (x) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any party with the provisions of this Agreement; provided further, however, (A) that in the case of clauses (vi) through (ix), any change or failure will not prevent or otherwise affect a determination that any effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect and (B) that, in the case of clauses (i), (ii), (iii), (iv) or (v), the impact on the Company is not disproportionately adverse as compared to others in the industry or (b) the ability of the Company to consummate the Merger and the other Transactions to be performed or consummated by the Company.

“Company SEC Documents” has the meaning set forth in Article III.

“Company Stock Plan” means the Second Amended and Restated 2002 Stock Plan of the Company.

“Company Subsidiaries” has the meaning set forth in Section 3.01.

“Confidentiality Agreement” means the confidentiality agreement, dated September 23, 2010 between the Company and Parent.

“Consent” has the meaning set forth in Section 3.05(b).

“Contract” means a contract, lease, license, indenture, note, bond, agreement, mortgage, deed of trust, permit, concession, franchise or other instrument.

“Covered Persons” has the meaning set forth in Section 6.05(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.01(d).

“Dissenting Stockholder” has the meaning set forth in Section 2.01(d).

“Effective Time” has the meaning set forth in Section 1.03.

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata, ambient air, or indoor air.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Entity that lawfully exercises jurisdiction under any Environmental Law.

“Environmental Authorization” means any license, permit, Order, approval, consent, notice, registration, filing or other form of authorization, permission or action required under any Environmental Law.

“Environmental Law” means any Law relating to pollution (including greenhouse gases) or the protection of human health, the Environment, natural resources or occupational and worker health and safety.

“Environmental Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising under any Environmental Law or Environmental Authorization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.05(b).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Filed Company SEC Documents” has the meaning set forth in Section 3.06(c).

“GAAP” has the meaning set forth in Section 3.06(b).

“Genova Agreement” has the meaning set forth in Section 7.02(e).

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality, domestic or foreign.

“Hazardous Substance” means any chemicals, pollutants, contaminants, toxins, wastes or substances defined or otherwise classified as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous constituents,” “toxic substances,” “contaminants,” or “pollutants” under any applicable Environmental Law, including asbestos or asbestos containing material, petroleum and its by-products, polychlorinated byphenyls and urea formaldehyde.

“HSR Act” has the meaning set forth in Section 3.05(b).

“Indenture” means that certain Indenture, dated March 29, 2007, between the Company and U.S. Bank National Association, as trustee.

“Information Statement” has the meaning set forth in Section 3.05(b).

“Intellectual Property” means any and all domestic and foreign intellectual property, including any and all (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (b) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (d) trade secrets and confidential or proprietary business information, whether or not subject to statutory registration (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (e) proprietary rights in and to computer software (including source code, databases and related documentation) (other than commercially available off-the-shelf software).

“Inventory” means inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods.

“Judgment” means a judgment, ruling, order, writ, injunction or decree.

“Knowledge” and similar phrases means (a) with respect to the Company and the Company Subsidiaries, the actual knowledge after reasonable inquiry customary for a person holding such position of John V. Genova, Kenneth M. Hale, David J. Collins, Carla Stucky, Marcia Nieder, Annette Ramage, James Robert Grannon, Bruce Moore or Debra Pease (it being understood that the Company has not undertaken, nor will the Company have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to the Company’s Knowledge) or (b) with respect to Parent and Sub, the actual knowledge after reasonable inquiry customary for a person holding such position of the executive officers of Parent and Sub, respectively.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Leased Real Property” has the meaning set forth in Section 3.16(c).

“Liens” has the meaning set forth in Section 3.02(a).

“Long-Term Incentive Plan” means that certain Long-Term Incentive Plan filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

“Losses” has the meaning set forth in Section 6.05(a).

“Maximum Premium” has the meaning set forth in Section 6.05(c).

“Measurement Date” has the meaning set forth in Section 3.03.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Moelis” has the meaning set forth in Section 3.19.

“Notes” means the Company’s 10 1/4% Senior Secured Notes issued pursuant to the Indenture.

“Operational Deficit” means an amount equal to the Cash Balance Deficit less the amount of any Transaction Cost Deficit.

“Options” means any option to purchase shares of Company Common Stock granted by the Company to any employee, director, independent contractor or other service provider of the Company or any subsidiary of the Company.

“Order” has the meaning set forth in Section 3.08.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Owned Real Property” has the meaning set forth in Section 3.16(b).

“Parent” has the meaning set forth in the Introductory Paragraph.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions.

“Parent Review Period” has the meaning set forth in Section 5.02(c).

“Parent SEC Documents” has the meaning set forth in Article IV.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Pension Plan” has the meaning set forth in Section 3.12(a).

“Permits” has the meaning set forth in Section 3.09.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Plan” has the meaning set forth in Section 3.12(a).

“PPACA” means the Patient Protection and Affordable Care Act, as amended and the guidance promulgated there under.

“Preferred Stock” has the meaning set forth in the Recitals.

“Preferred Stock Consideration” has the meaning set forth in Section 2.01(c).

“Redemption Notice” has the meaning set forth in Section 6.11(a).

“Representatives” has the meaning set forth in Section 5.02(a).

“Response” has the meaning set forth in CERCLA.

“Resurgence” has the meaning set forth in the Recitals.

“Retained Employee” has the meaning set forth in Section 6.04(a).

“SEC” has the meaning set forth in Article III.

“Securities Act” has the meaning set forth in Section 3.06(b).

“SOX” has the meaning set forth in Section 3.06(d).

“Special Committee” has the meaning set forth in the Recitals.

“Stockholder Consent” has the meaning set forth in the Recitals.

“Sub” has the meaning set forth in the Introductory Paragraph.

A Person will be deemed to be a “subsidiary” of another Person if the other Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Person that is sufficient to enable the other Person to elect at least a majority of the members of such Person’s board of directors or other governing body; or (b) greater than 50% of the outstanding equity, voting or financial interests in such Person.

“Superior Proposal” has the meaning set forth in Section 5.02(b).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Taxes” means all (a) federal, state, local and foreign taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (c) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Taxing Authority” means any federal, state, local or foreign governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Termination Fee” has the meaning set forth in Section 8.03(c).

“Transactions” has the meaning set forth in Section 1.01.

“Transaction Cost Deficit” means the amount, if any, by which the aggregate Transaction Costs exceed $10,300,000.

“Transaction Costs” means the aggregate amount of the fees and expenses paid or accrued by the Company as of the Closing Date and employment related payments for the items set forth on Exhibit B of the Disclosure Letter as determined in accordance with the Closing Statement.

“Transfer Taxes” has the meaning set forth in Section 6.07.

“Unpaid Dividends” has the meaning set forth in Section 2.02(c).

“Voting Company Debt” has the meaning set forth in Section 3.03.

“Welfare Plans” has the meaning set forth in Section 3.12(a).

9.04.  Interpretation; Company Disclosure Letter; Parent Disclosure Letter.  When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. The Company has set forth information in the Company Disclosure Letter, and Parent and Sub have set forth information in the Parent Disclosure Letter, that corresponds to the Section of this Agreement to which it relates. A matter set forth in one Section of the Company Disclosure Letter need not be set forth in any other Section of the Company Disclosure Letter, and a matter set forth in one Section of the Parent Disclosure Letter need not be set forth in any other Section of the Parent Disclosure Letter, so long as its relevance to the latter Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is readily apparent on the face of the information disclosed in the Company Disclosure Letter to Parent or disclosed in the Parent Disclosure Letter to the Company, as applicable. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter will not be construed to mean that such information is required to be disclosed by this Agreement.

9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions (other than, until the Effective Time, the Confidentiality Agreement) and (b) except for the provisions of Section 6.05, as to which each Covered Person and each participant in the Company’s Fifth Amended and Restated Key Employee Protection Plan as amended (and their successors and heirs) will constitute a third party beneficiary and such section will be enforceable thereby, are not intended to confer upon any stockholder, employee, director, officer or other Person other than the parties hereto any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II will be enforceable by holders of Certificates or Book-Entry Shares.

9.08.  Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal Laws of the State of Delaware applicable to agreements made and to be performed wholly within such state.

9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment will relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.10.  Specific Performance; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware, and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

EASTMAN CHEMICAL COMPANY

By:	/s/ David A. Woodmansee
Name:     David A. Woodmansee

Title:	Vice President, Assistant General Counsel and Secretary

EASTMAN TC, INC.

By:	/s/ David A. Woodmansee
Name:     David A. Woodmansee

Title:	Secretary and Vice President

STERLING CHEMICALS, INC.

By:	/s/ John V. Genova
Name:     John V. Genova

Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

FIRST:  The name of the corporation is Sterling Chemicals, Inc. (the ‘‘Corporation”).

SECOND:  The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time, or any successor law.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000). All such shares are to be common stock, par value of $.01 per share, and are to be of one class.

FIFTH:  The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise provided therein. Election of directors need not be by ballot.

SIXTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

FORM OF BYLAWS
OF
SURVIVING CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1.  Annual Meetings.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the Board of Directors shall determine.

Section 1.2.  Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called at any time by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the corporation entitled to vote at the meeting, and shall be held at such date and time, within or outside the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the corporation.

Section 1.3.  Notice of Meetings.  Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

Section 1.4.  Stockholder Lists.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 1.5.  Quorum.  Except as otherwise provided by law or the corporation’s certificate of incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

Section 1.6.  Organization.  Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

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Section 1.7.  Voting; Proxies; Required Vote.  At each meeting of stockholders, every stockholder shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after one (1) year from its date, unless the proxy provides for a longer period), and shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the corporation on the applicable record date fixed pursuant to these bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall elect. Except as otherwise required by law or the certificate of incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Section 1.8.  Record Date for Stockholder Notice and Voting.  For purposes of determining the stockholders entitled to notice of any meeting or to vote, or entitled to receive payment of any dividend or other distribution, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of any such meeting nor more than sixty (60) days before any other action. If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

Section 1.9.  Action by Written Consent.  Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the certificate of incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 1.10.  Inspectors.  The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

Section 2.1.  General Powers.  The business of the corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things which are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders, or prohibited to the Board of Directors.

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Section 2.2.  Qualification; Number; Term; Remuneration.  (a) Each director shall be at least 18 years of age. A director need not be a stockholder or a resident of the State of Delaware. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolutions of the Board of Directors.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 2.3.  Quorum and Manner of Voting.  Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.4.  Place of Meetings.  Meetings of the Board of Directors may be held at any place within or outside the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

Section 2.5.  Annual Meeting.  Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

Section 2.6.  Regular Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time by resolution determine. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

Section 2.7.  Special Meetings.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, President or by a majority of the directors then in office.

Section 2.8.  Notice of Meetings.  A notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director by mailing the same at least two (2) days before the special meeting, or by telephoning or emailing the same or by delivering the same personally not later than the day before the day of the meeting.

Section 2.9.  Organization.  At all meetings of the Board of Directors, the Chairman, if any, or if none or in the Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act a chairman chosen by the directors, shall preside. The Secretary of the corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

Section 2.10.  Telephonic Meetings.  Unless otherwise restricted by the certificate of incorporation of these bylaws, any member of the Board of Directors or any committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 2.11.  Resignation.  Any director may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise

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specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

Section 2.12.  Vacancies.  Unless otherwise provided in these bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

Section 2.13.  Action by Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III

Committees

Section 3.1.  Appointment.  From time to time the Board of Directors by a resolution adopted by a majority of the entire Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

Section 3.2.  Procedures, Quorum and Manner of Acting.  Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

Section 3.3.  Action by Written Consent.  Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

Section 3.4.  Term; Termination.  In the event any person shall cease to be a director of the corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

ARTICLE IV

Officers

Section 4.1.  Election and Qualifications.  The Board of Directors shall elect the officers of the corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such assistant secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.

Section 4.2.  Term of Office and Compensation.  The term of office of all officers shall be one (1) year and until their respective successors have been elected and qualified, but any officer may be removed from office, either with or without cause, at any time by the Board of Directors. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The compensation of all officers of the corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

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Section 4.3.  Resignation; Removal.  Any officer may resign at any time upon written notice to the corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

Section 4.4.  Chairman of the Board.  The Chairman of the Board, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

Section 4.5.  President and Chief Executive Officer.  The President shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The President shall have general management and supervision of the property, business and affairs of the corporation and over its other officers; may appoint and remove assistant officers and other agents and employees, other than officers referred to in Section 4.1 of this Article IV; and may execute and deliver in the name of the corporation powers of attorney, contracts, bonds and other obligations and instruments.

Section 4.6.  Vice-President.  A Vice-President may execute and deliver in the name of the corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

Section 4.7.  Treasurer.  The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

Section 4.8.  Secretary.  The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors or the President.

Section 4.9.  Assistant Officers.  Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE V

Stock

Section 5.1.  Certificates; Signatures.  The shares of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the corporation.

Section 5.2.  Transfers of Stock.  Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the corporation only by the holder of record thereof in person, or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

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Section 5.3.  Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.4.  Record Date.  In order that the corporation may determine the stockholders of record who are entitled to receive notice of, or to vote at, any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock of for the purpose of any lawful action, the Board of Directors may fix, in advance, a record date which shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting, nor more than sixty (60) days prior to the date of any other action. A determination of stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VI

Dividends

Section 6.1.  Declaration.  Dividends upon the capital stock of the corporation, subject to any restrictions contained in the Delaware General Corporation Law or the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation.

Section 6.2.  Reserve.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VII

Indemnification

Section 7.1.  Right to Indemnification.  The corporation shall indemnify any director or officer of the corporation, and may indemnify any other person (“Covered Person”), who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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Section 7.2.  Prepayment of Expenses.  The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

Section 7.3.  Claims.  If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefore by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 7.4.  Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7.5.  Other Sources.  The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 7.6.  Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 7.7.  Insurance.  Upon resolution passed by the Board of Directors the corporation may purchase and maintain insurance on behalf of any person who is or was an agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

Section 7.8.  Other Indemnification and Prepayment of Expenses.  This Article VII shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VIII

Miscellaneous

Section 8.1.  Fiscal Year.  The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the corporation shall be the calendar year.

Section 8.2.  Seal.  The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3.  Checks.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 8.4.  Books and Records.  The books and records of the corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine.

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Section 8.5.  Execution of Corporate Contracts and Instruments.  The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 8.6.  Notice.  Whenever, under the provisions of law or the certificate of incorporation or these bylaws, notice is required to be given to any director or stockholder it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or telephone.

Section 8.7.  Waiver.  Whenever notice is required to be given by these bylaws or by the certificate of incorporation or by law, a written waiver thereof, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE IX

Amendments

The Board of Directors shall have power to adopt, amend or repeal these bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws made, by the stockholders, and the stockholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

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Annex B

WRITTEN CONSENT AND VOTING AGREEMENT

WRITTEN CONSENT AND VOTING AGREEMENT, dated as of June 22, 2011 (this ‘‘Agreement”), by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Resurgence Asset Management, L.L.C., its Affiliates, and its and its Affiliates’ managed funds and accounts, each a ‘‘Stockholder” and collectively, the “Stockholders”).

RECITALS

A. The respective Boards of Directors of Parent and Sterling Chemicals, Inc. (the “Company”) have approved the merger (the “Merger”) of Eastman TC, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, whereby each issued share of common stock, par value $0.01 per share (the “Company Common Stock”) and Series A convertible preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”) not owned by Parent, Sub or the Company will be converted into the right to receive the Merger Consideration specified therein.

B. As of the date hereof, each Stockholders’ respective Existing Shares (as defined below) are Beneficially Owned and owned of record by each such Stockholder, as reflected on Schedule 1 attached hereto.

C. The Board of Directors of the Company (the “Company Board”) by resolution adopted in accordance with applicable Law, has appointed a special committee of independent members of the Company Board (the “Special Committee”), which has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the holders of Company Common Stock (other than Resurgence), and has recommended that the Company Board approve the Merger Agreement;

D. The Company Board, having received the recommendation of the Special Committee, has approved the Merger Agreement and determined that the terms of the Merger Agreement are advisable; and

E. As a condition and inducement to willingness of Parent to enter into the Merger Agreement, Resurgence is entering into this Agreement with Parent with respect to the shares of Company Common Stock and the shares of Preferred Stock owned by Resurgence pursuant to which, among other things, Resurgence has agreed, subject to the terms hereof and thereof, to execute and deliver to the Company and Parent a written consent, substantially in the form attached hereto as Exhibit A, pursuant to which Resurgence will adopt the Merger Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms.  The following capitalized terms, as used in this Agreement, will have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein will have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company will not be deemed an Affiliate of any Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms ‘‘Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” will each have a correlative meaning.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” of a Stockholder (and each Stockholder’s ‘‘Covered Shares”) means the specified Stockholder’s Existing Shares, together with any shares of Company Common Stock or Preferred Stock and any shares of the Company Common Stock or Preferred Stock issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or Preferred Stock, in each case that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” will have a correlative meaning.

“Existing Shares” of a Stockholder (and a Stockholder’s ‘‘Existing Shares”) means the shares of Company Common Stock and Preferred Stock that are Beneficially Owned and owned by the specified Stockholder as of the date hereof, as set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Date” means any date upon which the Merger Agreement is terminated in accordance with its terms.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof and as such may be amended, supplemented, restated or otherwise modified from time to time in any manner approved in writing by the Stockholders.

“Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, provided that, (i) such Affiliate will remain an Affiliate of such Stockholder at all times following such Transfer, (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder will have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

‘‘SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that the Company will in no event be deemed a Subsidiary of a Stockholder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration, but excluding the Merger)), by tendering into any tender or exchange offer, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1 Agreement to Vote.

(a) Each Stockholder hereby agrees that, immediately following the execution and delivery of this Agreement and the Merger Agreement, such Stockholder will execute and deliver to the Company a written consent in the form of Exhibit A hereto (a “Written Consent”). The Written Consent will be coupled with an interest and will be irrevocable, except as provided in Section 5.1, below.

(b) Each Stockholder hereby agrees that from and after the date hereof until the Expiration Date, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder will, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Bylaws) covering, all of such Covered Shares (a) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; and (b) against any Acquisition Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(c) The obligations of such Stockholder specified in Section 2.1(a) and (b) will apply prior to the Expiration Date whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

(d) Nothing in this Agreement, including this Section 2.1, will limit or restrict any Affiliate or designee of any Stockholder who serves as a member of the Board of Directors of the Company in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.02 of the Merger Agreement.

2.2 No Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, except for this Agreement and the Written Consent, such Stockholder (a) has not entered into, and will not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder with respect to the matters covered by Section 2.1(b)(ii), (b) has not granted, and will not grant at any time prior to the Expiration Date, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of such Stockholder with respect to the matters covered by Section 2.1(b)(ii), and (c) has not taken and will not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing any of its material obligations under this Agreement. Such Stockholder hereby represents that all proxies or powers of attorney given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares with respect to the matters covered by Section 2.1(b)(ii), if any, are not irrevocable and the Stockholder hereby revokes (and will cause to be revoked) any and all previous proxies or powers of attorney with respect to such Stockholder’s Covered Shares with respect to the matters covered by Section 2.1(b)(ii).

2.3 Proxy.  Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, David Woodmansee, Vice President and Assistant General Counsel of Parent, and David Golden, Associate General Counsel and Secretary of Parent, and any individual who will hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares of such Stockholder in accordance with Section 2.1(b) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(b) is to be considered; provided however, in the exercise of any such vote or other action pursuant to the grant of such proxy contemplated by this Section 2.3, no holder of such proxy shall in any event have the right (and such proxy shall not confer the right) to vote against the Merger, to vote to reduce the Merger Consideration, or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the stockholders of the Company (including the Stockholders, both individually or in the aggregate) under the Merger Agreement or to reduce the obligations of the Parent thereunder; provided further, however that such Stockholder’s grant of the proxy contemplated by this Section 2.3 will be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company, at least two business days prior to the meeting at which any of the matters described in Section 2.1(b) is to be considered, a duly executed irrevocable proxy card directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.1(b). This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and will be irrevocable prior to the Expiration Date, at which time any such proxy will automatically terminate without any further action by the parties hereto. Each Stockholder (solely in its capacity as such) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Each Stockholder.  Each Stockholder hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action.  Such Stockholder is a limited liability company, a limited liability partnership, a trust, or other business entity, duly formed or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization or formation. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership.  Such Stockholder’s Existing Shares are, and any additional Covered Shares acquired by such Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, as may be disclosed in public filings made by such Stockholder with the Securities and Exchange Commission with respect to such Existing Shares, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock and Preferred

Stock Beneficially Owned and owned of record by such Stockholder. Such Stockholder has and (except as contemplated by this Agreement) will have at all times through the Expiration Date the sole power to control the vote and consent as contemplated herein, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to any additional Covered Shares acquired by such Stockholder from the date hereof through the Expiration Date.

(c) No Violation.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any of its assets or properties is bound or any organizational documents of such Stockholder, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of such Stockholder to perform its material obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports with the SEC.

(e) Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its material obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) Reliance by Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein.

3.2 Representations and Warranties of Parent.  Parent hereby represents and warrants to each Stockholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers; Other Actions.  Until the Expiration Date, each Stockholder agrees that it will not (a) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein; or (b) enter into any agreement, arrangement or understanding with any Person with respect to any Transfer of such Stockholder’s Covered Shares, unless in either of the foregoing (a) or (b), such Transfer is a Permitted Transfer. Any Transfer in violation of this provision will be void ab initio. Each Stockholder agrees that it will not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Covered Shares (and any other shares that are Beneficially Owned by such Stockholder), unless such transfer is made in compliance with this Agreement.

4.2 Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock or Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” will be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3 No Solicitation; Support of Acquisition Proposals.

(a) Except as set forth in this Section 4.3, each Stockholder will, and will direct its respective Affiliates and Representatives to, cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal. From the date of this Agreement until the Expiration Date, except as permitted by Section 4.3(b), each Stockholder agrees that it will not, and will not authorize its respective Affiliates and Representatives to, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to the properties, books, records or personnel of the Company or any of its Subsidiaries) any inquiries regarding, or the making of any proposal or offer that constitutes an Acquisition Proposal, or (ii) have any discussions (other than to state that the Stockholder is not permitted to have discussions) or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any Contract with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, or approve or recommend an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal or any Contract, letter of intent or agreement in principle with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in this Agreement, at any time the Company is permitted to take the actions set forth in Section 5.02(b) of the Merger Agreement with respect to an Acquisition Proposal, each Stockholder and its Affiliates and Representatives will be free to participate in any discussions or negotiations regarding such Acquisition Proposal with the Person making such Acquisition Proposal, provided that such Stockholder has not breached this Section 4.3.

(c) For the purposes of this Section 4.3, the Company will be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) will be deemed not to be a Representative of any Stockholder.

4.4 Notice of Acquisitions.  Each Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or Preferred Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5 Disclosure.  Subject to reasonable prior notice and approval (not to be unreasonably withheld or delayed) of the Stockholders, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination.  This Agreement will automatically terminate without any action on the part of any party hereto, upon the earliest to occur of (a) the Expiration Date; or (b) November 30, 2011. Notwithstanding the foregoing, the provisions of this Section 5.1 and of Section 5.2 and Sections 5.4 through 5.12 will survive any termination of this Agreement without regard to any temporal limitation. Subject to the last sentence of Section 5.9, neither the provisions of this Section 5.1 nor the termination of this Agreement will relieve any party hereto from any liability to any other party hereto arising out of or in connection with a breach of this Agreement by such party incurred prior to such termination. For the avoidance of doubt, in the event the Merger Agreement is terminated prior to the Effective Time, this Agreement and any consent executed pursuant hereto shall be deemed null and void and have no further effect.

5.2 No Ownership Interest.  Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to such Stockholder’s Covered Shares. All rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares will remain vested in and belong to such Stockholder, and nothing herein will, or will be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Without limiting the generality of the previous sentence, each Stockholder will be entitled to receive any cash dividend paid by the Company with respect to such Stockholder’s Covered Shares during the term of this Agreement. Nothing in this Agreement will be interpreted as obligating any Stockholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock.

5.3 Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent, to:

Eastman Chemical Company
P.O. Box 511
Kingsport, TN 37662-5075
Attn: David Woodmansee
Fax: (423) 229-2097

with a copy (which will not constitute notice) to:

Jones Day
1420 Peachtree Street, N.E.
Atlanta, GA 30309-3053
Attn: Sterling A. Spainhour, Jr.
Fax: (404) 581-8330

If to Resurgence, to:

c/o M.D. Sass Investors Services, Inc.
1185 Avenue of the Americas
New York, NY 10036
Attn: Philip Sivin
Fax: (212) 843-5949

with a copy (which will not constitute notice) to:

Bracewell & Giuliani LLP
1250 Avenue of the Americas, 49th Floor
New York, NY 10020
Attn: Jonathan P. Gill
Fax: (212) 508-6101

5.4 Interpretation.  When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties.

5.5 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

5.6 Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby.

5.7 Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal Laws of the State of Delaware applicable to agreements made and to be performed wholly within such state.

5.8 Specific Performance; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware, and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

5.9 Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.10 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.11 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. The Company will be an express third party beneficiary of the first sentence of Section 2.1(a) of this Agreement. This Agreement is not intended to and does not confer upon any stockholder, employee, director, officer or other Person, other than the parties hereto and, solely with respect to the first sentence of Section 2.1(a), the Company, any rights or remedies.

5.12 Action by Stockholder Capacity Only.  Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of such Stockholder’s Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein will limit or affect any actions taken by such Stockholder or its Affiliate or designee, or require such Stockholder or its Affiliate or designee to take any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company will not be deemed to constitute a breach of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

STOCKHOLDERS:

Corporate Resurgence Partners, L.L.C.
Corporate Resurgence Partners II, L.L.C.
M.D. Sass Corporate Resurgence Partners III, L.P.

By:	Resurgence Asset Management, L.L.C.
Each of its: Manager

By:	/s/ Philip M. Sivin
Name:      Philip M. Sivin

Title:	Senior VP and Secretary

Resurgence Asset Management, L.L.C. Employee
Retirement Plan

By:	/s/ Martin D. Sass
Name:      Martin D. Sass

Title:	Trustee

Corporate Resurgence, Ltd.

By:  Resurgence Asset Management International, L.L.C.
Its:  Manager

By:	/s/ Philip M. Sivin
Name:      Philip M. Sivin

Title:	Senior VP and Secretary

Trust “O” For a Portion of the Assets of the Kodak
Retirement Income Plan
Kodak Pension Plan

By: Re/Enterprise Asset Management, L.L.C.
Each of its: Investment Manager

By:	/s/ Philip M. Sivin
Name:      Philip M. Sivin

Title:	Senior VP and Secretary

M.D. Sass Re/Enterprise Portfolio Company, L.P.
M.D. Sass Re/Enterprise II, L.P.

By: Re/Enterprise Asset Management, L.L.C.
Each of its: General Partner

By:	/s/ Philip M. Sivin
Name:      Philip M. Sivin

Title:	Senior VP and Secretary

M.D. Sass Associates, Inc. Employee Profit Sharing Plan

By:	/s/ Martin D. Sass
Name:      Martin D. Sass

Title:	Trustee

M.D. Sass Investors Services, Inc.

By:	/s/ Philip M. Sivin
Name:      Philip M. Sivin

Title:	Senior VP and Secretary

Resurgence Parallel Fund, L.L.C.

By:	/s/ Martin D. Sass
Name:      Martin D. Sass

Title:	Authorized Member

Resurgence Parallel Fund II, L.L.C.

By:	/s/ Martin D. Sass
Name:      Martin D. Sass

Title:	Authorized Member

Resurgence Parallel Fund III, L.L.C.

By:	/s/ Martin D. Sass
Name:      Martin D. Sass

Title:	Authorized Member

PARENT:

EASTMAN CHEMICAL COMPANY

By:	/s/ David A. Woodmansee
Name:      David A. Woodmansee

Title:	Vice President, Assistant General
Counsel and Assistant Secretary

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

	Preferred Ownership	Common
Beneficial Owner	(as Converted Basis)	Ownership

Corporate Resurgence Partners, L.L.C.	2,226,190	444,589
Corporate Resurgence Partners II, L.L.C.	685,322	134,816
M.D. Sass Corporate Resurgence Partners III, L.P.	1,306,164	257,703
Resurgence Asset Management, L.L.C. Employee Retirement Plan	2,296	454
Corporate Resurgence, Ltd.	1,141,944	228,057
Trust “O” For a Portion of the Assets of the Kodak Retirement Income Plan	1,376,229	274,965
Kodak Pension Plan	422,747	84,168
M.D. Sass Associates, Inc. Employee Profit Sharing Plan	16,867	3,385
M.D. Sass Re/Enterprise Portfolio Company, L.P.	553,426	111,730
M.D. Sass Re/Enterprise II, L.P.	114,734	22,964
M.D. Sass Investors Services, Inc.	37,303	7,424
Resurgence Parallel Fund, L.L.C.	77,849	15,544
Resurgence Parallel Fund II, L.L.C.	12,012	2,361
Resurgence Parallel Fund III, L.L.C.	7,003	1,382

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS
OF STERLING CHEMICALS, INC.

The undersigned, being stockholders of Sterling Chemicals, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), hereby adopt the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been submitted to the undersigned stockholders of the Company an Agreement and Plan of Merger (the “Merger Agreement”) by and among Eastman Chemical Company, a Delaware corporation, Eastman TC, Inc., a Delaware corporation (“Merger Sub”), and the Company, which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the ‘‘Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the “Stockholders”) will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) for each share of common stock, par value $0.01 per share (the “Common Stock”), and Series A convertible preferred stock, par value $0.01 per share (the ‘‘Preferred Stock”), of the Company held by them at the effective time of the Merger;

WHEREAS, the board of directors of the Company has approved the Merger Agreement and the Merger and has resolved to recommend that the Stockholders adopt the Merger Agreement;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL;

WHEREAS, the Company Charter (as defined in the Merger Agreement) requires the affirmative vote in favor of the adoption of the Merger Agreement by (i) a majority of the voting power of the Common Stock and Preferred Stock, voting or consenting together as a class, and (ii) a majority of the voting power of the Preferred Stock, voting separately; and

WHEREAS, the undersigned Stockholders own, collectively, 1,589,542 shares of Common Stock and 7,980,086 shares of Preferred Stock (on an as converted basis), which represents over 88% of the voting power of the Common Stock and Preferred Stock (on a fully diluted basis), voting or consenting together as a class, and 100% of the Preferred Stock, voting separately.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholders, in their capacity as Stockholders, consenting (i) as holders of Common Stock and Preferred Stock, as a class and (ii) as holders of Preferred Stock, separately, in each case hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one instrument and that this written consent will be filed with the minutes of the proceedings of the stockholders of the Company.

This written consent is coupled with an interest and is irrevocable, except to the extent provided in Section 5.1 of the Written Consent and Voting Agreement entered into on [          ], 2011 by and among Parent and the Stockholders. For the avoidance of doubt, in the event the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), this consent shall be deemed null and void and have no further effect.

* * * * *

B-A-1

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date set forth below.

STOCKHOLDERS:

Corporate Resurgence Partners, L.L.C.
Corporate Resurgence Partners II, L.L.C.
M.D. Sass Corporate Resurgence Partners III, L.P.

By: Resurgence Asset Management, L.L.C.
Each of its: Manager

By:

Name:

Title:

DATED:          , 2011

Resurgence Asset Management, L.L.C. Employee Retirement Plan

By: Resurgence Asset Management, L.L.C.
Its: Manager

By:

Name:

Title:

DATED:          , 2011

B-A-2

Corporate Resurgence, Ltd.

By: Resurgence Asset Management International, L.L.C.
Its: Manager

By:

Name:

Title:

DATED:          , 2011

Trust “O” For a Portion of the Assets of the Kodak
Retirement Income Plan
Kodak Pension Plan

By: Re/Enterprise Asset Management, L.L.C.
Each of its: Investment Manager

By:

Name:

Title:

DATED:          , 2011
M.D. Sass Re/Enterprise Portfolio Company, L.P.
M.D. Sass Re/Enterprise II, L.P.

By: Re/Enterprise Asset Management, L.L.C.
Each of its: General Partner

By:

Name:

Title:

DATED:          , 2011

B-A-3

M.D. Sass Associates, Inc. Employee Profit Sharing Plan

By:

Name:

Title:

DATED:          , 2011

M.D. Sass Investors Services, Inc.

By:

Name:

Title:

DATED:          , 2011
Resurgence Parallel Fund, L.L.C.

By:

Name:

Title:

DATED:          , 2011

Resurgence Parallel Fund II, L.L.C.

By:

Name:

Title:

DATED:          , 2011

Resurgence Parallel Fund III, L.L.C.

By:

B-A-4

Name:

Title:

DATED:          , 2011

B-A-5

Annex C

399 PARK AVENUE 5th FLOOR NEW YORK, NEW YORK 10022
T 212.883.3800 F 212.880.4260

Special Committee of the Board of Directors	June 21, 2011
Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, TX 77002-4109

Members of the Special Committee of the Board of Directors (“Special Committee”):

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Sterling Chemicals, Inc. (the “Company”), other than Resurgence Asset Management, L.L.C. (“RAM”; RAM, together with its affiliates and its and its affiliates managed funds and accounts, collectively, the ‘‘Excluded Persons”), of the Common Stock Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Agreement”), to be entered into among Eastman Chemical Company (“Acquiror”), Eastman TC, Inc., a wholly owned subsidiary of Acquiror (the “Sub”), and the Company. As more fully described in the Agreement, Sub will be merged with and into the Company (the ‘‘Transaction”) and (i) each issued and outstanding share of Company Common Stock will be converted into the right to receive $2.50 in cash (the “Common Stock Consideration”), and (ii) each issued and outstanding share of Series A convertible preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”) will be converted into an amount equal to the quotient of (x) $100,000,000 (less the aggregate amount of Common Stock Consideration and the Adjustment Amount (as defined in the Agreement)), and (y) the number of shares of Company Preferred Stock issued and outstanding immediately prior to the consummation of the Transaction (such quotient, the ‘‘Preferred Stock Consideration”). The Preferred Stock Consideration and the Common Stock Consideration are referred to herein together as the ‘‘Consideration”.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which has either been previously paid or is payable upon delivery of this opinion (regardless of the conclusion reached herein), and a portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Our affiliates, employees, officers and partners may at any time own securities of the Company and Acquiror.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. Our opinion does not address the material terms of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of each of the Agreement and the Voting Agreement (as defined below) does not differ in any material respect from the draft that we have examined, and that Acquiror and the Company will comply with all the material terms of the Agreement and the Voting Agreement (as defined below).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business of the Company, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the management of the Company; (iii) conducted discussions with members of senior management and representatives of the Company and the Special

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Committee concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data for the Company and compared them with those of certain other companies that we deemed relevant; (v) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft dated June 20, 2011 of the Agreement; (vii) reviewed a draft dated June 21, 2011 of the Written Consent and Voting Agreement (the “Voting Agreement”), by and among Acquiror and the Excluded Persons; (viii) participated in certain discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In addition, in arriving at our opinion, as agreed by you and us, we did not take into account any potential value of shares of Company Common Stock relating to the rights of the holders of Company Common Stock (other than the Excluded Persons) to vote on the Transaction or any other rights of such holders, or other potential option value or non-intrinsic value of such shares of Company Common Stock not susceptible to financial analyses by us.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Special Committee and the Board of Directors of the Company (solely in their capacities as such) in connection with their respective evaluations of the Transaction. This opinion does not address (i) the fairness of any of the Common Stock Consideration, the Preferred Stock Consideration or the Consideration to, or any other consideration of, the holders of any class of securities (including the holders of Company Preferred Stock), creditors or other constituencies of the Company, other than the fairness from a financial point of view to the holders of the Company Common Stock (other than the Excluded Persons) of the Common Stock Consideration to be received by such holders in the Transaction or (ii) the fairness of the Preferred Stock Consideration to the holders of Company Common Stock. Accordingly, this opinion does not address the allocation of the Consideration between Common Stock Consideration and Preferred Stock Consideration.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to any portion of the Consideration. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Common Stock Consideration to be received by the holders of Company Common Stock, other than the Excluded Persons, in the Transaction is fair from a financial point of view to such holders.

Very truly yours,

MOELIS & COMPANY LLC

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Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
SECTION 262 -APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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